UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GENAERA CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.002

(2)	Aggregate number of securities to which transaction applies:

17,464,630

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$.0173 (maximum anticipated distribution amount per share) x 17,464,630 (aggregate number of securities to which transaction applies)

(4)	Proposed maximum aggregate value of transaction:

$302,138

(5)	Total fee paid:

$60 (calculated as one-fiftieth of one percent of the aggregate transaction value

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

GENAERA CORPORATION

5110 Campus Drive

Plymouth Meeting, Pennsylvania 19462

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2009

TO THE STOCKHOLDERS OF

GENAERA CORPORATION:

Notice is hereby given that a Special Meeting of Stockholders (the “Special Meeting”) of Genaera Corporation (the “Company”) will be held at the Company’s executive offices at 5110 Campus Drive, Plymouth Meeting, Pennsylvania 19462 on                     , 2009, at          a.m. local time, for the following purposes:

1.	To approve the liquidation and dissolution of the Company pursuant to a Plan of Complete Liquidation and Dissolution of the Company (the “Plan of Dissolution”), substantially in the form of Appendix A attached to the accompanying proxy statement; and

2.	To transact any other business that may properly come before the Special Meeting or any adjournments thereof.

Only stockholders of record as of the close of business on May 5, 2009 will be entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournment thereof. A list of the Company’s stockholders as of the close of business on May 5, 2009 will be available for inspection during normal business hours for ten days prior to the Special Meeting at the Company’s executive offices at 5110 Campus Drive, Plymouth Meeting, Pennsylvania 19462.

The Company’s Board of Directors has carefully reviewed and considered the terms and conditions of the Plan of Dissolution and has concluded that the liquidation and dissolution of the Company, pursuant to the Plan of Dissolution, is in the best interests of the Company and its stockholders. Therefore, the Company’s Board of Directors has approved this proposal and recommends that you vote FOR the proposal set forth in the accompanying proxy statement.

The Company urges you to read the accompanying proxy statement in its entirety and consider it carefully. Please pay particular attention to (i) the “Risk Factors” beginning on page 6 for a discussion of the risks related to the Plan of Dissolution, and (ii) “Proposal No. 1: Approval of the Plan of Complete Liquidation and Dissolution—Description of the Plan of Dissolution and Dissolution Process—Liquidating Distributions; Nature; Amount; Timing” beginning on page 12 for a discussion of the Company’s current estimate of the amounts that may be ultimately available for liquidating distributions to stockholders.

It is very important that your shares be represented at the Special Meeting, regardless of the size of your holdings. Accordingly, whether or not you expect to attend the Special Meeting, the Company urges you to vote promptly by returning the enclosed proxy card. You may revoke your proxy at any time before it has been voted.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the Special Meeting.

By Order of the Board of Directors,

/s/ LEANNE M. KELLY
LEANNE M. KELLY Senior Vice President, Chief Financial Officer and Secretary

Plymouth Meeting, Pennsylvania

                    , 2009

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Plan of Dissolution, passed upon the merits or fairness of the Plan of Dissolution nor passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT AND ACCOMPANYING PROXY CARD ARE BEING MAILED ON OR ABOUT , 2009.

EACH STOCKHOLDER IS URGED TO PROMPTLY COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THEIR SHARES IN PERSON. YOUR SHARES CANNOT BE VOTED UNLESS YOU COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD OR ATTEND THE SPECIAL MEETING IN PERSON.

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PLEASE DELIVER YOUR PROXY AS PROMPTLY AS

POSSIBLE ACCORDING TO THE ENCLOSED INSTRUCTIONS

Summary Term Sheet

The following is a summary of certain information contained elsewhere in this proxy statement and the attached appendices. This summary does not contain all of the information that is important to you. We urge you to read the entire document (including the appendices) before you decide whether to vote to approve the proposal to dissolve and liquidate the Company. The plan of complete liquidation and dissolution of Genaera Corporation (the “Plan of Dissolution”) is attached as Appendix A.

About Genaera Corporation

We were incorporated in Delaware in June 1987. Our principal executive offices are located at 5110 Campus Drive, Plymouth Meeting, Pennsylvania, and our telephone number is (610) 941-4020. All of our public filings with the Securities and Exchange Commission are accessible from our corporate website at www.genaera.com. Information contained on the website is not a part of this proxy statement.

We are a biopharmaceutical company whose research and development efforts are focused on obesity, type 2 diabetes and respiratory diseases. We have no products available for sale and have incurred losses since our inception.

The Plan of Dissolution

General

On April 18, 2009, our Board of Directors approved, subject to stockholder approval, the Plan of Dissolution.

Reasons for the Dissolution

Our Board of Directors approved the Plan of Dissolution because it determined that our prospects of continuing as an ongoing business were not promising and concluded that our dissolution and liquidation would have the highest probability of returning the greatest value to our stockholders as compared to our other available strategic alternatives.

Our Activities Following the Adoption of the Plan

If our stockholders approve the Plan of Dissolution, we intend to:

•	file a Certificate of Dissolution with the Secretary of State of the State of Delaware;

•	cease conducting normal business operations, except as may be required to wind up our business affairs;

•	attempt to convert all of our remaining assets into cash or cash equivalents in an orderly fashion;

•	pay or attempt to adequately provide for the payment of all of our known obligations and liabilities; and

•	distribute pro rata in one or more liquidating distributions all of our remaining assets to our stockholders as of the applicable record date.

Our Board of Directors may, to the full extent permitted by law, amend the Plan of Dissolution without any further stockholder approval if it determines that such amendment is in the best interest of our stockholders. In addition, if the Board of Directors determines that liquidation and dissolution are not in the best interests of our stockholders, the Board of Directors may direct that the Plan of Dissolution be abandoned, either before or after stockholder approval.

i

Sale of Our Assets

The Plan of Dissolution contemplates the sale of all of our assets. Sales of our assets will be made on such terms as are approved by our Board of Directors in its sole discretion. The prices at which we will be able to sell our various assets depend largely on factors beyond our control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of our assets, any required United States and foreign regulatory approvals, public market perceptions and limitations on transferability of certain assets.

Expected Distributions to Stockholders; Timing

Based on our current projections of operating expenses and liquidation costs we currently estimate that we will not make liquidating distributions to stockholders unless and until a sale of one or all of our assets has been consummated. Our Board of Directors believes that it is in the best interests of the stockholders to use the remaining cash on hand to continue to pursue the monetization of our assets as this could ultimately provide a greater return to the stockholders. The actual amount available for distribution would be net of any costs associated with the sale of the assets and would be dependent upon the amount and type of consideration received, if any, and could be substantially less if we discover additional liabilities or claims or incur unexpected or greater than expected expenses.

Although our Board of Directors has not established a firm timetable for the liquidating distributions, the Board of Directors intends to, subject to contingencies inherent in winding up our business, make such distributions as promptly as practicable and periodically as we convert our remaining assets to cash. All liquidating distributions from us will be made to stockholders according to their holdings of common stock as of a final record date. Subject to the provisions of Delaware law, we expect to conclude the liquidation prior to the third anniversary of the filing of the Certificate of Dissolution with the Delaware Secretary of State by a final liquidating distribution.

Contingent Liabilities; Contingency Reserve

In connection with our dissolution, we are required by Delaware law to pay or provide for payment of all of our liabilities and obligations. In the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, each stockholder can be held liable for the repayment to creditors of such stockholder’s pro rata portion of the shortfall out of the liquidation distributions received by such stockholder from us.

Liquidating Trust

As part of the dissolution process, we may from time to time transfer some or all of our unsold assets to one or more liquidating trusts established for the benefit of our stockholders. The purpose of a liquidating trust would be to distribute or sell such property on terms satisfactory to the trustees, and distribute any net proceeds to our stockholders. Our Board of Directors may appoint one or more of its members or management or another third party to serve as trustee of the trust. We do not anticipate that a stockholder’s interest in a liquidating trust will be transferable.

Material United States Federal Income Tax Consequences of Our Dissolution and Liquidation

After the approval of the Plan of Dissolution and until the liquidation is completed, our taxable income will continue to be subject to Federal and state income taxation. We will recognize gain or loss with respect to the sale of our assets, and may recognize gain upon any distribution of non-cash assets that may or may not be offset by the Company’s net operating loss carryforwards.

The following discussion is a general summary of the material U.S. Federal income tax consequences of the Plan of Dissolution to us and our stockholders, but does not purport to be a complete analysis of all the potential tax effects. The discussion addresses neither the tax consequences that may be relevant to particular categories of investors subject to special treatment under certain federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and foreign individuals and entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, the IRS rulings and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. The following discussion has no binding effect on the IRS or the courts. Distributions may occur at various times and in more than one tax year, and it is possible that no distribution will be made. No assurances can be given that the tax treatment described herein will remain unchanged at the time of such distributions. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Plan of Dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax treatment. The failure to obtain a ruling from the IRS or an opinion of counsel results in less certainty that the anticipated tax treatment summarized herein will be obtained. If any of the conclusions stated herein proves to be incorrect, the result could be increased taxation at the Company and/or stockholder level, thus reducing the benefit to our stockholders and us from the liquidation.

Liquidating distributions received by our stockholders will be applied against and reduce a stockholder’s tax basis in his, her or its shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of the distribution and any prior distributions received by a stockholder with respect to a share exceeds his, her or its tax basis for that share. A loss will generally be recognized if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder will generally be a capital gain or loss provided the shares are held as capital assets, and will be long term capital gain or loss if the stock has been held for more than one year.

Back-Up Withholding. Unless a stockholder complies with certain reporting and/or Form W-9 certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations, he, she or it may be subject to back-up withholding tax with respect to any payments received pursuant to the Plan of Dissolution. The back-up withholding tax is currently imposed at a rate of 28%. Back-up withholding generally will not apply to payments made to some exempt recipients such as a corporation or financial institution or to a stockholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If back-up withholding applies, the amount withheld is not an additional tax, but is credited against the stockholder’s U.S. federal income tax liability.

Taxation of Non-United States Stockholders. Foreign corporations or persons who are not citizens or residents of the United States should consult their tax advisors with respect to the U.S. and non-U.S. tax consequences of the Plan of Dissolution.

State and Local Income Tax Consequences. Stockholders may also be subject to liability for state and local taxes with respect to the receipt of liquidating distributions. State and local tax laws may differ in various respects from federal income tax law. Stockholders should consult their tax advisors with respect to the state and local tax consequences of the Plan of Dissolution.

The tax consequences to a particular stockholder of the Plan of Dissolution may vary depending upon the particular circumstances of the stockholder. Each stockholder is advised to consult his, her or its tax advisor for actual tax consequences to him, her or it of the plan of liquidation.

Recommendation of our Board of Directors

At a meeting held on April 18, 2009, each member of our Board of Directors, with the exception of Mitchell D. Kaye, who was not present at the meeting: (i) determined that the liquidation and dissolution of the Company, and the other transactions contemplated thereby, are fair to, advisable and in the best interests of us and our stockholders, (ii) approved in all respects the Plan of Dissolution and the other transactions contemplated thereby, and (iii) recommended that our stockholders vote FOR the approval and adoption of the Plan of Dissolution. While Mr. Kaye, who is Co-Managing Member of Xmark Opportunity Partners, LLC (“Xmark”), which beneficially owned 26.11% of our common stock as of March 31, 2009, was not present at the April 18, 2009 meeting of our Board of Directors, he has indicated his approval of the Plan of Dissolution and his intention to vote the shares beneficially owned by Xmark in favor of the approval and adoption of the Plan of Dissolution.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the Special Meeting and the Plan of Dissolution. You should read this proxy statement carefully in its entirety, including the attached appendices.

General Questions and Answers

Q:	When and Where is the Special Meeting?

A:	The Special Meeting will be held on , 2009, at a.m. local time, at our executive offices at 5110 Campus Drive, Plymouth Meeting, Pennsylvania, 19462. Our telephone number at that address is (610) 941-4020.

Q:	Who can vote at this Special Meeting?

A:	Holders of record of our common stock at the close of business on May 5, 2009 may vote at the Special Meeting. Each share of common stock is entitled to one vote. On the record date, there were 17,464,630 shares of common stock entitled to vote at the Special Meeting.

Q:	What proposals will be voted on at the Special Meeting?

A:	The following proposal will be voted on at the Special Meeting:

•	Whether to approve the liquidation and dissolution of Genaera Corporation, pursuant to the Plan of Dissolution attached as Appendix A to this proxy statement.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, you should complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. A majority of shares entitled to vote must be represented at the meeting to enable Genaera Corporation to conduct business at the meeting. See “Voting at the Meeting.”

Q:	Can I change my vote after I have submitted my proxy?

A:	Yes. You can change your vote at any time before proxies are voted at the meeting. You can change your vote in one of three ways. First, you can send a written notice via registered mail to our Corporate Secretary, Leanne M. Kelly, at our executive offices, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit the notice of revocation or the new proxy to us. Third, you can attend the meeting and vote in person. See “Voting at the Meeting.”

Q:	If my Genaera Corporation shares are held in “street name” by my broker, will the broker vote the shares on my behalf?

A:	If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. Absent voting instructions from you, the record holder will not be able to vote your shares on the proposal to approve the Plan of Dissolution. For a discussion of the effect of these “broker non-votes” on the tabulation of votes, see “Voting at the Meeting.”

Q:	How many shares must be present to hold the special meeting?

A:	A quorum must be present at the special meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting on all matters.

Q:	What if a quorum is not present at the special meeting?

A:	If a quorum is not present at the special meeting, we expect to attempt to adjourn the special meeting in order to solicit additional proxies. In such event, the persons named in the proxy card will have the authority to, and currently intend to, vote your shares in favor of adjournment.

Q:	What vote is required to approve the Plan of Dissolution?

A:	The affirmative vote of the holders of a majority of the shares of common stock issued and outstanding is required to approve and adopt the Plan of Dissolution and approve our dissolution.

Q:	Can I still sell my shares of Genaera Corporation common stock?

A:	Yes, but only until the filing of our Certificate of Dissolution. Our common stock is listed on the Nasdaq Stock Market. We anticipate that we will request that our common stock be delisted from the Nasdaq Stock Market immediately prior to the filing of the Certificate of Dissolution with the Delaware Secretary of State. In addition, we intend to close our stock transfer books and discontinue recording transfers of shares of our common stock at the close of business on the date we file the Certificate of Dissolution with the Delaware Secretary of State. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. See “Proposal No. 1—Approval of the Plan of Complete Liquidation and Dissolution—Description of the Plan of Dissolution and Dissolution Process—Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts.”

Q:	Who can help answer my questions?

A:	If you have any questions about the Special Meeting or the proposal to be voted on at the Special Meeting, or if you need additional copies of this proxy statement or copies of any of our public filings referred to in this proxy statement, you should contact our Corporate Secretary, Leanne M. Kelly at (610) 941-4005. Our public filings can also be accessed at the Securities and Exchange Commission’s web site at http://www.sec.gov.

Questions and Answers Concerning the Plan of Dissolution

Q:	How does the Board of Directors recommend I vote on the proposal to approve the Plan of Dissolution?

A:	The board of directors recommends that you vote FOR the authorization and approval of the Plan of Dissolution and our dissolution.

Q:	Why is the Board of Directors recommending approval of the Plan of Dissolution?

A:

We have incurred losses since our inception and we do not have, nor have we ever had, products available for sale. Between the fall of 2007 and April 2009, our management, with the approval of our Board of Directors, including board member Mitchell D. Kaye, who is Co-Managing Member of Xmark Opportunity

v

Partners, LLC, which owned 26.11% of our common stock as of March 31, 2009, considered and reviewed numerous strategies to maintain an operating business, including negotiations with potential investors or licensing partners, reductions in our workforce and the restructuring of the Company, none of which ultimately proved viable. As detailed in this proxy statement, our Board of Directors determined that it was in the best interests of our stockholders to provide for the payment of outstanding creditor claims and the distribution of the balance of the Company’s remaining assets to stockholders in accordance with Delaware law. See “Proposal No. 1—Approval of the Plan of Complete Liquidation and Dissolution—Background and Reasons for the Plan of Dissolution.”

Q:	If our stockholders ratify and approve the Plan of Dissolution, what is the total amount that will be distributed to them?

A:	Assuming the proposal to dissolve Genaera Corporation is approved, we currently expect that our stockholders will only receive a distribution at some point or points in the future, as the liquidation and dissolution process progresses and sales of our assets are consummated. The Board of Directors is currently unable to predict the precise nature, amount or timing of any liquidating distributions pursuant to the Plan of Dissolution. The actual nature, amount and timing of all liquidating distributions will be determined by the Board of Directors or a trustee designated by the Board of Directors, in its sole discretion, and will depend in part upon our ability to convert our remaining assets into cash and pay and settle our remaining liabilities and obligations.

Q:	What will happen if the Plan of Dissolution is approved?

A:	If the Plan of Dissolution is approved, we plan to file a Certificate of Dissolution with the Delaware Secretary of State, complete the liquidation of our remaining assets, satisfy our remaining obligations and make distributions to our stockholders of available liquidation proceeds.

Our Board of Directors may, at any time, turn our management over to a third party to complete the liquidation of our remaining assets and distribute the available liquidation proceeds to our stockholders, pursuant to the Plan of Dissolution. This third-party management may be in the form of a liquidating trust, which, if adopted, would succeed to all of our assets, liabilities and obligations. Our Board of Directors may appoint one or more of its members, one or more of our officers or a third party to act as trustee or trustees of such liquidating trust. See “Proposal No. 1—Approval of the Plan of Complete Liquidation and Dissolution—Description of the Plan of Dissolution and Dissolution Process—Liquidating Trust.”

Q:	What is the total amount of the payments that stockholders will receive?

Based on our current projections of operating expenses and liquidation and dissolution costs, we currently expect that distributions to stockholders would only occur in the event of a consummation of the sale of one or more of our assets. We cannot guarantee that any of our assets will be sold or that distributions will be made, however. See “Proposal No. 1—Approval of the Plan of Complete Liquidation and Dissolution—Description of the Plan of Dissolution and Dissolution Process—Liquidating Distributions; Nature; Amount; Timing.”

A:	As of March 31, 2009, we had approximately $5.3 million of cash and cash equivalents and our total liabilities on our balance sheet were approximately $2.0 million. We may distribute the balance of our available assets from time to time through one or more liquidating distributions. In addition to the satisfaction of our liabilities, we have used and anticipate continuing to use cash in the next several months for a number of items, including, but not limited to, the following:

•	ongoing operating expenses;

•	expenses incurred in connection with extending our directors’ and officers’ insurance coverage;

•	expenses incurred in connection with the liquidation and dissolution process;

•	severance and related costs; and

•	professional, legal, consulting and accounting fees.

Q:	When will stockholders receive payment from our liquidation?

A:	Subject to stockholder approval of the Plan of Dissolution, we anticipate that we will make liquidating distributions as we settle outstanding claims and liquidate our remaining assets and properties. We anticipate that the majority of the liquidation proceeds will be distributed over a period of three years in accordance with Delaware law. See “Proposal No. 1—Approval of the Plan of Complete Liquidation and Dissolution—Description of the Plan of Dissolution and Dissolution Process—Liquidating Distributions; Nature; Amount; Timing.”

Q:	What are the material United States Federal income tax consequences of our dissolution and liquidation?

A.	After the approval of the Plan of Dissolution and until the liquidation is completed, we will continue to be subject to Federal income taxation on our taxable income. We will recognize gain or loss with respect to the sale of our assets, and may recognize gain upon any distribution of non-cash assets.

Liquidating distributions received by our stockholders will be applied against and reduce each stockholder’s tax basis in such stockholder’s shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of the distribution and any prior distributions received by a stockholder with respect to a share exceeds such stockholder’s basis for that share. A loss will generally be recognized if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss provided the shares are held as capital assets, and will generally be long-term capital gain or loss if the stock has been held for more than one year. See “Proposal No. 1—Approval of the Plan of Complete Liquidation and Dissolution—Material United States Federal Income Tax Consequences of Our Dissolution and Liquidation.”

The tax consequences of the Plan of Dissolution may vary depending upon the particular circumstances of each stockholder. We recommend that each stockholder consult its own tax advisor regarding the Federal income tax consequences of the Plan of Dissolution as well as the state, local and foreign tax consequences.

Q:	What will happen if the dissolution is not ratified and approved?

A:	If the Plan of Dissolution is not approved by our stockholders, the liquidation and dissolution of Genaera Corporation will not occur and our Board of Directors and management will continue to explore other strategic alternatives. Because management and our Board of Directors believe that Genaera Corporation has exhausted all reasonable and viable strategic alternatives, it is possible that Genaera Corporation would cease operations, make an assignment for the benefit of creditors, turn the Company over to a third-party management company or liquidator or file for bankruptcy protection.

Q:	Do I have appraisal rights?

A:	Under Delaware law, you do not have appraisal rights in connection with any of the proposals.

GENAERA CORPORATION

5110 Campus Drive

Plymouth Meeting, Pennsylvania 19462

PROXY STATEMENT FOR

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2009

This proxy statement and the accompanying form of proxy are being mailed on or about                     , 2009 to the stockholders of Genaera Corporation (“we,” “us,” the “Company” or “Genaera”). These materials are being furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Special Meeting of Stockholders (the “Special Meeting”) to be held at the executive offices of the Company located at 5110 Campus Drive, Plymouth Meeting, Pennsylvania 19462 on                     , 2009, at         a.m. local time, and at any adjournments thereof.

Solicitation of proxies is made on behalf of the Company and its Board of Directors. The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers and directors of the Company who will not be specially compensated for such services. The Company also will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard. The Company may engage a professional solicitation firm to assist it with solicitation of proxies prior to the Special Meeting. If the Company decides to engage such a firm, the Company does not expect to pay more than $15,000 plus expenses.

VOTING AT THE MEETING

Holders of record of shares of the Company’s common stock at the close of business on May 5, 2009 (the “Record Date”) are entitled to vote at the Special Meeting. As of the Record Date, there were 17,464,630 shares of common stock outstanding. Each stockholder entitled to vote shall have the right to one vote for each share of common stock outstanding in such stockholder’s name. A list of stockholders eligible to vote will be available for inspection by stockholders at the Company’s principal place of business, 5110 Campus Drive, Plymouth Meeting, Pennsylvania 19462, during normal business hours beginning on                     , 2009.

The Company presently has no other class of stock outstanding and entitled to be voted at the Special Meeting. The presence in person or by proxy of stockholders of a majority of all votes entitled to be cast at the Special Meeting will constitute a quorum. Broker non-votes and abstentions will be included in the number of shares represented for purposes of determining whether a quorum is present.

Shares cannot be voted at the Special Meeting unless the holder of record is present in person or by proxy. The enclosed form of proxy is a means by which a stockholder may authorize the voting of his, her or its shares at the Special Meeting. The shares of common stock represented by each properly executed proxy will be voted at the Special Meeting in accordance with each stockholder’s directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares will be voted as recommended by the Board of Directors. If any other matters are properly presented to the Special Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, the broker may not vote your shares at all. This is commonly referred to as “broker non-vote.”

The affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote on the matter is required to approve the Plan of Complete Liquidation and Dissolution of the Company (the “Plan of Dissolution”). Broker non-votes and abstentions will have the effect of a vote against the matter. If you do not receive a voting instruction card from your broker, please contact your broker to get a voting instruction card. We encourage all stockholders whose shares of our common stock are held in “street name” to provide their brokers with instructions on how to vote.

Execution of the accompanying proxy will not affect a stockholder’s right to attend the Special Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by giving written notice of revocation to the Corporate Secretary of the Company, or by delivering a subsequently executed proxy, at any time before the proxy is voted.

Your vote is critical to the success of approval of the Plan of Dissolution. If the Plan of Dissolution is not approved by the Company’s stockholders, it is possible that the Company will cease operations, make an assignment for the benefit of creditors, turn the Company over to a third-party management company or liquidator or file for bankruptcy protection. Therefore, the Board of Directors recommends that you vote FOR approval of the Plan of Dissolution.

Your proxy vote is important regardless of the number of shares of common stock you own. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the Special Meeting. If you plan to attend the Special Meeting to vote in person and your shares are registered with the Company’s transfer agent in the name of a broker, you must secure a proxy from your broker assigning voting rights to you for your shares of common stock.

CAUTION AGAINST FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements, including statements concerning the aggregate amount we estimate will be distributed per common share, the anticipated liquidation value per share of our common stock, the timing and amounts of distributions of liquidation proceeds to stockholders and the value of our net assets. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. These risks include the risk that we may incur additional liabilities, that we may have liabilities about which we are not currently aware, that the value of our non-cash assets could be lower than anticipated, and that the cost of settlement of our liabilities and litigation matters could be higher than expected, all of which would substantially reduce the amount of or delay the timing of any distributions to our stockholders. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future events or results. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

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PROPOSAL NO. 1—APPROVAL OF THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

General

Our Board of Directors is presenting the Plan of Dissolution for approval by our stockholders at the Special Meeting. The Plan of Dissolution was approved by the Board of Directors, subject to stockholder approval, on April 18, 2009. A copy of the Plan of Dissolution is attached as Appendix A to this proxy statement. All material features of the Plan of Dissolution are summarized below. We encourage you to read the Plan of Dissolution in its entirety.

Summary of the Plan of Dissolution and Dissolution Process

After stockholder approval of the Plan of Dissolution, our activities will be limited to:

•	filing a Certificate of Dissolution with the Secretary of State of the State of Delaware and thereafter remaining in existence as a non-operating entity for three years;

•	selling any of our remaining assets, including our intellectual property and other intangible assets;

•	paying our creditors;

•	terminating any of our remaining commercial agreements, relationships or outstanding obligations;

•	establishing a contingency reserve for payment of our expenses and liabilities;

•	preparing to make distributions to our stockholders;

•	complying with the Securities and Exchange Commission reporting requirements, as necessary; and

•	completing tax filings.

Delaware law provides that, following the approval of the Plan of Dissolution by our stockholders, the Board of Directors may take such actions as it deems necessary in furtherance of the dissolution of Genaera Corporation and the winding up of its operations and affairs.

Based on our current projections of operating expenses and liquidation costs, we currently estimate that distributions to stockholders would only occur in the event of a consummation of the sale of one or more of our assets. As of March 31, 2009, we had approximately $5.3 million of cash and cash equivalents and our total liabilities on our balance sheet were approximately $2.0 million. We may distribute the balance of our available cash from time to time through one or more liquidating distributions. In addition to the satisfaction of liabilities, we have used and anticipate continuing to use cash in the next several months for a number of items, including, but not limited to, the following:

•	ongoing operating expenses;

•	expenses incurred in connection with extending our directors’ and officers’ insurance coverage;

•	expenses incurred in connection with the liquidation and dissolution;

•	severance and related costs; and

•	professional, legal, consulting and accounting fees.

The Board of Directors is currently unable to predict the precise nature, amount or timing of any liquidating distributions pursuant to the Plan of Dissolution. The actual nature, amount and timing of all liquidating distributions will be determined by the Board of Directors or a trustee designated by the Board of Directors, in its sole discretion, and will depend in part upon our ability to convert our remaining assets into cash and pay and settle our remaining liabilities and obligations. Although the Board of Directors has not established a firm

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timetable for payment of liquidating distributions, the Board of Directors intends, subject to contingencies inherent in winding up our business, to make such distributions as promptly as practicable and periodically as we convert our remaining assets to cash. All liquidating distributions from us will be made to stockholders according to their holdings of common stock as of a final record date, which shall be the date on which we close our stock transfer books and discontinue recording transfers of our common stock except for transfers by will, intestate succession or operation of law. Subject to the provisions of Delaware law, we expect to conclude the liquidation prior to the third anniversary of the filing of the Certificate of Dissolution with the Secretary of State of Delaware by a final liquidating distribution. See “—Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution.”

Our Board of Directors may, at any time, turn our management over to a third party to complete the liquidation of our remaining assets and distribute the proceeds from the sale of assets to our stockholders pursuant to the Plan of Dissolution. This third-party management may be in the form of a liquidating trust, which, if adopted, would succeed to all of our assets, liabilities and obligations. Our Board of Directors may appoint one or more of its members, one or more of our officers or a third party to act as trustee or trustees of such liquidating trust. If, however, all of our assets are not distributed within three years after the date our Certificate of Dissolution is filed with the Secretary of State of Delaware, we expect to transfer our remaining assets to a liquidating trust if we have not already done so.

During the liquidation of our assets, we may pay our officers, directors, employees and agents, or any of them, compensation for services rendered in connection with the implementation of the Plan of Dissolution. See “—Interests of Certain Directors and Executive Officers in Approval of the Plan of Dissolution.” Such compensation is not expected to be materially different from the compensation that would be paid to an outside party for similar services.

Background and Reasons for the Plan of Dissolution

Since inception, we have funded our operations primarily from the proceeds of public and private placements of our securities and through contract and grant revenues, research and development expense reimbursements, the sale of Pennsylvania research and development tax credit carryforwards and interest income. We do not have nor have we ever had products available for sale and have incurred losses since our inception.

In the summer of 2007, management, with the approval of our Board of Directors, began an evaluation of options for raising additional funds for continuing operations. This action was based on an update by management on our financial position, which included projected cash balances through year-end 2009. In July 2007, we granted an option to acquire exclusive license rights for drug uses of pexiganan, a small-molecule, anti-infective for treatment of diabetic foot infection, to MacroChem Corporation (“MacroChem”). The option agreement gave MacroChem a 90-day right to enter into a license agreement with us. In return, we received a payment of $250,000 upon execution of the option agreement. In October 2007, MacroChem exercised its option to acquire from us the exclusive worldwide license rights for use of pexiganan as a drug. Under the terms of the license agreement, MacroChem paid us an initial fee of $1 million in several installments. The terms of the license agreement also include up to $42 million in milestone payments and royalty payments of 10% on net sales of commercial products resulting from the license agreement.

Throughout the remainder of 2007, management explored multiple avenues to monetize its other non-core assets, including squalamine for oncology, LOMUCIN for the treatment of cystic fibrosis and our

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license agreement with MedImmune, Inc. (“MedImmune”) for the IL9 program for the treatment of asthma (the “MedImmune Agreement”). In December 2007, an investment firm was identified as a potential purchaser of a portion of our rights to milestone and royalty payments under the license agreement with MedImmune. Management proceeded to negotiate the terms of the investment with input from our Board of Directors. In March 2008, the negotiations were terminated as we and the potential purchaser could not reach terms satisfactory to both parties.

As a result of the failure to monetize any further assets or otherwise raise additional funding for continuing operations, in May 2008, our Board of Directors approved and we implemented a restructuring plan, which included the elimination of certain research and development efforts, in order to preserve cash and enable us to reach critical milestones in the development program for trodusquemine (the “Restructuring Plan”). Under the Restructuring Plan, executive base compensation was reduced by 10% and executives voluntarily forfeited cash incentives, including salary increases and discretionary bonus awards for 2008. We also reduced our workforce by approximately 40%.

Throughout the remainder of 2008, we continued our efforts to raise additional funding for continuing operations through equity or debt financing, the licensing of one or more of our product candidates and various strategic alternatives including a merger or sale of the Company. Management contacted over 90 prospective strategic partners, both domestic and international. The list of prospects represented our knowledge of companies that were active in the type 2 diabetes and obesity, oncology, asthma or anti-infective markets or whom we believed could have an interest in one or more of those markets. This resulted in approximately 25 companies signing non-disclosure agreements and receiving non-public evaluation materials. Subsequently, two parties submitted expressions of interest in the purchase of two separate assets. We and our legal advisors then engaged in discussions with one of the prospective purchasers in an attempt to reach an agreement regarding the acquisition price and the other terms of a definitive agreement. While the parties are generally in agreement on the proposed terms of a definitive agreement and we continue to communicate with the aforementioned prospective purchaser, we have been unable to complete the transaction. With regard to the second potential purchaser, we are currently engaged in discussions in an attempt to reach an agreement regarding the acquisition price of the other asset.

As a result of limited interest in our other assets and the unanticipated delay in the consummation of the aforementioned transaction, at a meeting held on January 29, 2009, our Board of Directors approved the engagement of Torreya Partners LLC (“Torreya”) and Reedland Capital Partners (“Reedland”) to assist us in licensing and/or partnering the trodusquemine program. The scope of Torreya’s and Reedland’s engagement included searching for a purchaser, licensee or partner acceptable to us and assisting us in negotiating the financial aspects of any transaction. In connection with the engagement Torreya and Reedland were each paid a retainer fee of $37,500. At that same meeting, our Board of Directors also discussed our ongoing cash needs and the contingent plans for a wind-down of our operations.

At its February 18, 2009 meeting, our Board of Directors discussed with management the progress of the partnering/licensing process for the trodusquemine program, the status of the negotiations on the sale of two of our other assets and our forecasted cash position. The members of our Board of Directors reviewed and discussed various alternatives for our future based on forecasted cash and fundraising and/or partnering/ licensing opportunities, including liquidation. The members of our Board of Directors also reviewed the process, timeline and costs associated with our dissolution with Dechert LLP, our outside legal counsel.

At a meeting of our Board of Directors held on March 10, 2009, Torreya provided an update on the status of the licensing/partnering process. Torreya reviewed with our Board of Directors the status of the discussions with prospective partners and/or purchasers, as well as the concerns regarding the assets under consideration. Based on the status of the discussions and the number of interested parties, our Board of Directors in concluded that it was in the best interests of the Company and its stockholders to continue to explore the licensing/partnering process.

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Between January and March 2009, Torreya and Reedland contacted 43 potential purchasers and/or partners, which resulted in 23 rejections, 9 pending reviews and the execution of 11 non-disclosure agreements to review non-public evaluation materials. The review of confidential information resulted in six rejections and meaningful discussions with three potential licensors and/or purchasers. By the March 23, 2009 meeting of our Board of Directors, while meaningful discussions were ongoing, we did not have any firm commitments for the provision of additional funding. After a review of the status of the licensing/partnering process, the data received to date from the phase 1B study of trodusquemine and a detailed review of our forecasted cash burn during that meeting, management recommended and our Board of Directors approved and directed management to implement a plan to conserve existing cash resources in order to maintain the ability to continue to pursue business development strategies for the trodusquemine program and explore other strategic alternatives. The plan was designed to reduce operating expenditures by ceasing all research and clinical development, laying off all of our employees with the exception of a small group to continue to explore strategic alternatives in conjunction with Torreya and Reedland and vacating our current facility. Our Board of Directors also reviewed the timing and procedures associated with a liquidation of the Company and the amount of funding projected to be available to continue the partnering/licensing process in order to maximize return to the stockholders. Management implemented the plan on March 30, 2009, which will result in an approximate 80% reduction in headcount by May 1, 2009.

At the meeting of our Board of Directors held on April 8, 2009, the members of our Board of Directors discussed and reviewed the prospects for partnering and/or licensing the trodusquemine program, the status of the sales of two of our assets, as well as alternative means to fund the Company. As neither of the asset sales had been consummated or were projected to be consummated imminently, our Board of Directors instructed management to prepare a plan of dissolution in conjunction with Dechert LLP for review and consideration at the next meeting of our Board of Directors.

On April 18, 2009, our Board of Directors held a meeting for the purpose of considering the Plan of Dissolution and the other alternatives available to us and receiving information concerning our cash position and financial forecast. Also present at this meeting was a representative from Dechert LLP, our outside legal counsel, who presented a summary of the terms of the proposed Plan of Dissolution and discussed our Board of Directors’ fiduciary duties. Management presented its analysis of the alternatives available to liquidation and the net assets that management believed would be available for distribution to the stockholders pursuant to the Plan of Dissolution. After lengthy discussions and consideration of the financial position and status of the partnering/licensing process and asset sale negotiations, our Board of Directors adopted the Plan of Dissolution and approved our dissolution, subject to stockholder approval. Our Board of Directors concluded that the Plan of Dissolution and our liquidation and dissolution were advisable and in the best interests of the Company and its stockholders.

In considering the Plan of Dissolution, our Board of Directors consulted with Dechert LLP regarding the legal aspects of the Plan of Dissolution. Based on advice from Dechert LLP, and the factors discussed below, the members of our Board of Directors (i) determined that the Plan of Dissolution is fair, advisable and in the best interests of the Company and its stockholders, and (ii) approved and adopted the Plan of Dissolution, subject to approval by our stockholders and recommended that our stockholders vote in favor of the Plan of Dissolution.

In the course of reaching that determination and recommendation, our Board of Directors considered a number of potentially supportive factors in its deliberations including:

•	the distribution of maximum cash to our stockholders in the quickest period of time;

•	the ability of our stockholders to apply tax basis to distributions in connection with the liquidation;

•	the poor long-term performance of most precedent public shell merger transactions; and

•

the reduced cost of implementing the Plan of Dissolution, coupled with the termination of our registration and reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), compared to the cost of operating a scaled down public company or an alternative public shell merger transaction.

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The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our Board of Directors, but addresses the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the Plan of Dissolution and the complexity of these matters, our Board of Directors did not quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of our Board of Directors may have given different weight to different factors. After taking into account all of the factors set forth above, as well as others, the members of our Board of Directors agreed that the benefits of the liquidation and dissolution outweigh the risks.

Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution

There are many factors that our stockholders should consider when deciding whether to vote to approve the Plan of Dissolution. Such factors include those risk factors set forth below. You should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before you decide whether to vote or instruct your vote to be cast to approve the proposal described in this proxy statement.

We cannot assure you of the exact amount or timing of any distribution to our stockholders under the Plan of Dissolution.

The liquidation and dissolution process is subject to numerous uncertainties, may fail to create value to our stockholders and may not result in any remaining capital for distribution to our stockholders. The precise nature, amount and timing of any distribution to our stockholders will depend on and could be delayed by, among other things, sales of our non-cash assets, claim settlements with creditors, resolution of outstanding litigation matters, and unexpected or greater-than-expected expenses. Furthermore, any amounts to be distributed to our stockholders may be less than the price or prices at which our common stock has recently traded or may trade in the future.

If our stockholders vote against the Plan of Dissolution, it would be very difficult for us to continue our business operations.

If our stockholders do not approve the Plan of Dissolution, we would have to continue our business operations from a difficult position, in light of our announced intent to liquidate and dissolve. We are not actively conducting any research or clinical development programs and have generally ceased normal business operations and terminated substantially all of our employees. Prospective employees, vendors and other third parties may refuse to form relationships or conduct business with us if they do not believe we will continue to operate as a going concern.

We will continue to incur claims, liabilities and expenses that will reduce the amount available for distribution out of the liquidation to stockholders.

Claims, liabilities and expenses from operations, such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes, legal, accounting and consulting fees and miscellaneous office expenses, will continue to be incurred as we wind down. These expenses will reduce the amount of assets available for ultimate distribution to stockholders. If available cash and amounts received on the sale of non-cash assets are not adequate to provide for our obligations, liabilities, expenses and claims, we may not be able to make meaningful cash liquidation distributions, or any cash liquidation distributions at all, to our stockholders.

The payment of liquidation distributions, if any, to our stockholders could be delayed.

Although our Board of Directors has not established a firm timetable for liquidation distributions to our stockholders, the Board of Directors intends, subject to contingencies inherent in winding down our business, to make such liquidating distributions as promptly as practicable as creditor claims are paid or settled. However, we

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are currently unable to predict the precise timing of any such liquidating distributions. The timing of such liquidating distributions will depend on and could be delayed by, among other things, the timing of sales of our non-cash assets and claim settlements with creditors. Additionally, a creditor could seek an injunction against the making of such distributions to our stockholders on the ground that the amounts to be distributed were needed to provide for the payment of our liabilities and expenses. Any action of this type could delay or substantially diminish the amount available for such distribution to our stockholders.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, each stockholder receiving liquidating distributions could be held liable for payment to our creditors of his, her or its pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder in dissolution.

If the Plan of Dissolution is approved by our stockholders, we will file a Certificate of Dissolution with the Secretary of State of Delaware dissolving Genaera Corporation. Pursuant to the Delaware General Corporation Law, we will continue to exist for three years after the Certificate of Dissolution is filed or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits against us and enabling us gradually to close our business, to dispose of our property, to discharge our liabilities and to distribute to our stockholders any remaining assets. Under the Delaware General Corporation Law, in the event we fail to create during this three-year period an adequate contingency reserve for payment of our expenses and liabilities, each stockholder could be held liable for payment to our creditors of such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder in dissolution.

Although the liability of any stockholder is limited to the amounts previously received by such stockholder from us (and from any liquidating trust or trusts) pursuant to the dissolution, this means that a stockholder could be required to return all liquidating distributions previously made to such stockholder and receive nothing from us under the Plan of Dissolution. Moreover, in the event a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. While we will endeavor to make adequate reserves for all known, contingent, and unknown liabilities, there is no guarantee that the reserves established by us will be adequate to cover all such expenses and liabilities. See “—Description of the Plan of Dissolution and Dissolution Process—Contingent Liabilities; Contingency Reserve.”

Our stock transfer books will close on the date we file the Certificate of Dissolution with the Delaware Secretary of State, after which it will not be possible for stockholders to publicly trade our stock.

We intend to close our stock transfer books and discontinue recording transfers of our common stock at the close of business on the date we file the Certificate of Dissolution with the Delaware Secretary of State, referred to as the “final record date.” Thereafter, certificates representing our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. The proportionate interests of all of our stockholders will be fixed on the basis of their respective stock holdings at the close of business on the final record date, and, after the final record date, any distributions made by us will be made solely to the stockholders of record at the close of business on the final record date, except as may be necessary to reflect subsequent transfers recorded on our books as a result of any assignments by will, intestate succession or operation of law.

We will continue to incur the expenses of complying with public company reporting requirements.

We have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act even though compliance with such reporting requirements is economically burdensome. In order to curtail expenses, we intend, after filing our

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Certificate of Dissolution, to seek relief from the Securities and Exchange Commission from the reporting requirements under the Exchange Act. We anticipate that, if such relief were granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the Securities and Exchange Commission might require. However, the Securities and Exchange Commission may not grant any such relief, in which case we would be required to continue to bear the expense of being a public reporting company.

Our Board of Directors may at any time turn management of the liquidation of Genaera Corporation over to a third party, and some or all of our directors may resign from our board at that time.

Our Board of Directors may at any time turn our management over to a third party to complete the liquidation of our remaining assets and distribute the available proceeds to our stockholders, and some or all of our directors may resign from our board at that time. If management is turned over to a third party and all of our directors resign from our board, the third party would have sole control over the liquidation process, including the sale or distribution of any remaining assets.

Our common stock may be delisted from the Nasdaq Stock Market prior to the final record date if we are unable to meet Nasdaq’s requirements for continued listing.

If our stockholders approve the Plan of Dissolution, we intend to set a final record date and close our stock transfer books and delist our stock from the Nasdaq Stock Market on that date, after which trading in our common stock will cease. In the interim, we intend to continue to list our common stock on the Nasdaq Stock Market. In order to be eligible for continued listing, we must, among other things, meet certain minimum requirements with respect to net tangible assets, market value of our securities held by non-affiliates and minimum bid prices per share, and must also maintain an operating business. As a result of the cessation of our operations, the Nasdaq Stock Market may take action to delist our common stock prior to the final record date. Trading, if any, in our common stock would thereafter be conducted in the over-the-counter market or on the NASD’s electronic bulletin board, which could adversely affect the ability of our stockholders to sell their shares of our common stock.

If we decide to use a liquidating trust, interests of our stockholders in such a trust may not be transferable.

The interests of our stockholders in a liquidating trust set up by us may not be transferable, which could adversely affect your ability to realize the value of such interests. Even if transferable, the interests are not expected to be listed on a national securities exchange or quoted through the Nasdaq Stock Market, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets. In addition, as stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes, the distribution of non-transferable interests would result in tax liability to the interest holders without their being readily able to realize the value of such interest to pay such taxes or otherwise.

Tax treatment of any liquidating distributions may vary from stockholder to stockholder, and the discussions in this proxy statement regarding such tax treatment are general in nature. You should consult your own tax advisor instead of relying on the discussions of tax treatment in this proxy for tax advice.

We have not requested a ruling from the Internal Revenue Service with respect to the anticipated tax consequences of the Plan of Dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax consequences of any liquidating distributions. If any of the anticipated tax consequences described in this proxy statement proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to our stockholders and us from the liquidation and distributions. Tax considerations applicable to particular stockholders may vary with and be contingent upon the stockholder’s individual circumstances.

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Interests of Certain Directors and Executive Officers in Approval of the Plan of Dissolution

Certain of our directors and executive officers may have interests in the liquidation and dissolution of Genaera Corporation that are different from yours.

We have entered into certain indemnification arrangements with our directors and executive officers and certain employment and change of control agreements with our executive officers. Certain current and former executive officers are entitled to certain payments upon termination of employment for various reasons. In addition, each executive officer is entitled to enhanced severance benefits if his or her employment is terminated after or in connection with a change in control.

Employment Agreements

Pursuant to the employment agreements with John L. Armstrong, Jr., our President and Chief Executive Officer, and Leanne M. Kelly, Senior Vice President and Chief Financial Officer (the “Executive Officers”), if their employment is terminated “without cause” (as defined in the agreements) they are entitled to receive severance compensation in a lump-sum payment equal to the sum of one times their highest base salary in effect during their employment with the Company. In addition, pursuant to the Executive Officers’ current employment agreements, all of their unvested options to purchase Company securities shall automatically vest on the date of their termination of employment and their outstanding options shall remain exercisable for the shorter of twelve (12) months following such termination and the original option term, or in the case of Mr. Armstrong, the shorter of five (5) years following such termination and the original option term.

Employment Agreement with a Former Officer

Pursuant to the employment agreement with Michael J. Gast, M.D., Ph.D., our former Executive Vice President and Chief Medical Officer, if his employment is terminated “without cause” (as defined in the agreement) he is entitled to receive severance compensation in a lump-sum payment equal to the sum of one times his highest base salary in effect during his employment with the Company. In addition, pursuant to his employment agreement, all of his unvested options to purchase Company securities shall automatically vest on the date of his termination of employment and his outstanding options shall remain exercisable for the shorter of twelve (12) months following such termination and the original option term. Dr. Gast’s employment with the Company was terminated “without cause” on April 15, 2009. Under the provisions of Section 409A of the Code, Dr. Gast is considered a specified employee (as defined in Section 409A of the Code) and has opted to delay payment of his severance for six months from the date of his termination in order to avoid payment of a 20% excise tax as specified in Section 409A of the Code.

Change of Control Agreements

Mr. Armstrong is also entitled, pursuant to his change of control agreement with the Company, to receive enhanced severance payments in the event his employment is terminated without “cause” (as defined in the change of control agreement) after a change of control or if he voluntarily terminates his employment with the Company for “good reason” (as defined in the change of control agreement) after a change of control. In such instances, he will receive severance compensation equal to the sum of (a) a prorated bonus based on the highest bonus he received in the three years immediately preceding such termination date (the “Highest Bonus”); (b) two (2) times the sum of his base salary plus the Highest Bonus; and (c) health and welfare benefits for the shorter of twenty-four (24) months following the date of termination, until he secures full time employment elsewhere, or his normal retirement date determined in accordance with the Company’s retirement policy. In addition, if Mr. Armstrong becomes subject to the “golden parachute” excise tax under section 4999 of the Code, he will receive an additional payment in an amount sufficient to offset the effects of the excise tax on an after-tax basis.

Similarly, Dr. Gast, Ms. Kelly and Henry R. Wolfe, Ph.D., our former Executive Vice President and Chief Scientific Officer, are each entitled, pursuant to their respective change of control agreements with the Company,

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to receive enhanced severance payments in the event their employment is terminated “without cause” (as defined in the change of control agreements) within the twelve (12) months immediately following a change of control or if they voluntarily terminate their employment with the Company for “good reason” (as defined in the change of control agreements) within the six (6) months immediately following a change of control. In such instances, they will receive severance compensation in a lump-sum payment equal to the sum of one times their total base salary plus the bonus they received for the calendar year in which the sum of such salary and bonus was the highest. In addition, if they becomes subject to the “golden parachute” excise tax under section 4999 of the Code, they will receive an additional payment in an amount sufficient to offset the effects of the excise tax on an after-tax basis. Dr. Wolfe’s employment with the Company was terminated “without cause” on March 31, 2009.

In addition, under their change of control agreements, all of the executive officers are entitled to full vesting of their unvested option awards in the event of a change in control and such options shall remain exercisable for the original term.

For purposes of these arrangements, a change of control is deemed to have occurred prior to the executive officer’s termination of employment, his removal from material duties or positions with the Company or a reduction in his base salary if such termination, removal or reduction occurs after the commencement of discussions with any person that may ultimately result in a change of control.

Summary of Benefits of Certain Executive Officers

The liquidation and dissolution of the Company would be considered a change of control as defined in the change of control agreements of the Executive Officers. As such, approval of the Plan of Dissolution and the termination of the Executive Officers in connection therewith would trigger payments under both the employment agreements and the change of control agreements. Due to the financial status of the Company and the limited cash available, it is currently anticipated that the Company would only be able to provide the benefits payable under the Executive Officers’ employment agreements. Under the employment agreements, the following amounts would be payable to the Executive Officers upon their termination as a result of the approval of the Plan of Dissolution:

Name and Principal Position	Severance Period	Total Severance Payments	Certain Other Benefits
John L. Armstrong, Jr. President and Chief Executive Officer	12 months	$460,000	Health benefits for 12 months(1); full acceleration of all outstanding options
Leanne M. Kelly Senior Vice President and Chief Financial Officer	12 months	$220,000	Continued health benefits for 12 months; full acceleration of all outstanding options

(1)	Mr. Armstrong is entitled under his employment agreement to health benefits for 12 months upon his termination as a result of the approval of the Plan of Dissolution. Mr Armstrong does not currently participate in the Company’s health benefits plan and the Company does not expect that Mr. Armstrong will do so in the future.

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In the event of the receipt of cash for the purchase of one or more of the Company’s assets, it is anticipated that the Company would pay the remainder of the amounts due Mr. Armstrong, Drs. Gast and Wolfe and Ms. Kelly under their change of control agreements. The following table provides information regarding the additional benefits that would be due and payable under the change of control agreements of each of the Executive Officers and former executive officers should funds become available to make such payments:

Name and Principal Position	Additional Severance Period	Total Additional Severance Payments	Certain Additional Other Benefits
John L. Armstrong, Jr. President and Chief Executive Officer	12 months plus Highest Bonus	$610,000	Health benefits for an additional 12 months(1)
Michael J. Gast, M.D., Ph.D. Executive Vice President and Chief Medical Officer	Highest Bonus	$50,000	None
Leanne M. Kelly Senior Vice President and Chief Financial Officer	Highest Bonus	$71,603	None
Henry R. Wolfe, Ph.D. Executive Vice President and Chief Scientific Officer	Highest Bonus	$72,603	None

(1)	Mr. Armstrong is entitled under his employment agreement to health benefits for 12 months upon his termination as a result of the approval of the Plan of Dissolution. Mr Armstrong does not currently participate in the Company’s health benefits plan and the Company does not expect that Mr. Armstrong will do so in the future.

In addition, the Executive Officers and Drs. Gast and Wolfe hold an aggregate of 3,189,009 options to purchase shares of the Company’s common stock of which the lowest exercise price is $1.68 per share. As of April 22, 2009, the closing price of a share of the Company’s common stock on the Nasdaq Capital Market was $0.28. Unless and until any such options are exercised and payment of the applicable exercise price is made, the option holders are not entitled to any cash distributions with respect to their options under the Plan of Dissolution.

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In addition to the above, the Executive Officers and certain members of our Board of Directors own an aggregate of 4,387,622 shares of the Company’s common stock. It is currently expected that distributions to stockholders would only occur upon the consummation of the sale of one or all of our assets. The amount of such distributions is not readily determinable as it is dependent upon the amount of consideration received for such assets. In the event of a distribution, Mr. Armstrong, Ms. Kelly and certain directors would be entitled to cash distributions based on their ownership of shares of the Company’s common stock, which is detailed in the following table:

Name and Title	Number of Shares Owned
Mitchell D. Kaye Director	4,217,075	(1)
John L. Armstrong, Jr. President, Chief Executive Officer and Director	68,334	(2)
R. Frank Ecock Director	38,333
Osagie O. Imasogie Director	28,697
Robert F. Shapiro Director	28,000
Zola P. Horovitz, Ph.D. Lead Director	5,000
Leanne M. Kelly Senior Vice President, Chief Financial Officer and Secretary	2,183	(3)

(1)	This information is presented in reliance on information disclosed in a Form 4 filed with the Securities and Exchange Commission and reported as of June 24, 2008. Xmark Opportunity Partners, LLC (“Xmark”) possesses sole power to vote and direct the disposition of these shares, all of which are beneficially owned by affiliated entities of Xmark. Mitchell D. Kaye and David C. Cavalier, the Co-Managing Members, of Xmark Capital Partners, LLC, the Managing Member of Xmark, share voting and investment power with respect to all securities beneficially owned by Xmark. Mr. Kaye’s beneficial interest in these shares is limited to the extent of his pecuniary interest, if any, in Xmark and its affiliated entities, which beneficially own these shares.
(2)	With respect to Mr. Armstrong, includes 33,334 shares of common stock owned by John L. Armstrong, LLC and 35,000 shares owned by the John L. Armstrong Revocable Trust dated November 23, 1993 (the “Trust”). Mr. Armstrong disclaims beneficial ownership of the shares and options owned by John L. Armstrong, LLC except to the extent of his pecuniary interest therein. Mr. Armstrong possesses sole voting and dispositive power over shares held by the Trust.
(3)	With respect to Ms. Kelly, includes 67 shares of common stock owned by her husband.

Mitchell D. Kaye, a member of our Board of Directors, is also the Co-Managing Member of Xmark, which owns 26.11% of our outstanding shares of common stock and is our largest shareholder. In addition to the common stock listed in the table above, Xmark also owns 411,205 warrants to purchase shares of our common stock at an exercise price of $3.66 per share and 52,500 warrants to purchase shares of our common stock at an exercise price of $18.90 per share. Unless and until any such warrants are exercised and payment of the applicable exercise price is made, Xmark is not entitled to any cash distributions with respect to its warrants under the Plan of Dissolution. Mr. Kaye, as a member of our Board of Directors, has been privy to and part of the ongoing discussions and decisions regarding the direction of the Company. As such, he has indicated his intention to vote the shares beneficially owned by Xmark FOR the proposal to approve the Plan of Dissolution.

Following the filing of the Certificate of Dissolution with the Delaware Secretary of State, we will continue to indemnify each of our current and former directors and officers to the extent required under Delaware law and our Certificate of Incorporation and Bylaws as in effect immediately prior to the filing of the Certificate of

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Dissolution. In addition, we intend to maintain our current directors’ and officers’ insurance policy through the dissolution of the Company and to obtain runoff coverage for claims against our current officers and directors for an additional six years thereafter.

If the dissolution is approved, our Board of Directors may, at any time, turn our management over to a third party to complete the liquidation of our remaining assets and distribute the proceeds from the sale of assets to our stockholders pursuant to the Plan of Dissolution. This third-party management may be in the form of a liquidating trust, which, if adopted, would succeed to all of our assets, liabilities and obligations. Our Board of Directors may appoint one or more of its members or one or more of our officers to act as trustee or trustees of such liquidating trust. In the event a board member or officer is appointed to act as a trustee or trustees of the liquidating trust, we expect that the compensation paid to such individual or individuals for their trustee services would not be materially different from the compensation that would be paid to an outside third party, such as a bank, for similar services.

As a result of these benefits, our directors and executive officers generally could be more likely to vote to approve the Plan of Dissolution, including the liquidation and dissolution of the Company contemplated thereby, than our other stockholders.

Other than as set forth above, it is not currently anticipated that our liquidation and dissolution will result in any material benefit to any of our executive officers or to directors who participated in the vote to adopt the Plan of Dissolution.

Description of the Plan of Dissolution and Dissolution Process

Our Activities Following the Adoption of the Plan

Following approval of the Plan of Dissolution by our stockholders, a Certificate of Dissolution will be filed with the Secretary of State of Delaware dissolving Genaera Corporation. Our dissolution will become effective, in accordance with the Delaware General Corporation Law, upon proper filing of the Certificate of Dissolution with the Secretary of State or upon such later date as may be specified in the Certificate of Dissolution. Pursuant to the Delaware General Corporation Law, we will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against us, and enabling us gradually to settle and close our business, to dispose of and convey our property, to discharge our liabilities and to distribute to our stockholders any remaining assets, but not for the purpose of continuing the business for which we were organized.

If the Plan of Dissolution is approved, we will distribute pro rata to our stockholders, in cash or in-kind, or sell or otherwise dispose of, all of our property and assets. The liquidation is expected to commence as soon as practicable after approval of the Plan of Dissolution by our stockholders, and to be concluded prior to the third anniversary thereof, or such later date as required by Delaware law, by a final liquidating distribution either directly to our stockholders or to one or more liquidating trusts. Any sales of our assets will be made in private or public transactions and on such terms as are approved by the Board of Directors. It is not anticipated that any further votes of our stockholders will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors.

The Plan of Dissolution provides that the Board of Directors will liquidate our assets in accordance with any applicable provisions of the Delaware General Corporation Law, including Sections 280 and 281. Without limiting the flexibility of the Board of Directors, the Board of Directors may, at its option, instruct our officers to follow the procedures set forth in Sections 280 and 281 of the Delaware General Corporation Law which instruct such officers to:

•	give notice of the dissolution to all persons having a claim against us and provide for the rejection of any such claims in accordance with Section 280 of the Delaware General Corporation Law;

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•

offer to any claimant whose claim is contractual and contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and, if any such claimant rejects such offer, the Company shall petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to such claimant in accordance with Section 280 of the Delaware General Corporation Law;

•

petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for claims that are the subject of any pending action, suit or proceeding to which we are a party, and claims that have not been made known to us at the time of dissolution, but are likely to arise or become known within five (5) years of the date of the filing of the Certificate of Dissolution (or longer in the discretion of the Delaware Court of Chancery, but in any event not longer than ten (10) years after the date of the filing of the Certificate of Dissolution), each in accordance with Section 280 of the Delaware General Corporation Law;

•

pay, or make adequate provision for payment of, all claims made against us and not rejected, including all expenses related to the sale of assets and the liquidation and dissolution provided for by the Plan of Dissolution in accordance with Sections 280 and 281 of the Delaware General Corporation Law; and

•	post all security offered and not rejected and all security ordered by the Delaware Court of Chancery in accordance with Sections 280 and 281 of the Delaware General Corporation Law.

Under the Plan of Dissolution, the Board of Directors may modify, amend or abandon the plan, notwithstanding stockholder approval, to the extent permitted by the Delaware General Corporation Law. We will not amend or modify the Plan of Dissolution under circumstances that would require additional stockholder solicitations under the Delaware General Corporation Law or the Federal securities laws without complying with the Delaware General Corporation Law and the Federal securities laws.

Sales of our Assets

The Plan of Dissolution contemplates the sale of all of our assets. The Plan of Dissolution does not specify the manner in which we may sell our assets. Such sales could take the form of individual sales of assets, sales of groups of assets organized by type of asset or otherwise, a single sale of all or substantially all of our assets, or some other form of sale. Sales of our assets will be made on such terms as are approved by the Board of Directors in its sole discretion. The assets may be sold to one or more purchasers in one or more transactions over a period of time.

It is not anticipated that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors. We do not anticipate amending or supplementing this proxy statement to reflect any such agreement or sale, unless required by applicable law. The prices at which we will be able to sell our various assets depend largely on factors beyond our control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of the assets, United States and foreign regulatory approvals, public market perceptions, and limitations on transferability of certain assets. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation.

Liquidating Distributions; Nature; Amount; Timing

Although the Board of Directors has not established a firm timetable for liquidating distributions to stockholders if the Plan of Dissolution is ratified and approved by the stockholders, the Board of Directors intends, subject to contingencies inherent in winding up our business, to make such liquidating distributions as promptly as practicable and periodically as we convert our remaining assets to cash. While we intend that any liquidating distributions to the stockholders will be in the form of cash, we cannot be certain since we have not

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completed a sale of our assets at this time. In the event that we sell our assets for property other than cash and we cannot effectively liquidate such property, we may distribute property to the stockholders rather than cash.

The liquidation is expected to be concluded prior to the third anniversary of the filing of the Certificate of Dissolution with the Secretary of State of Delaware by a final liquidating distribution either directly to our stockholders or to a liquidating trust. The proportionate interests of all of our stockholders shall be fixed on the basis of their respective stock holdings at the close of business on the final record date, and after such date, any liquidating distributions made by us shall be made solely to stockholders of record on the close of business on the final record date, except to reflect permitted transfers. The Board of Directors is, however, currently unable to predict the precise nature, amount or timing of this liquidating distribution or any other liquidating distributions pursuant to the Plan of Dissolution. The actual nature, amount and timing of all liquidating distributions will be determined by the Board of Directors or a trustee designated by the board, in its sole discretion, and will depend in part upon our ability to convert our remaining assets into cash and pay and settle our significant remaining liabilities and obligations. See “—Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution.”

In lieu of satisfying all of our liabilities and obligations prior to making liquidating distributions to our stockholders, we may instead reserve assets deemed by management and the Board of Directors to be adequate to provide for such liabilities and obligations. See “—Description of the Plan of Dissolution and Dissolution Process—Contingent Liabilities; Contingency Reserve.”

Uncertainties as to the precise value of our non-cash assets and the ultimate amount of our liabilities make it impracticable to predict the aggregate net value ultimately distributable to stockholders. Claims, liabilities and expenses from operations, including operating costs, salaries, income taxes, payroll and local taxes, legal, accounting and consulting fees and miscellaneous office expenses, although currently declining, will continue to be incurred following stockholder approval of the Plan of Dissolution. Certain professional fees, such as legal expenses and the fees of outside financial advisors have recently increased, however, as a result of the liquidation process. These expenses will reduce the amount of assets available for ultimate distribution to stockholders, and, while a precise estimate of those expenses cannot currently be made, management and the Board of Directors believe that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities and expenses and to make cash distributions to stockholders. However, no assurances can be given that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities and expenses and to make cash distributions to stockholders. If such available cash and amounts received on the sale of assets are not adequate to provide for our obligations, liabilities and expenses, distributions of cash and other assets to our stockholders will be reduced and could be eliminated. See “—Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution.”

We anticipate that, following the approval of the Plan of Dissolution, our principal activities would be winding down our operations. In that regard, we anticipate terminating the employment of our remaining employees approximately 30 days following the approval of the Plan of Dissolution. On or before June 30, 2009, we intend to vacate our facilities and, if necessary, rent limited office space on a short-term basis.

Estimated Distribution to Stockholders

The following table shows management’s estimate of cash proceeds and outlays as of the date of this proxy statement. Our independent registered public accounting firm has not performed any procedures with respect to the information in the following table and, accordingly, does not express any form of assurance on that information. The following estimates are not guarantees and they do not reflect the total range of possible outcomes. The table assumes that the Plan of Dissolution is approved by May 31, 2009 and that we will complete the sale of our assets and our liquidation and dissolution by December 31, 2009. Our current intention is to file the Certificate of Dissolution soon after the approval of the Plan of Dissolution. Based on our current projections of operating expenses and liquidation costs, we currently estimate that distributions to stockholders

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would only occur in the event of a consummation of the sale of one or more of our assets. See “—Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution” for a discussion of the risk factors related to the Plan of Dissolution and any potential proceeds which we may be able to distribute to stockholders.

Estimated Distribution to Stockholders

(in thousands except shares outstanding and per share amounts)

	Low	High
Cash balance March 31, 2009	$5,295	$5,295
April 1, 2009 through May 31, 2009
Salaries and related benefits(1)	(193)	(193)
Program expenses(2)	(426)	(316)
Other operating expenses(3)	(622)	(622)
Collection of accounts receivable and other receivables as of March 31, 2009	24	24
Payment of accounts payable and accrued expenses as of March 31, 2009	(1,869)	(1,869)
Proceeds from sales of fixed assets	40	55
Severance costs(4)	(1,664)	(1,664)
Facility lease termination costs	(337)	(248)
June 1, 2009 through December 31, 2009
Liquidating trustee fees and expenses	(95)	(75)
Legal fees	(75)	(60)
Accounting fees	(25)	(15)
Other expenses	(15)	(10)

Estimated cash to distribute to stockholders	$38	$302

Shares outstanding at March 31, 2009	17,465	17,465

Estimated per share distribution	$0.002	$0.017

(1)	Estimated salaries and related benefits for employees through May 31, 2009.
(2)	Represents final research and development expenses related to the wind down of our trodusquemine program, including clinical trial costs, third-party contract research costs and manufacturing expenses.
(3)	Other operating expenses consists of facilities expenses, legal, accounting and intellectual property expenses, consulting and other fees and insurance costs including the payment of $255,000 for directors and officers liability insurance covering six years from the date of stockholder approval of the Plan of Dissolution.
(4)	Estimated cash use for severance payments to employees remaining after March 31, 2009, including Executive Officers. Amounts included in the table for Executive Officers do not include amounts due under the Executive Officers and Dr. Wolfe’s change of control agreements. See “Interests of Certain Directors and Executive Officers in Approval of the Plan of Dissolution – Summary of Benefits of Certain Executive Officers” for additional information related to severance payments to the Executive Officers. The severance costs shown in the table include $1,012,000 to be paid to the Executive Officers, $516,000 to be paid to other employees, $95,000 of associated payroll taxes and $42,000 for ongoing health benefits under employee severance agreements for all employees.

Final Record Date

We intend to close our stock transfer books and discontinue recording transfers of shares of our common stock on the final record date, and thereafter certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the final

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record date, we will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of our shares will occur on or after the final record date. See “—Description of the Plan of Dissolution and Dissolution Process—Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts.”

All liquidating distributions from us or a liquidating trust on or after the final record date will be made to stockholders according to their holdings of common stock as of the final record date. Subsequent to the final record date, we may at our election require stockholders to surrender certificates representing their shares of common stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by us or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder’s certificate evidencing the common stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Contingent Liabilities; Contingency Reserve

Under the Delaware General Corporation Law, we are required, in connection with our dissolution, to pay or provide for payment of all of our liabilities and obligations. Following the approval of the Plan of Dissolution by our stockholders, we will pay all expenses and fixed and other known liabilities, or set aside as a contingency reserve, cash and other assets which we believe to be adequate for payment thereof. We are currently unable to estimate with precision the amount of any contingency reserve that may be required, but any such amount (in addition to any cash contributed to a liquidating trust, if one is utilized) will be deducted before the determination of amounts available for distribution to stockholders.

The actual amount of the contingency reserve will be based upon estimates and opinions of management and the Board of Directors and derived from consultations with outside experts and a review of our estimated operating expenses and future estimated liabilities, including, without limitation, anticipated compensation payments, estimated legal, accounting and consulting fees, operating lease expenses, payroll and other taxes payable, miscellaneous office expenses, and expenses accrued in our financial statements. There can be no assurance that the contingency reserve will be sufficient. We have not made any specific provision for an increase in the amount of the contingency reserve. Subsequent to the establishment of the contingency reserve, we will distribute to our stockholders any portions of the contingency reserve that we deem no longer to be required. After the liabilities, expenses and obligations for which the contingency reserve is established have been satisfied in full, we will distribute to our stockholders any remaining portion of the contingency reserve.

Under the Delaware General Corporation Law, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or should such contingency reserve and the assets held by the liquidating trust or trusts be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the repayment to creditors out of the amounts theretofore received by such stockholder from us or from the liquidating trust or trusts of such stockholder’s pro rata share of such excess.

If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve and the assets of the liquidating trust or trusts, a creditor of ours could seek an injunction against the making of liquidating distributions under the Plan of Dissolution on the grounds that the amounts to be distributed were needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or interest holders under the Plan of Dissolution.

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Liquidating Trust

If deemed necessary, appropriate or desirable by the Board of Directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more liquidating trusts, or other structure we deem appropriate, established for the benefit of our stockholders, which property would thereafter be sold or distributed on terms approved by its trustee(s). The Board of Directors and management may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (for example, interests in intangibles) or where the Board of Directors determines that it would not be in the best interests of us and our stockholders for such assets to be distributed directly to the stockholders at such time. If all of our assets (other than the contingency reserve) are not sold or distributed prior to the third anniversary of the effectiveness of the dissolution, we must transfer in final distribution such remaining assets to a liquidating trust. The Board of Directors may also elect in its discretion to transfer the contingency reserve, if any, to such a liquidating trust.

The purpose of a liquidating trust would be to distribute such property or to sell such property on terms satisfactory to the liquidating trustee(s), and distribute the proceeds of such sale after paying our liabilities, if any, assumed by the trust, to our stockholders, based on their proportionate ownership interest in the trust. Any liquidating trust acquiring all of our unsold assets will assume all of our liabilities and obligations and will be obligated to pay any of our expenses and liabilities that remain unsatisfied. If the contingency reserve transferred to the liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust’s other unsold assets.

The Plan of Dissolution authorizes the Board of Directors to appoint one or more individuals, who may include persons who are also officers or directors of the Company, or entities to act as trustee or trustees of the liquidating trust or trusts and to cause us to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Board of Directors. It is anticipated that the Board of Directors will select such trustee or trustees on the basis of the experience of such individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust or trusts and the ability of such individual or entity to serve the best interests of our stockholders.

The trust would be evidenced by a trust agreement between us and the trustees. Pursuant to the trust agreement, the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to our stockholders, to be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement. It is anticipated that the interests would be evidenced only by the records of the trust, there would be no certificates or other tangible evidence of such interests and no holder of our common stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of our common stock in order to receive the interests.

It is further anticipated that, pursuant to the trust agreements:

•	a majority of the trustees would be required to be independent of our management;

•	approval of a majority of the trustees would be required to take any action; and

•

the trust would be irrevocable and would terminate after, the earliest of (a) the trust property having been fully distributed, or (b) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, having approved of such termination, or (c) a specified number of years having elapsed after the creation of the trust.

Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts

If our stockholders approve the Plan of Dissolution, we intend to close our stock transfer books and delist our stock from the Nasdaq Stock Market on the final record date. We will cease recording stock transfers and issuing stock certificates (other than replacement certificates) at such time. Accordingly, it is expected that

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trading in the shares will cease on and after the final record date. It is possible that the trading of our common stock on the Nasdaq Stock Market will effectively terminate before then if we are unable to meet the Nasdaq Stock Market’s requirements for continued listing. See “Risk Factors to Be Considered by Stockholders in Deciding Whether to Approve the Plan of Dissolution.”

After delisting and closing of our transfer books, our stockholders will not be able to transfer their shares. It is anticipated that the interests in a liquidating trust or trusts will not be transferable, although no determination has yet been made. Such determination will be made by the Board of Directors and management prior to the transfer of unsold assets to the liquidating trust and will be based on, among other things, the Board of Directors’ and management’s estimate of the value of the assets being transferred to the liquidating trust or trusts, tax matters and the impact of compliance with applicable securities laws.

The costs of compliance with such requirements would reduce the amount which otherwise could be distributed to interest holders. Even if transferable, the interests are not expected to be listed on a national securities exchange or quoted through Nasdaq, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets. As stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes (see “Material United States Federal Income Tax Consequences of Our Dissolution and Liquidation”), the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

Absence of Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights for their shares of common stock in connection with the transactions contemplated by the Plan of Dissolution.

Reporting Requirements

Whether or not the Plan of Dissolution is ratified and approved, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even though compliance with such reporting requirements is economically burdensome. If the Plan of Dissolution is ratified and approved, in order to curtail expenses, we will, after filing our Certificate of Dissolution, seek relief from the Securities and Exchange Commission from the reporting requirements under the Exchange Act. We anticipate that, if such relief is granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the Securities and Exchange Commission might require.

Treatment of Outstanding Options and Warrants

As of March 31, 2009, options to purchase an aggregate of 6,157,069 shares of the Company’s common stock were outstanding under the 1992 Stock Option Plan (the “1992 Plan”), the Amended 1998 Equity Compensation Plan (the “1998 Plan”) and the 2004 Stock-Based Incentive Compensation Plan, as amended (the “2004 Plan”). If stockholders approve the Plan of Dissolution, all outstanding unvested options to purchase shares of the Company’s common stock under the 1998 Plan and the 2004 Plan shall fully vest. In addition, the Compensation Committee of the Board of Directors may, at its discretion (i) cancel any outstanding stock option awards in exchange for a cash payment of an amount equal to the difference between the then fair market value of the award less the option or base price of the award; or (ii) after having given the award holder a chance to exercise any outstanding options, terminate any or all of the award holder’s unexercised options. None of the options outstanding under the 1992 Plan, 1998 Plan or 2004 Plan are “in-the-money,” meaning the applicable

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exercise price of each outstanding option is currently greater than the market price per share of the Company’s common stock on the Nasdaq Capital Market ($0.28 per share as of April 22, 2009).

Under the 1992 Plan, if stockholders approve the Plan of Dissolution, all outstanding unvested options to purchase shares of the Company’s common stock shall fully vest. In addition, the Compensation Committee of the Board of Directors may require the cancellation for cash of outstanding options under the 1992 Plan.

As of March 31, 2008, warrants to purchase an aggregate of 4,808,472 shares of the Company’s common stock were outstanding, of which 4,238,472 are exercisable at $3.66 per share and expire on December 30, 2011 and 570,000 are exercisable at $18.90 per share and expire on March 13, 2011. If the stockholders approve the Plan of Dissolution, we are required under such warrants to mail to the warrant holders, at least five days before the effective date of the Plan of Dissolution, a notice stating the date on which the liquidation is expected to become effective, and the date as of which it is expected that holders of common stock of record will be entitled to exchange their shares of common stock for securities or other property, if any, deliverable upon such liquidation.

Unless and until an option or warrant is exercised and payment of the applicable exercise price or strike price is made, option and warrant holders are not entitled to any cash distributions with respect to their options or warrants payable under the Plan of Dissolution.

Regulatory Approvals

No United States Federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation.

Material United States Federal Income Tax Consequences of Our Dissolution and Liquidation

The following discussion is a general summary of the material United States Federal income tax consequences affecting our stockholders that are anticipated to result from the receipt of distributions pursuant to our dissolution and liquidation. This discussion does not purport to be a complete analysis of all the potential tax effects. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of our stockholders subject to special treatment under certain Federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, regulated investment companies, foreign individuals and entities, and persons who acquired their Genaera Corporation stock upon exercise of stock options or in other compensatory transactions). It also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. Distributions pursuant to the Plan of Dissolution may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions. The following discussion has no binding effect on the Internal Revenue Service or the courts and assumes that we will liquidate in accordance with the Plan of Dissolution in all material respects.

No ruling has been requested from the Internal Revenue Service with respect to the anticipated tax consequences of the Plan of Dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax consequences. If any of the anticipated tax consequences described herein prove to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to us and our stockholders from the liquidation. Tax considerations applicable to particular stockholders may vary with and be contingent on the stockholder’s individual circumstances.

Federal Income Taxation of Genaera Corporation. After the approval of the Plan of Dissolution and until the liquidation is completed, we will continue to be subject to Federal income taxation on our taxable income, if any, such as interest income, gain from the sale of our assets or income from operations. We will recognize gain

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or loss with respect to the sale of our assets in an amount equal to the fair market value of the consideration received for each asset over our adjusted tax basis in the asset sold. In addition, although we currently do not intend to make distributions of property other than cash, in the event of a distribution of property, we may recognize gain upon such distribution of property. We will be treated as if we had sold any such distributed property to the distributee-stockholder for its fair market value on the date of the distribution. Management believes that we have sufficient usable net operating losses to offset any income or gain recognized by us.

Federal Income Taxation of our Stockholders. Amounts received by stockholders pursuant to the Plan of Dissolution will be applied against and reduce a stockholder’s tax basis in his, her or its shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of the distribution and any prior liquidating distributions received by a stockholder with respect to a share exceeds his or her tax basis for that share. If we make more than one liquidating distribution, each liquidating distribution will be allocated proportionately to each share of stock owned by a stockholder. Any loss will generally be recognized only when the final distribution from us has been received and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss provided the shares are held as capital assets, and will be long term capital gain or loss if the stock has been held for more than one year.

Although we currently do not intend to make distributions of property other than cash, in the event of a distribution of property, the stockholder’s tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution.

After the close of our taxable year, we will provide stockholders and the Internal Revenue Service with a statement of the amount of cash distributed to our stockholders and our best estimate as to the value of any property distributed to them during that year. There is no assurance that the Internal Revenue Service will not challenge our valuation of any property. As a result of such a challenge, the amount of gain or loss recognized by stockholders might be changed. Distributions of property other than cash to stockholders could result in tax liability to any given stockholder exceeding the amount of cash received, requiring the stockholder to meet the tax obligations from other sources or by selling all or a portion of the assets received.

If a stockholder is required to satisfy any liability of ours not fully covered by our contingency reserve (see “—Description of the Plan of Dissolution and Dissolution Process—Contingent Liabilities; Contingency Reserve”), payments by stockholders in satisfaction of such liabilities would generally produce a capital loss, which, in the hands of individual stockholders, could not be carried back to prior years to offset capital gains realized from liquidating distributions in those years.

Liquidating Trusts. If we transfer assets to a liquidating trust or trusts, we intend to structure such trust or trusts so that stockholders will be treated for tax purposes as having received their pro rata share of the property transferred to the liquidating trust or trusts, reduced by the amount of known liabilities assumed by the liquidating trust or trusts or to which the property transferred is subject. Assets transferred to a liquidating trust will cause the stockholder to be treated in the same manner for Federal income tax purposes as if the stockholder had received a distribution directly from us. The liquidating trust or trusts themselves will not be subject to Federal income tax. After formation of the liquidating trust or trusts, the stockholders must take into account for Federal income tax purposes their allocable portion of any income, gain or loss recognized by the liquidating trust or trusts. As a result of the transfer of property to the liquidating trust or trusts and the ongoing operations of the liquidating trust or trusts, stockholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from the liquidating trust or trusts with which to pay such tax.

The tax consequences of the Plan of Dissolution may vary depending upon the particular circumstances of the stockholder. We recommend that each stockholder consult its own tax advisor regarding the Federal income tax consequences of the Plan of Dissolution as well as the state, local and foreign tax consequences.

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Effect of Liquidation

The methods used by the Board of Directors and management in estimating the values of our assets are inexact and may not approximate values actually realized. The Board of Directors’ assessment assumes that estimates of our liabilities and operating costs are accurate, but those estimates are subject to numerous uncertainties beyond our control and also do not reflect any contingent or unmature liabilities that may materialize or mature. For all these reasons, actual net proceeds distributed to stockholders in liquidation may be significantly less than the estimated amount discussed in this proxy statement. Moreover, no assurance can be given that any amounts to be received by our stockholders in liquidation will equal or exceed the price or prices at which our common stock has recently traded or may trade in the future.

Required Vote

The affirmative vote of the holders of a majority of the issued and outstanding common stock entitled to vote is required for approval of the Plan of Dissolution.

Recommendation of our Board of Directors

At a meeting held on April 18, 2009, each member of our Board of Directors, with the exception of Mitchell D. Kaye, who was not present at the meeting: (i) determined that the liquidation and dissolution of the Company, and the other transactions contemplated thereby, are fair to, advisable and in the best interests of us and our stockholders, (ii) approved in all respects the Plan of Dissolution and the other transactions contemplated thereby, and (iii) recommended that our stockholders vote FOR the approval and adoption of the Plan of Dissolution. While Mr. Kaye, who is Co-Managing Member of Xmark, which beneficially owned 26.11% of our common stock as of March 31, 2009, was not present at the April 18, 2009 meeting of our Board of Directors, he has indicated his approval of the Plan of Dissolution and his intention to vote the shares beneficially owned by Xmark in favor of the approval and adoption of the Plan of Dissolution.

IMPORTANT INFORMATION CONCERNING GENAERA CORPORATION

Description of Business

For a description of our business, see the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, (the “Form 10-K”), which is attached as Appendix B to this proxy statement. The Form 10-K, which is attached to this proxy statement as an appendix, does not include the exhibits originally filed with such report.

Description of Property

For a description of our properties, see the Form 10-K, which is attached as Appendix B to this proxy statement.

Legal Proceedings

For a description of our legal proceedings, see the Form 10-K, which is attached as Appendix B to this proxy statement.

Financial Statements

Our financial statements as of and for the years then ended December 31, 2008 and 2007 and the notes thereto are included in the Form 10-K, which is attached as Appendix B to this proxy statement.

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Selected Financial Data

The following Statements of Operations and Balance Sheet Data for each of the years in the five-year period ended December 31, 2008 are derived from our audited financial statements. The financial data set forth below should be read in conjunction with the section of the Form 10-K, which is attached as Appendix B to this proxy statement, entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and notes included elsewhere in the Form 10-K.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(in thousands, except per share data)
Statements of Operations Data:
Revenue from collaborative research agreements and grants	$1,489	$2,737	$892	$446	$873

Costs and expenses:
Research and development	11,651	13,097	17,669	21,792	14,004
General and administrative	6,499	6,792	5,996	5,891	4,951

Total operating expenses	18,150	19,889	23,665	27,683	18,955

Loss from operations	(16,661)	(17,152)	(22,773)	(27,237)	(18,082)
Interest income, net	391	1,278	1,542	870	327
Gain (loss) on sale of fixed assets	—	—	(3)	6	(118)

Loss before income tax benefit	(16,270)	(15,874)	(21,234)	(26,361)	(17,873)
Income tax benefit	281	147	—	—	—

Net loss	$(15,989)	$(15,727)	$(21,234)	$(26,361)	$(17,873)

Net loss per share—basic and diluted	$(0.92)	$(0.90)	$(1.46)	$(2.64)	$(2.03)

Weighted-average shares outstanding—basic and diluted	17,464	17,452	14,513	10,097	8,806

Balance Sheet Data:
Cash, cash equivalents and short-term investments	$8,064	$20,900	$33,806	$32,215	$32,151
Working capital	7,254	17,879	32,008	27,161	28,867
Total assets	8,436	21,686	35,250	34,011	33,548
Long-term liabilities	—	70	1,770	1,781	580
Accumulated deficit	(292,482)	(276,493)	(260,766)	(239,532)	(213,171)
Stockholders’ equity	7,400	18,239	31,053	26,284	29,082

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Supplementary Financial Information

The following tables summarize our quarterly results of operations for each quarter in 2008, 2007 and 2006. These quarterly results are unaudited, but in the opinion of management have been prepared on the same basis as our audited financial information and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of our results of operations.

	2008 Results (unaudited) (Dollars and shares in thousands, except per share amounts)
	First quarter	Second quarter	Third quarter	Fourth quarter	Full year
Collaborative research agreement and grant revenues	$1,309	$45	$92	$43	$1,489

Net loss	$(4,257)	$(4,778)	$(3,397)	$(3,557)	$(15,989)

Net loss per share—basic and diluted	$(0.24)	$(0.27)	$(0.19)	$(0.20)	$(0.92	)*

Weighted-average shares outstanding—basic and diluted	17,463	17,465	17,465	17,465	17,464

	2007 Results (unaudited) (Dollars and shares in thousands, except per share amounts)
	First quarter	Second quarter	Third quarter	Fourth quarter	Full year
Collaborative research agreement and grant revenues	$207	$2,403	$51	$76	$2,737

Net loss	$(4,181)	$(1,987)	$(3,729)	$(5,830)	$(15,727)

Net loss per share—basic and diluted	$(0.24)	$(0.11)	$(0.21)	$(0.33)	$(0.90	)*

Weighted-average shares outstanding—basic and diluted	17,443	17,449	17,456	17,461	17,452

	2006 Results (unaudited) (Dollars and shares in thousands, except per share amounts)
	First quarter	Second quarter	Third quarter	Fourth quarter	Full year
Collaborative research agreement and grant revenues	$160	$85	$119	$528	$892

Net loss	$(7,367)	$(5,754)	$(4,498)	$(3,615)	$(21,234)

Net loss per share—basic and diluted	$(0.64)	$(0.50)	$(0.26)	$(0.21)	$(1.46	)*

Weighted-average shares outstanding—basic and diluted	11,467	11,556	17,430	17,435	14,513

*	The net loss per share in each quarter is computed using the weighted-average number of shares outstanding during the quarter. The net loss per share for the full year, however, is computed using the weighted-average number of shares outstanding during the year. Thus, the sum of the quarterly net loss per share amounts does not equal the full-year net loss per share.

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Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s discussion and analysis of financial condition and results of operations is included in the Form 10-K, which is attached as Appendix B to this proxy statement.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There were no changes in or disagreements with accountants on matters of accounting principles or practices or financial disclosures for the periods covered by the Form 10-K, which is attached as Appendix B to this proxy statement.

Market Price of our Common Stock

Our common stock currently trades on the Nasdaq Capital Market under the symbol “GENR.” From December 12, 1991, the date of our initial public offering, until March 9, 2001, our common stock was included for quotation on the Nasdaq National Market under the symbol “MAGN.” On March 9, 2001, we changed our name to Genaera Corporation and on March 12, 2001, our common stock began quotation on the Nasdaq National Market under the symbol “GENR.” Our common stock was included for quotation on the Nasdaq National Market through October 30, 2002, when we elected to begin trading on the Nasdaq SmallCap Market effective with the opening of trading on October 31, 2002. The Nasdaq SmallCap Market was renamed the Nasdaq Capital Market in 2005.

The quarterly ranges of high and low closing bid prices per share of our common stock are shown below, after giving effect to a one-for-six reverse split of our common stock effected on May 11, 2007.

	Common Stock Price
	High	Low
Year Ended December 31, 2006
First Quarter	$10.44	$7.56
Second Quarter	8.40	3.30
Third Quarter	3.36	2.28
Fourth Quarter	2.64	2.16
Year Ended December 31, 2007
First Quarter	$3.00	$1.38
Second Quarter	3.78	2.31
Third Quarter	3.07	2.55
Fourth Quarter	2.95	1.39
Year Ended December 31, 2008
First Quarter	$2.15	$1.38
Second Quarter	2.24	1.26
Third Quarter	1.79	0.50
Fourth Quarter	0.69	0.23
Year Ended December 31, 2009
First Quarter	$0.49	$0.17
Second Quarter (through April 22, 2009)	0.29	0.25

On April 22, 2009, the closing price of a share of our common stock on the Nasdaq Capital Market was $0.28. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

As of April 22, 2009, there were 330 registered holders of our common stock.

We have not paid any cash dividends on our common stock since our inception. In accordance with the Plan of Dissolution, it is anticipated that, if the Plan of Dissolution is approved by our stockholders, we will, to the extent permitted by law, make one or more liquidating distributions to our stockholders.

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Security Ownership of Certain Beneficial Owners, Directors and Management

Security ownership of certain beneficial owners, directors and management is included in the Form 10-K, which is attached as Appendix B to this proxy statement.

Stockholder Proposals

We do not intend to hold an annual meeting of stockholders if the Plan of Dissolution is approved and we file our Certificate of Dissolution. If we do, however, hold a 2009 annual meeting of the stockholders, stockholder proposals and nominations for election to our Board of Directors intended to be presented at that meeting would be required to be received by us, in writing (containing certain information specified in our bylaws about the stockholder and the proposed action), at our corporate headquarters, located at 5110 Campus Drive, Plymouth Meeting, Pennsylvania, no less than 90 days nor more than 120 days prior to the date of the 2009 annual meeting; provided, however, that if less than 100 days notice or prior public disclosure of the date of the 2009 annual meeting is given to the stockholders, then, in order for any stockholder proposal or nomination to be considered timely, such stockholder proposal or nomination must have been received by us by the close of business on the 10th day following the earlier of the day on which (i) notice of the date of the annual meeting was mailed or (i) public disclosure of the date was made. These requirements are separate from and in addition to the Security and Exchange Commission’s (the “SEC”) requirements that a stockholder must meet in order to have a stockholder proposal or nomination included in our proxy statement.

Where You Can Find More Information

We are subject to the reporting requirements of the Exchange Act and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the reports, proxy statements and other information that we file at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our filings are also available free of charge at the SEC’s website at http://www.sec.gov.

You should rely only on the information contained in this proxy statement. No one has been authorized to provide you with information that is different from what is contained in this proxy statement. The date of this proxy statement is , 2009. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement will not create any implication to the contrary.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement, annual report or Notice of Internet Availability of Proxy Materials may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of any of the above referenced documents to you if you request one by writing or calling as follows: Corporate Secretary, Leanne M. Kelly, Genaera Corporation, 5110 Campus Drive, Plymouth Meeting, Pennsylvania 19462; Telephone: (610) 941-4005. If you want to receive separate copies of the annual report, proxy statement and Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

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OTHER BUSINESS

Our Board of Directors does not presently intend to bring any other business before the Special Meeting, and, so far as is known to our Board of Directors, no matters are to be brought before the Special Meeting except as specified in the Notice of the Special Meeting. As to any business that may properly come before the Special Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors

/s/ JOHN L. ARMSTRONG, JR.
John L. Armstrong, Jr. President and Chief Executive Officer

Plymouth Meeting, Pennsylvania

                    , 2009

IMPORTANT

Whether or not you plan to attend the Special Meeting, please vote as promptly as possible. If a quorum is not reached, we will have the added expense of re-issuing these proxy materials. If you attend the Special Meeting and so desire, you may withdraw your proxy and vote in person.

Thank you for acting promptly.

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APPENDIX A

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF

GENAERA CORPORATION

This Plan of Complete Liquidation and Dissolution (this “Plan”) is intended to accomplish the complete liquidation and dissolution of Genaera Corporation, a Delaware corporation (the “Company”), in accordance with the Delaware General Corporation Law (the “DGCL”) and Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”), as follows:

1. The Board of Directors of the Company (the “Board of Directors”) has adopted the Plan and called a special meeting (the “Meeting”) of the Company’s stockholders (the “Stockholders”) to take action on the Plan and ratify the Company’s actions taken to date on the Plan. If Stockholders holding a majority of the Company’s outstanding common stock, par value $0.002 per share (the “Common Stock”), vote for the adoption of this Plan at the Meeting, this Plan shall constitute the adopted Plan of the Company as of the date of the Meeting, or such later date on which the stockholders may approve this Plan if the Meeting is adjourned to a later date (the “Adoption Date”).

2. After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

3. From and after the Adoption Date, the Company shall complete the following corporate actions: The Board of Directors will liquidate the Company’s assets in accordance with any applicable provision of the DGCL. Without limiting the flexibility of the Board of Directors, the Board of Directors may, at it option, instruct the officers of the Company to follow the procedures set forth in Sections 280 and 281 of the DGCL which instruct such officers to: (i) give notice of the dissolution to all persons having a claim against the Company and provide for the rejection of any such claims in accordance with Section 280 of the DGCL; (ii) offer to any claimant whose claim is contractual and contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and, if any such claimant rejects such offer, the Company shall petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to such claimant in accordance with Section 280 of the DGCL; (iii) petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for (a) claims that are the subject of any pending action, suit or proceeding to which the Company is a party, and (b) claims that have not been made known to the Company at the time of dissolution, but are likely to arise or become known within five (5) years (or longer in the discretion of the Delaware Court of Chancery, but in no event longer than ten years), each in accordance with Section 280 of the DGCL; (iv) pay, or make adequate provision for payment, of all claims made against the Company and not rejected, including all expenses related to the sale of assets and the liquidation and dissolution provided for by this Plan in accordance with Sections 280 and 281 of the DGCL; and (v) post all security offered and not rejected and all security ordered by the Delaware Court of Chancery in accordance with Sections 280 and 281 of the DGCL.

4. The distributions to the stockholders pursuant to Section 3, 6 and 7 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock of the Company. As a condition to receipt of any distribution to the Company’s Stockholders, the Board of Directors or the Trustees (as defined below), in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agents for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees (“Satisfactory Evidence and Indemnity”). The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of the Company are transferred to the Trust or (iii) the date on which the Company files its Certificate of Dissolution under the DGCL (following any post-dissolution continuation period thereunder), and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

5. If any distribution to a Stockholder cannot be made, whether because the Stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such Stockholder is entitled (unless transferred to the Trust established pursuant to Section 6 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such Stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

6. If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the Stockholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of its Stockholders (the “Trustees”), under a liquidating trust (the “Trust”), any assets of the Company which are (i) not reasonably susceptible to distribution to the Stockholders, including without limitation non-cash assets and assets held on behalf of the Stockholders (a) who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the Federal securities laws and regulations promulgated thereunder, or (ii) held as the Contingency Reserve. The Board of Directors may appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the Stockholders for the purposes of Section 3 of this Plan. Any such conveyance to the Trustees shall be in trust for the Stockholders of the Company. The Company, subject to this Section and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable.

7. Whether or not a Trust shall have been previously established pursuant to Section 6, in the event it should not be feasible for the Company to make the final distribution to its stockholders of all assets and properties of the Company prior to     , 2012, then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as set forth in Section 6.

8. After the Adoption Date, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL.

9. Under this Plan the Board of Directors may approve the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, including any sale, exchange or other disposition in liquidation of less than a majority of the property and assets of the Company to affiliates of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions.

10. In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional, legal and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

11. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute approval of the Stockholders of the payment of any such compensation.

12. The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and bylaws and any contractual arrangements, for the actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligation hereunder, including seeking an extension in time and coverage of the Company’s insurance policies currently in effect.

13. Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Company’s Stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the Stockholders to the extent permitted by the DGCL.

14. The Board of Directors of the Company is hereby authorized, without further action by the Company’s Stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up the Company’s affairs.

APPENDIX B

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2008

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File Number 0-19651

GENAERA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	13-3445668
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5110 Campus Drive, Plymouth Meeting, PA	19462
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (610) 941-4020

SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Common Stock, $.002 par value per share	Nasdaq Capital Market
(Title of each class)	(Name of each exchange on which registered)

SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

None

(Title of Class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    YES  ☐    NO  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    YES  ☐    NO  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    YES  ☒    NO  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). YES ☐    NO ☒

The aggregate market value of common stock held by non-affiliates of the registrant was $23,784,986 as of June 30, 2008, the last business day of the registrant’s most recently completed second fiscal quarter. Such aggregate market value was computed by reference to the closing price of the common stock as reported on the National Market System of The Nasdaq Stock Market on June 30, 2008. For purposes of this calculation only, the registrant has defined affiliates as all directors and executive officers as of June 30, 2008 and any stockholder whose ownership exceeds 10% of the common stock outstanding as of June 30, 2008.

The number of shares of the registrant’s common stock outstanding as of February 26, 2009 was 17,464,630.

GENAERA CORPORATION

ANNUAL REPORT ON FORM 10-K

FOR THE YEAR ENDED DECEMBER 31, 2008

PART I

ITEM 1.	BUSINESS

FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this Annual Report on Form 10-K contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements since they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “hope” and other words and terms of similar meaning. In particular, these include, among others, statements relating to present or anticipated scientific progress, development of potential pharmaceutical products, future revenues, capital expenditures, research and development expenditures, future financings and collaborations, personnel, manufacturing requirements and capabilities, the impact of new accounting pronouncements and other statements regarding matters that are not historical facts or statements of current condition.

There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

We undertake no obligation (and expressly disclaim any such obligation) to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our filings with the United States Securities and Exchange Commission (the “SEC”), all of which are available in the SEC EDGAR database at www.sec.gov and from us.

OVERVIEW

Genaera Corporation is a biopharmaceutical company focused on advancing the science and treatment of metabolic diseases. We were first incorporated in the state of Delaware in 1987 and are headquartered in Plymouth Meeting, Pennsylvania. Our lead clinical drug candidate, trodusquemine (“MSI-1436”), is being developed to treat obesity and type 2 diabetes. In addition to MSI-1436, we have a collaborative agreement with MedImmune, Inc., a wholly-owned subsidiary of Astra Zeneca plc (“MedImmune”), to develop and commercialize therapies related to our anti-interleukin-9 (“IL9”) program for the treatment of asthma.

We have no products available for sale and have incurred losses since our inception. Because substantially all of our potential products currently are in research, preclinical development or the early or middle stages of clinical testing, revenues from product sales will not occur for at least the next several years, if at all. We believe our cash, cash equivalents and short-term investments at December 31, 2008 are sufficient to fund operations and meet our research and development goals into the second quarter of 2009. We commenced a cost savings initiative and reduced our operating expenses in 2008. However, we will also need to raise additional funds and are currently exploring alternatives, such as equity or debt financing and/or the licensing of the rights to one or more of our product candidates. If additional funds are raised by issuing equity securities, substantial dilution to existing shareholders may result. If we engage in collaborations, we may receive lower consideration upon commercialization of such products than if we had not entered into such arrangements, or if we entered into such arrangements at later stages in the product development process. In light of our known and contingent financial obligations, if we fail to obtain capital in the immediate future, we may be required to delay, scale back, eliminate some or all of our research and development programs, consider various strategic alternatives including a merger or sale of the Company or cease operations.

DEVELOPMENT PROGRAMS

Obesity Therapeutic Program

Trodusquemine (also referred to in scientific literature as MSI-1436) is a small molecule that has demonstrated the ability to prevent abnormal weight gain or induce weight reduction in several animal models. Our researchers have shown that animal food intake can be regulated in a reversible manner, leading to changes in body weight. Preclinical data on trodusquemine demonstrate that it is a potent appetite suppressant with the ability to normalize fasting blood sugar independent of its ability to induce weight loss. Additionally, trodusquemine has been shown to reduce elevated levels of cholesterol and triglycerides in obese animals. Our preclinical studies with trodusquemine support a mechanism of action that suppresses appetite and increases insulin sensitivity by selective inhibition of both central and peripheral protein tyrosine phosphatase 1B (“PTP1B”). The ability of trodusquemine to induce weight loss in several animal models (rodent, rabbit, dog and monkey) makes it an excellent candidate for evaluation in clinical studies. To date, we have completed two phase 1 clinical studies and began a third phase 1 study in the fourth quarter of 2008.

With trodusquemine, we are targeting the approximately 10 to 12 million Americans who are classified medically as significantly obese and the approximately 21 million Americans with type 2 diabetes. While the trodusquemine molecule is very different in function, it has a similar chemical structure to a compound that we previously developed, squalamine lactate (“squalamine”), which would enable us to make more efficient use of internal and external resources utilized in the manufacture of squalamine. We filed an Investigational New Drug (“IND”) application with the United States Food and Drug Administration (the “FDA”) for the use of trodusquemine in the treatment of obesity in the first quarter of 2007. We filed an additional IND application for the use of trodusquemine in the treatment of type 2 diabetes in the fourth quarter of 2007.

IL9 Antibody Therapeutics

The IL9 program is a genomics-based program focused on the development of a blocking antibody to IL9 to treat a root cause of asthma. Our functional genomic studies demonstrated the broad role of IL9 as an etiologic agent in asthma. The IL9 gene varies in structure and function among individuals and as a result may have an important role in a genetic predisposition to asthma and allergic reactions. Our scientific studies and independent peer-reviewed publications indicate that IL9 controls other well-known factors involved in promoting lung inflammation in asthma, including a group of proteins that modulate the growth and functional activities of immune cells. We have developed a patent position around IL9, having first discovered and documented a role for this cytokine in asthma. Our patent position includes patents licensed exclusively from the Ludwig Institute for Cancer Research (“LICR”) as well as patents owned jointly with LICR.

In April 2001, we entered into a collaborative agreement with MedImmune to develop and commercialize therapies related to our IL9 program. Pursuant to the agreement, MedImmune provided funding of $2.5 million for research and development activities over a two-year period from April 2001 through April 2003. By the end of the two-year period, licensed technology had been transferred to MedImmune, which assumed responsibility for development and commercialization efforts on the IL9 program. In addition to the research and development funding, MedImmune agreed to reimburse us for certain external costs we incurred in connection with the IL9 program. Under the agreement, we received $1.0 million based on the completion of contractual milestones and we could also receive up to $54.0 million based on the successful completion of future milestones. We are also entitled to royalties on sales of commercial products resulting from the collaboration. As a result of our limited control over the development plan and the timing of milestones, we cannot estimate the timing or receipt of milestone payments and may not receive a substantial portion of these milestone payments within the next five years. Each party has the right to terminate the agreement upon notice to the other party. In August 2008, MedImmune reported that it had voluntarily suspended three ongoing phase 2 studies of MEDI-528, the compound developed using the technology licensed under the collaborative agreement, and that its IND application for MEDI-528 for the treatment of asthma was placed on clinical hold by the FDA.

Squalamine Lactate

Squalamine is a unique, first-in-class, synthetic small molecule administered systemically that directly interrupts and reverses multiple facets of “angiogenesis,” a fundamental process by which new blood vessels are formed, and is considered an “anti-angiogenic” substance. Working within activated endothelial cells, squalamine, an aminosterol, inhibits growth factor signaling including vascular endothelial growth factor signaling, thereby resulting in endothelial cell inactivation and, in certain cases, apoptosis. Squalamine has exhibited reproducible anti-angiogenic properties in a number of in vitro and in vivo assays, including animal cancer and eye disease models, across independent laboratories. In 2007, we discontinued our clinical development of squalamine for age-related macular degeneration (“AMD”) and in prostate cancer, and are actively pursuing licensing of squalamine for both oncology and wet AMD.

LOMUCIN™ (talniflumate)

One of our genomics-based programs has focused on the fundamental biology of mucus over-production in patients with chronic respiratory disease. Efforts to identify specific gene targets and validate these targets for therapeutic development have led to the identification of small molecules to inhibit the over-production of mucin, or “mucoregulators.” Our scientists have identified hCLCA1, a chloride channel found in humans, and demonstrated a relationship between hCLCA1 and abnormal mucus production.

LOMUCIN™ (talniflumate) is an orally available, small molecule inhibitor of the hCLCA1 channel and potential mucoregulator. LOMUCIN™ is a compound that was discovered, developed and marketed as an anti-inflammatory drug by Laboratorios Bago of Buenos Aires, Argentina, an independent pharmaceutical company. We have an exclusive license with Laboratorios Bago to develop and commercialize talniflumate as a mucoregulator drug in all major pharmaceutical markets, including the United States, Europe and Japan. In October of 2007, we completed our phase 2 clinical trial program for LOMUCIN™ and are currently pursuing licensing of the compound and the hCLCA1 franchise.

Infectious Disease Program

Prior to 2000, LOCILEX (pexiganan) Cream, a topical cream antibiotic for the treatment of infection in diabetic foot ulcers, had been our lead product development candidate. In July 1999, LOCILEX Cream failed to obtain approval from the FDA, and we have since terminated our manufacturing agreements required to further develop this product candidate and refocused our near-term product development efforts on our other programs. In October 2007, we entered into an agreement to license the exclusive worldwide rights for use of pexiganan as a drug to MacroChem Corporation (“MacroChem”). Under the terms of the license agreement, MacroChem paid us an initial fee of $1.0 million. The terms of the agreement also include up to $7.0 million in milestone payments to us based upon the achievement of clinical milestones, including the start of phase 3 clinical trials and regulatory approval. The agreement also includes sales-based milestones of up to $35.0 million and 10% royalty payments on net sales. As a result of the license agreement, MacroChem has assumed all clinical development, manufacturing, regulatory and commercialization activities for pexiganan as a drug. As a result of our limited control over the development plan and the timing of milestones, we cannot estimate the timing or receipt of milestone payments.

RESEARCH AND DEVELOPMENT COSTS

We incurred costs of $11.7 million and $13.1 million for research and development in the years ended December 31, 2008 and 2007, respectively. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8. Financial Statements and Supplementary Data” for additional information.

COMMERCIAL ARRANGEMENTS

We believe collaborations allow us to leverage our scientific and financial resources and gain access to markets and technologies that would not otherwise be available to us. In the long term, development and marketing arrangements with established companies in the markets in which our potential products will compete may provide us with more efficient development and marketing abilities and may, accordingly, conserve our resources. We expect that we will seek additional development and marketing arrangements for most of the products we may develop. From time to time, we hold discussions with potential collaborators.

CONTRACT MANUFACTURING

We have no current plans to establish a commercial manufacturing facility. We depend upon various contract manufacturers for clinical trial manufacturing of our proposed products and expect to continue to rely on third parties for any commercial-scale manufacturing. We require that all of our third-party manufacturers produce our active pharmaceutical ingredients and finished products in accordance with all applicable regulatory standards.

GOVERNMENT REGULATION

Our development, manufacture and potential sale of therapeutics are subject to extensive regulation by United States and foreign governmental authorities.

Regulation of Pharmaceutical Products in the United States

The FDA regulates our product candidates currently being developed as drugs or biologics in the United States. New drugs are subject to regulation under the Federal Food, Drug, and Cosmetic Act, and biological products, in addition to being subject to certain provisions of that Act, are regulated under the Public Health Service Act. Both statutes and the regulations promulgated thereunder, govern, among other things, the testing, manufacturing, safety, efficacy, labeling, storage, record keeping, and advertising and other promotional practices involving biologics or new drugs, as the case may be. FDA approval or other clearances must be obtained before clinical testing of, and before manufacturing and marketing of, new biologics and drugs.

Obtaining FDA approval historically has been a costly and time-consuming process. Generally, in order to gain FDA pre-market approval, a developer first must conduct preclinical studies in the laboratory and in animal model systems to gain preliminary information on an agent’s effectiveness and to identify any safety problems. The results of these studies are submitted as a part of an IND application for a drug or biologic which the FDA must review before human clinical trials of an investigational drug can begin. The IND application includes a detailed description of the clinical investigations to be undertaken.

In order to commercialize any products, we or our collaborators must sponsor and file an IND application and be responsible for initiating and overseeing the clinical studies to demonstrate the safety, effectiveness and quality that are necessary to obtain FDA approval of any such products. For IND applications sponsored by us or our collaborators, we or our collaborators will be required to select qualified investigators (usually physicians) to supervise the administration of the products, and ensure that the investigations are conducted and monitored in accordance with FDA regulations, including the general investigational plan and protocols contained in the IND application.

Clinical trials of drugs normally are done in three phases, although the phases may overlap. Phase 1 trials are concerned primarily with the safety of the drug, involve a small group typically ranging from 15 – 40 subjects, and may take from six months to over one year to complete. Phase 2 trials typically involve 30 – 200 patients and are designed primarily to demonstrate safety and preliminary effectiveness in treating or diagnosing the disease or condition for which the drug is intended, although short-term side effects and risks in people whose health is impaired may also be examined. Phase 3 trials are expanded clinical trials with larger numbers of patients that are intended to evaluate the overall benefit-risk relationship of the drug and to gather additional information for proper dosage and labeling of the drug. Phase 3 clinical trials generally take two to five years to complete, but may take longer. The FDA receives reports on the progress of each phase of clinical testing, and it may require the modification, suspension or termination of clinical trials if it concludes that an unwarranted risk is presented to patients or, in phase 2 and 3, if it concludes that the study protocols are deficient in design to meet their stated objectives.

If clinical trials of a new product are completed successfully, the sponsor of the product may seek FDA marketing approval. If the product is regulated as a biologic, the FDA will require the submission and approval of a Biologics License Application (“BLA”) before commercial marketing of the biologic. If the product is classified as a new drug, an applicant must file a New Drug Application (“NDA”) with the FDA and receive approval before commercial marketing of the drug. The BLA or NDA must include detailed information about the product and its manufacture and the results of product development, preclinical studies and clinical trials.

The testing and approval processes described above require substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. BLAs and NDAs submitted to the FDA can take more than one to two years to receive approval. If questions arise during the FDA review process, approval can take more than five years. Notwithstanding the submission of relevant data, the FDA may ultimately decide that the BLA or NDA does not satisfy its regulatory criteria for approval and as a result may deny approval, require additional clinical studies or require demonstration of compliance with Good Manufacturing Practices (“GMPs”). In addition, the FDA may condition marketing approval on the conduct of specific post-marketing studies to further evaluate safety and effectiveness. Even if FDA regulatory clearances are obtained, a marketed product is subject to continual regulatory requirements and review relating to GMPs, adverse event reporting, promotion and advertising and other matters. Later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions.

Regulation of Pharmaceutical Products Outside of the United States

The development and commercialization of our product candidates outside of the United States is subject to foreign local and national regulatory requirements. The requirements that we must satisfy to obtain regulatory approval by governmental agencies in other countries prior to commercialization of our products in such countries can be as rigorous, costly and uncertain as those that are encountered in the United States.

Other

In addition to the foregoing, our business is and will be subject to regulation under various state and federal environmental laws, including the Occupational Safety and Health Act, the Resource Conservation and Recovery Act and the Toxic Substance Control Act. These and other laws govern our use, handling and disposal of various biological, chemical and radioactive substances used in and wastes generated by our operations. We cannot predict whether state or federal regulators and agencies will impose new regulatory restrictions on the marketing of biotechnology products.

PATENTS, LICENSES AND PROPRIETARY RIGHTS

We actively seek to protect our product candidates and proprietary information by means of United States and foreign patents, trademarks and contractual arrangements. Our success depends, in part, on our ability to develop and maintain a strong patent position for our products and technologies both in the United States and in certain other countries where patent laws are enforced and pharmaceutical markets are deemed to be meaningful to us and our current and future collaborators. As with most biotechnology and pharmaceutical companies, our patent position is highly uncertain and involves complex legal and factual questions.

To date, we own, co-own or have licensed on an exclusive basis a total of 82 patent applications and issued patents in the United States, 68 of which we own or co-own and 14 that we license on an exclusive basis. We own, co-own or have licensed on an exclusive basis a total of 148 patent applications and issued patents in countries other than the United States.

We own patents covering methods and intermediates in the manufacturing process of squalamine and trodusquemine that expire in 2017 and 2018. We own a composition of matter patent for the trodusquemine compound, which expires in 2014. We also own a patent for the use of trodusquemine as an anti-obesity agent and other indications that expires in 2015, and we own a U.S. patent that covers the use of trodusquemine to lower serum cholesterol and glucose levels that expires in 2025. We own two patents for the use of anti-IL9 or anti-IL9 receptor antibodies for the treatment of asthma and related disorders that expire in 2016. We also own several patents and patent applications for the use of squalamine as an anti-angiogenic, including methods for the treatment of cancer and for neovascularization in the eye. One of these patents is to the compound’s combination therapy with other anti-cancer agents and will expire in 2017, while another patent covers the treatment of AMD, retinopathy of prematurity and diabetic retinopathy and will expire in 2015. We also have U.S. patents covering the composition of matter for a mucoregulator target and another patent covering methods for screening for mucoregulator compounds, both of which expire in 2019. We own a patent on the use of talniflumate and related mucoregulator compounds for treating various conditions where mucus is overproduced, which expires in 2021.

The expiration date of each of these patents is subject to extension depending upon the future research and development program timelines. We have filed several other applications across our research and development programs and intend to file additional applications, as appropriate, for patents on new compounds, products or processes discovered or developed through the application of our technology.

We have rights to several patents and patent applications under certain license agreements pursuant to which we expect to owe royalties on sales of products that incorporate issued valid patent claims. In particular, we have licensed from LICR specific technologies related to our IL9 program, the earliest of which expires in 2009. In addition, we have licensed from the Children’s Hospital of Philadelphia the composition of matter patent for the squalamine compound, which expires in 2012. These patents are subject to extensions by their owners depending upon the future research and development program timelines. Additionally, certain of these agreements also provide that if we elect not to pursue the commercial development of any licensed technology, or do not adhere to an acceptable schedule of commercialization, then our exclusive rights to such technology may terminate. We also conduct or collaborate on research at certain institutions, and these relationships may provide us with technology that is owned, licensed or for which we have an option to license.

In addition, our patents on anti-IL9 and anti-IL9 receptor, as well as the patents that we license from LICR, have been licensed to MedImmune. We expect to receive certain milestone payments during the development of this technology and will receive royalty payments on sales of any approved drugs. In addition, we rely on unpatented proprietary technologies, unpatentable skills, knowledge and experience of our scientific and technical personnel, as well as those of our advisors, consultants and other contractors and other intellectual property (collectively “know-how”) in the development of our product candidates. To help protect our proprietary know-how that is not patentable, and for inventions for which patents may be difficult to enforce, we rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we require employees, consultants and advisors to enter into agreements that prohibit the disclosure of our confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions that arise from their activities for us. These confidentiality agreements also require that our employees, consultants and advisors do not bring to us, or use without proper authorization, any third-party’s proprietary technology.

COMPETITION

The pharmaceutical industry is characterized by intense competition. Many companies, research institutions and universities are conducting research and development activities in a number of areas similar to our fields of interest. Most of these entities have substantially greater financial, technical, manufacturing, marketing, distribution and other resources. We also may face competition from companies using different or advanced techniques that could render our products obsolete.

We expect technological developments in the biopharmaceutical field to occur at a rapid rate and expect competition to intensify as advances in this field are made. Colleges, universities, governmental agencies and other public and private research organizations are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technology that they have developed, some of which may be directly competitive with our technology. In addition, these institutions, along with pharmaceutical and specialized biotechnology companies, can be expected to compete with us in recruiting highly qualified scientific personnel.

Many companies are working to develop and market products intended for the disease areas we are targeting, including obesity, type 2 diabetes and respiratory diseases. A number of major pharmaceutical companies have significant franchises in these disease areas and can be expected to invest heavily to protect their interests. With respect to obesity, products are being developed at a number of biopharmaceutical companies, including but not limited to, Alizyme plc, Amylin Pharmaceuticals, Inc., Arena Pharmaceuticals, Inc., Merck and Co., Inc., Orexigen Therapeutics, Inc. and Vivus, Inc. With respect to type 2 diabetes, products are being developed at a number of biopharmaceutical companies, including but not limited to, Abbott Laboratories, Amylin Pharmaceuticals, Inc., AstraZeneca PLC, Eli Lilly & Company, GlaxoSmithKline PLC, Johnson & Johnson, Novartis AG and Novo Nordisk A/S. In the respiratory field, other biopharmaceutical companies also have reported the discovery of genes relating to asthma and other respiratory diseases, including Amgen, Inc., Genentech, Inc. and Vertex Pharmaceuticals, Inc., as well as other large pharmaceutical companies.

EXECUTIVE OFFICERS

Our current executive officers are as follows:

Name	Age	Position
John L. Armstrong, Jr., MBA	65	President and Chief Executive Officer
Michael J. Gast, MD, PhD	60	Executive Vice President and Chief Medical Officer
Henry R. Wolfe, PhD	51	Executive Vice President and Chief Scientific Officer
Leanne M. Kelly	32	Senior Vice President and Chief Financial Officer

Mr. Armstrong has served as our President and Chief Executive Officer since January 2006. Prior to that, Mr. Armstrong had served as our President and Chief Operating Officer since July 2005. In July 2004, Mr. Armstrong was promoted to our Executive Vice President and Chief Operating Officer. Prior to that, he had served as our Executive Vice President since joining us in October 2003. Mr. Armstrong has over forty years of increasing responsibility in the pharmaceutical industry, with a manufacturing emphasis. Prior to joining us, he served as Chief Executive Officer of Mills Biopharmaceuticals, a subsidiary of UroCor, Inc. (“UroCor”), and as Vice President of Business Development at UroCor from December 1999 to November 2001. Prior to that, Mr. Armstrong served as President and Chief Operating Officer at Oread, Inc. from February 1998 to August 1999. Mr. Armstrong spent from 1991 to 1998 with DuPont Merck Pharmaceutical Company, where he served in various executive positions, including as President of ENDO Laboratories, and President of the global manufacturing/quality division. Prior to that, Mr. Armstrong served in numerous roles of increasing responsibility in manufacturing operations at Merck, Sharp and Dohme, Stuart Pharmaceuticals and Marion Merrell Dow. Mr. Armstrong earned his MBA from Century University in 1993.

Dr. Gast was promoted to Executive Vice President and Chief Medical Officer in October 2007. Prior to that, Dr. Gast had served as our Executive Vice President of Clinical Research and Development since November 2006, having rejoined us in March 2006 as Senior Vice President, Clinical Research and Development. Dr. Gast initially served as our Executive Vice President and Chief Medical Officer from February 2005 through July 2005. Dr. Gast worked for us as a consultant from August 2005 until he rejoined us in 2006. Prior to joining us, Dr. Gast spent ten years at Wyeth, most recently serving as Vice President, Scientific Affairs within Wyeth Global Medical Affairs, where he was responsible for oversight of phase 4 clinical research programs. Previously at Wyeth, Dr. Gast served as Vice President, Women’s Health Clinical Research and Development. Prior to that, Dr. Gast spent twenty-one years at the Washington University School of Medicine. During his tenure on the faculty at the Washington University Department of Obstetrics and Gynecology, Dr. Gast served as Director of the Division of Reproductive Endocrinology and Infertility and Director of the Endocrine Clinical Laboratories. Dr. Gast received his MD from The Ohio State University College of Medicine in 1973 and his PhD in Molecular Biology from Washington University in 1981.

Dr. Wolfe was promoted to Executive Vice President and Chief Scientific Officer in October 2007. Prior to that, Dr. Wolfe had served as our Senior Vice President of Business Development and Research and Development since November 2006. Dr. Wolfe was promoted to Vice President of Business Development in January 2006. Prior to that, he served as our Executive Director of Business Development. Dr. Wolfe has twenty-five years of experience in the biotechnology and pharmaceutical industry. Prior to joining us, he was Vice President of Research & Development at Targeted Diagnostics and Therapeutics, Inc. Prior to that, Dr. Wolfe served in various management positions relating to the discovery and development of therapeutic and in vivo imaging products with Nycomed Amersham, plc (now GE Healthcare), Sterling Winthrop Pharmaceuticals and E.I. Dupont deNemours Co. Dr. Wolfe received his PhD in Molecular Pharmacology and Structural Biology from Thomas Jefferson University in 2006 and is the author of more than 40 patents and peer-reviewed publications.

Ms. Kelly was promoted to Senior Vice President and Chief Financial Officer in May 2007. Prior to that, Ms. Kelly had served as Senior Vice President of Corporate Communications since November 2006. Prior to that, she had served as Vice President, Finance since January 2006 and Controller since December 2002. Ms. Kelly also served as our Interim Chief Financial Officer in 2003. Prior to joining us, Ms. Kelly was Controller of Lamina Ceramics, Inc. Ms. Kelly also served as Senior Financial Analyst and SEC Accountant at Luminant Worldwide Corporation and Senior Auditor with KPMG LLP. Ms. Kelly holds a CPA certificate from the Pennsylvania State Board of Accountancy and is a member of the Pennsylvania Institute of Certified Public Accountants.

Officers are elected or appointed by the board of directors to serve until the appointment or election and qualification of their successors or their earlier termination or resignation.

EMPLOYEES

As of December 31, 2008, we had 16 full-time employees. No employees are covered by collective bargaining agreements and we consider relations with our employees to be good.

AVAILABLE INFORMATION

We make available free of charge on our internet website, www.genaera.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

ITEM 2.	PROPERTIES

We lease approximately 21,000 square feet of office and laboratory space in a single building in Plymouth Meeting, Pennsylvania. This lease provides for minimum annual payments of approximately $0.4 million in 2009. The lease expires in November 2009.

ITEM 3.	LEGAL PROCEEDINGS

None.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Our common stock currently trades on the Nasdaq Capital Market under the symbol “GENR.” From December 12, 1991, the date of our initial public offering, until March 9, 2001, our common stock was included for quotation on the Nasdaq National Market under the symbol “MAGN.” On March 9, 2001, we changed our name to Genaera Corporation and on March 12, 2001, our common stock began quotation on the Nasdaq National Market under the symbol “GENR.” Our common stock was included for quotation on the Nasdaq National Market through October 30, 2002, when we elected to begin trading on the Nasdaq SmallCap Market effective with the opening of trading on October 31, 2002. The Nasdaq SmallCap Market was renamed the Nasdaq Capital Market in 2005.

The quarterly ranges of high and low closing bid prices per share of our common stock are shown below, after giving effect to a one-for-six reverse split of our common stock effected on May 11, 2007.

Year Ended December 31, 2007	High	Low
1st Quarter	$3.00	$1.38
2nd Quarter	$3.78	$2.31
3rd Quarter	$3.07	$2.55
4th Quarter	$2.95	$1.39

Year Ended December 31, 2008	High	Low
1st Quarter	$2.15	$1.38
2nd Quarter	$2.24	$1.26
3rd Quarter	$1.79	$0.50
4th Quarter	$0.69	$0.23

As of February 27, 2009, the last reported bid price for our common stock on the Nasdaq Capital Market was $0.19 per share.

Dividends

We have not paid any cash dividends on our common stock since our inception and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. It is the present policy of the board of directors to retain all earnings, if any, to finance the development of our business.

Number of Holders of Common Stock

At February 27, 2009, there were 330 stockholders of record.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Genaera Corporation is a biopharmaceutical company focused on advancing the science and treatment of metabolic diseases. Our research and development efforts are focused on obesity and type 2 diabetes. In addition, we have a fully out-licensed partnership with MedImmune for the development and commercialization of respiratory therapies related to our IL9 program.

Since commencing operations in 1988, we have not generated any revenue from product sales. We have funded operations primarily from the proceeds of public and private placements of securities, research and development collaboration payments and related equity investments. We have incurred a loss in each year since our inception and we expect to incur substantial additional losses for at least the next several years. We expect that future losses may fluctuate and that such fluctuations may be substantial. At December 31, 2008, our accumulated deficit was $292.5 million. We believe our cash, cash equivalents and short-term investments at December 31, 2008 are sufficient to fund operations and meet our research and development goals into the second quarter of 2009. However, we will need to raise additional funds and are currently exploring alternatives, such as equity or debt financing and/or the licensing of the rights to one or more of our product candidates. If additional funds are raised by issuing equity securities, substantial dilution to existing shareholders may result. If we engage in collaborations, we may receive lower consideration upon commercialization of such products than if we had not entered into such arrangements, or if we entered into such arrangements at later stages in the product development process. In light of our known and contingent financial obligations, if we fail to obtain capital in the immediate future, we may be required to delay, scale back, eliminate some or all of our research and development programs, consider various strategic alternatives including a merger or sale of the Company or cease operations.

The following discussion is included to describe our financial position and results of operations for each of the years ended December 31, 2008 and 2007. The financial statements and notes thereto included elsewhere herein contain detailed information that should be referred to in conjunction with this discussion.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of our financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. Actual results could differ materially from those estimates. The following are critical accounting policies that are important to our financial condition and results of operations and require management to make judgments, assumptions and estimates that are inherently uncertain.

Revenue Recognition

Contract revenue for research and development is recorded as earned based on the performance requirements of the contract. Non-refundable contract fees for which no further performance obligations exist, and for which there is no continuing involvement by us, are recognized at the earlier of when the payments are received or when collection is assured. Revenue from non-refundable upfront license fees and certain guaranteed payments where we have continuing involvement through development collaboration is recognized on a straight-line basis over the development period. Revenue associated with performance milestones is recognized based upon the achievement of the milestones as defined in the respective agreements. Revenue under research and development cost reimbursement contracts is recognized as the related costs are incurred. Advance payments received in excess of amounts earned are classified as liabilities until earned. Payments received that are refundable also are classified as liabilities until the refund provision expires. We make an estimate as to the appropriate deferral period for recognition of revenue on any collaborative development programs. Changes in these estimates due to the evolution of the development program can have a significant effect on the timing of when revenue is recorded.

Research and Development Expenses

Research and development expenses include related salaries, contractor fees and facility costs. Research and development expenses consist of independent research and development contract costs, contract manufacturing costs and costs associated with collaborative research and development arrangements. In addition, we fund research and development at other research institutions under agreements that are generally cancelable. Research and development expenses also include external activities, such as investigator-sponsored trials. All such costs are charged to research and development expense systematically as incurred, which may be measured by patient enrollment or the passage of time. At the initiation of certain contracts, we must make an estimate as to the duration and expected completion date of the contract, which may require a change due to accelerations, delays or other adjustments to the contract period or work performed. Changes in these estimates could have a significant effect on the amount of research and development costs in a specific period. While we have historically made changes to the estimates underlying our research and developments costs, none of those changes were material for any historical period. Future changes in these estimates could have a significant effect on the amount of research and development costs in a specific period.

Stock-Based Compensation

We account for stock-based employee compensation using the modified prospective method set forth by Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R requires that compensation cost for all stock-based awards be measured at fair value on the date of grant and recognized over the requisite service period for awards expected to vest. The fair value of stock option grants is determined using the Black-Scholes valuation model. Such amounts, net of estimated forfeitures, are recognized as compensation expense over the requisite service period using the accelerated method under SFAS 123R.

RESULTS OF OPERATIONS—2008 vs. 2007

Revenues

We recognized revenue of $1.5 million and $2.7 million in the years ended December 31, 2008 and 2007, respectively. We have received no revenues to date from product sales. Revenues recorded to date have consisted principally of revenues recognized under collaborations with third parties.

In April 2001, we entered into a research collaboration and licensing agreement with MedImmune to develop and commercialize therapies related to our IL9 program. MedImmune provided funding of $2.5 million, payable in eight equal quarterly installments through April 2003. In addition, MedImmune reimburses external costs for certain research and development activities and for patent prosecution expenses. We could also receive up to $54.0 million of additional funding based on successful completion of future milestones. For the year ended December 31, 2008, we recognized $0.2 million as revenue related to external cost reimbursements. For the year ended December 31, 2007, we recognized $0.5 million as revenue related to external cost reimbursements of which $0.2 million related to reimbursement for expenses incurred in prior periods. The revenue and expense amounts related to a prior period were determined to be immaterial to the current and prior periods.

In September 2001, we received a contingent award of up to $1.7 million from Cystic Fibrosis Foundation Therapeutics (“CFFT”), an affiliate of the Cystic Fibrosis Foundation, to support early clinical evaluation of LOMUCIN™ involving subjects with cystic fibrosis. In April 2005, the award was increased to $2.9 million, consisting of $0.5 million previously received in connection with our initial phase 2 trial of LOMUCIN™ and up to $2.35 million in milestone-driven matching funds from CFFT to support a multi-center, randomized, double-blind, placebo-controlled phase 2 clinical trial of LOMUCIN™. After consultation with CFFT, the protocol for this trial was amended in June 2006 to decrease the number of evaluable subjects to be enrolled in the trial from 200 to 80. As a result of the decrease in the number of evaluable subjects, the total contract funding for our phase

2 clinical evaluation of LOMUCIN™ was reduced from $2.9 million to $2.52 million or $2.45 million, depending upon the final milestone achieved. In June 2007, we and CFFT agreed, for reasons of futility, to discontinue the phase 2 trial of LOMUCIN™ and terminated the award agreement. As a result of the termination, we recognized revenue of $2.1 million in the year ended December 31, 2007.

In May 2007, we received a one-time payment as a result of the licensing by LICR of certain patents jointly owned by LICR and Genaera pursuant to the Second Research Agreement between LICR and Genaera dated December 20, 1999. We recognized the payment of $0.1 million, which related to a prior period, as revenue in the year ended December 31, 2007. The revenue amount related to a prior period was determined to be immaterial to the applicable periods.

In July 2007, we granted an option to acquire exclusive license rights for drug uses of pexiganan to MacroChem in exchange for a payment of $0.3 million. The option agreement gave MacroChem a 90-day right to enter into a license agreement. In October 2007, MacroChem exercised its option and acquired the exclusive worldwide license rights for use of pexiganan as a drug. Under the terms of the license agreement, MacroChem paid us an initial fee of $1.0 million in several installments. The terms of the agreement also include milestone payments to us of up to $7.0 million based upon the achievement of clinical milestones, including the start of phase 3 clinical trials and regulatory approval, sales-based milestones of up to $35.0 million and royalty payments of 10% on net sales of commercial products resulting from the license agreement. As a result of the license agreement, MacroChem assumed responsibility for all clinical development, manufacturing, regulatory and commercialization activities for pexiganan as a drug. Receipt of future milestones and royalties is dependent upon a number of factors, including favorable results from clinical trials to be conducted by MacroChem. As of March 31, 2008, our performance obligations under the license agreement were fulfilled. As a result, we recognized $1.3 million as revenue related to the option and license agreements in the year ended December 31, 2008. In addition, MacroChem reimburses the Company for incurred external costs for patent prosecution expenses. During the year ended December 31, 2008, the Company recognized $17,000 as revenue related to external cost reimbursements.

Research and Development Expenses

Our active research and development programs include trodusquemine (MSI-1436) for the treatment of obesity and type 2 diabetes and other research compounds for the treatment of metabolic disorders. Programs for which we have entered into collaborative and/or license agreements include the IL9 program for the treatment of asthma and pexiganan (LOCILEX Cream) for the treatment of infectious diseases. Programs for which we have ceased research and development activities and are looking to out-license include squalamine for oncology, EVIZON™ (squalamine) for the treatment of wet AMD and LOMUCIN™ (talniflumate) for the treatment of cystic fibrosis. The following table illustrates our research and development projects and the stage to which each has been developed:

Development Stage
Active Programs:
Trodusquemine	Phase 1
Other preclinical compounds	Research
Licensed Programs:
IL9	Phase 2(1)
Pexiganan (LOCILEX Cream)	Phase 3(2)
Inactive Programs:
LOMUCIN™	Phase 2(3)
Squalamine:
Squalamine	Phase 2(4)
EVIZON™ (squalamine)	Phase 2/3(5)

(1)	In April 2001, we entered into a collaborative agreement with MedImmune to develop and commercialize therapies related to our IL9 program. The licensed technology has been transferred to MedImmune and

MedImmune has assumed responsibility for development and commercialization efforts on the IL9 program.
(2)	In October 2007, we entered into an agreement to license the exclusive worldwide rights for use of pexiganan as a drug to MacroChem.
(3)	In June 2007, we closed enrollment in our LOMUCIN™ clinical development program for the treatment of cystic fibrosis.
(4)	In July 2007, we announced the termination of our squalamine clinical development program for the treatment of prostate cancer.
(5)	In January 2007, we announced the termination of our EVIZON™ clinical development program for the treatment of wet AMD.

Research and development expenses for each of our projects consist of both direct and indirect expenses. Direct expenses include salaries and other costs of personnel, raw materials and supplies for each project. We also may incur third-party costs related to these projects, such as contract research, clinical development and manufacturing costs and consulting costs. Indirect expenses include depreciation expense and the costs of operating and maintaining our facilities, property and equipment to the extent used for our research and development projects, as well as the costs of general management of our research and development projects.

We recognized research and development expenses of $11.7 million and $13.1 million in 2008 and 2007, respectively. The following table illustrates research and development expenses incurred during the years ended December 31, 2008 and 2007 for our significant groups of research and development projects (in thousands):

	Years ended December 31,
	2008	2007
Trodusquemine program expenses	$6,842	$6,672
IL9 program expenses	192	507
Squalamine program expenses	63	632
LOMUCIN™ program expenses	(13)	783
Other preclinical compound expenses	—	70
Indirect expenses	4,567	4,433

	$11,651	$13,097

Research and development expenses decreased in the year ended December 31, 2008, as compared to the same period a year ago, due to decreases in manufacturing expenses ($0.7 million) and personnel costs ($0.6 million) related to our trodusquemine program for the treatment of type 2 diabetes and obesity and decreases in clinical trial costs ($0.6 million), personnel costs ($0.4 million), third-party contract research ($0.2 million) and manufacturing expenses ($0.2 million) as a result of the discontinuation of our squalamine and LOMUCIN™ programs in 2007. Expenses related to our IL9 program and the development of other preclinical compounds decreased as a result of decreases in third-party contract research ($0.2 million) and personnel expenses ($0.2 million). Indirect expenses decreased as a result of decreases in realignment costs ($0.2 million), personnel costs ($0.2 million), equipment rental and maintenance expenses ($0.2 million), depreciation expense ($0.2 million) and travel expenses ($0.1 million). These decreases were partially offset by increases in clinical trial costs ($0.7 million), third-party contract research ($0.6 million) and consulting expense ($0.2 million) related to our trodusquemine program and increases in indirect expenses as a result of an increase in stock-based compensation expense ($1.1 million).

The costs incurred to date on each of our development projects are not reasonably estimable because work on one program often supports or enhances another program. For example, it is not possible to separate the time and resources spent in development of squalamine lactate as a product candidate to treat wet AMD and as a product candidate to treat cancer because: (i) early research and development efforts devoted to cancer research led to the development of our product candidate squalamine lactate (trade name EVIZON™) for wet AMD;

(ii) clinical trial work pursuant to our IND application for cancer forms part of the safety data base for the IND application we filed with the FDA for wet AMD; (iii) our manufacturing development for squalamine lactate supports both the wet AMD and cancer programs; (iv) trodusquemine and squalamine are synthesized from the same starting material and a significant number of steps in the synthesis are identical; and (v) nonclinical testing conducted supports all regulatory filings and proposed indications for squalamine.

The level of research and development expenses in future periods will depend principally upon the progress of our research and development programs and our capital resources. Due to the significant risks and uncertainties inherent in the preclinical and clinical studies associated with each of our research and development programs, the cost to complete such programs, as well as the period in which net cash inflows from significant programs are expected to commence, are not reasonably estimable. Preclinical and clinical studies may yield varying results that could delay, limit or prevent a program’s advancement through the various stages of product development and significantly impact the costs to be incurred and the time involved in bringing a program to completion. Such delays, limitations or prevention of a program’s advancement could harm our financial condition and operating results and inhibit our ability to raise additional funds to support ongoing operations.

The nature of costs incurred in the future will also vary depending upon the stage of the product candidate’s development. Product candidates in the research stage often require significant laboratory work to develop and prepare the product candidate for preclinical testing and for testing in humans. Costs for such work typically include our staff, our facilities, lab supplies and equipment and fees to contract research facilities supervised by our personnel. All products to be tested in humans require preclinical testing and often require additional nonclinical testing while clinical trials are in process to fulfill regulatory requirements. Preclinical and nonclinical work requires expenditures for staffing and facilities. Costs will also be incurred for work done by contract research facilities under our supervision. Early stage products require development of manufacturing methods, supporting analytical and research work and qualifying vendors, including contract manufacturers. Products in human testing, particularly later stage trials, require manufacturing more significant quantities of product. The costs of conducting clinical trials include fees to contract research organizations to conduct the trials, payments to physicians and research centers, and payments for a wide range of services to prepare for clinical trials, support the trials and manage data gathered in the trials. Internal costs for clinical trials include staffing and infrastructure to design, adapt and manage the trials, as well as managing vendors providing supporting services. Smaller but continuing costs throughout the clinical trials process also include quality control and regulatory compliance activities conducted by our staff and through contractors under our supervision.

General and Administrative Expenses

We recognized general and administrative expenses of $6.5 million and $6.8 million in 2008 and 2007, respectively. General and administrative expenses consist principally of personnel costs, professional fees and expenses incurred to maintain our status as a publicly traded company. General and administrative costs decreased in the year ended December 31, 2008, as compared to the same period a year ago, due to decreases in bonus expense ($0.4 million), legal and accounting fees ($0.3 million), personnel expenses ($0.2 million), realignment costs ($0.2 million), investor and public relations expense ($0.2 million), public company expenses ($0.1 million), consulting fees ($0.1 million) and depreciation expense ($0.1 million) primarily as a result of cost cutting initiatives implemented in May 2008. These decreases were partially offset by increases in stock-based compensation expense ($1.2 million) and subscription and dues expenses ($0.1 million).

Interest Income

We recognized interest income of $0.4 million and $1.3 million in 2008 and 2007, respectively. Interest income is primarily comprised of income generated from cash and investments. Interest income decreased during the year ended December 31, 2008, as compared to the same period a year ago, due to lower average investment balances and interest rates.

Income Tax Benefit

We recognized an income tax benefit of $0.3 million and $0.1 million in 2008 and 2007, respectively, as a result of the sale of Pennsylvania research and development tax credit carryforwards to a third party pursuant to Pennsylvania Act 7 of 1997 and Pennsylvania Act 46 of 2003.

LIQUIDITY AND CAPITAL RESOURCES

Cash, cash equivalents and short-term investments were $8.1 million at December 31, 2008 as compared to $20.9 million at December 31, 2007. The primary use of cash was to fund our research and development operations.

Current liabilities decreased by $2.3 million from $3.4 million at December 31, 2007 to $1.0 million at December 31, 2008, due to the recognition of current deferred revenue associated with the licensing of pexiganan to MacroChem ($1.0 million) and decreases in the accrual of expenses related to bonuses ($0.6 million), research and development expenses ($0.5 million), professional fees ($0.2 million) and restructuring costs ($0.1 million) as a result of cost-cutting initiatives implemented in 2008 and the discontinuation of our squalamine and LOMUCIN™ programs in 2007.

Our capital expenditure requirements depend upon numerous factors, including the progress of our research and development programs, the time and cost required to obtain regulatory approvals, our ability to enter into additional collaborative arrangements, the demand for products based on our technology, if and when such products are approved, and possible acquisitions of products, technologies and companies. We had no significant capital commitments as of December 31, 2008.

Our goal is to conduct significant research, pre-clinical development, clinical testing and manufacturing activities over the next several years. We expect that these activities, together with projected general and administrative expenses, will result in continued and significant losses.

Since inception, we have funded our operations primarily from the proceeds of public and private placements of our securities, totaling approximately $253.3 million since our initial public offering in December 1991.

In addition to the above, we have funded our operations from contract and grant revenues, research and development expense reimbursements, the sale of Pennsylvania research and development tax credit carryforwards and interest income.

We currently do not have any commitments to obtain additional funds and may be unable to obtain sufficient funding in the future on acceptable terms, if at all. We are exploring alternative means of financing our operations, such as equity or debt financing and/or the licensing of one or more of our product candidates. If additional funds are raised by issuing equity securities, substantial dilution to existing stockholders may result. If we engage in collaborations, we may receive lower consideration upon commercialization of such products than if we had not entered into such arrangements, or if we entered into such arrangements at later stages in the product development process. If we cannot obtain funding in the immediate future, we will need to delay, scale back, eliminate some or all of our research and development programs, consider various strategic alternatives including a merger of sale of the Company or cease operations.

We have prepared our financial statements assuming that we will continue as a going concern, which contemplates realization of our assets and the satisfaction of our liabilities in the normal course of business. We have incurred net losses since inception and we expect to generate losses from operations for the foreseeable future primarily due to research and development costs for our trodusquemine (MSI-1436) program for the treatment of obesity and type 2 diabetes. In May 2008, we announced the implementation of a restructuring plan to augment our cost savings initiatives, which included the elimination of certain research and development efforts, in order to preserve cash and enable us to reach critical milestones in the development program for MSI-1436 (the “Restructuring Plan”). Under the Restructuring Plan, executive base pay was reduced by 10% and executives voluntarily forfeited cash incentives, including salary increases and bonus awards for 2008. Additionally, we reduced our workforce by approximately 40%. As a result of these initiatives, we believe our cash, cash equivalents and short-term investments at December 31, 2008 are sufficient to fund operations and meet our research and development goals into the second quarter of 2009.

RECENTLY ISSUED ACCOUNTING STANDARDS

In September 2006, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 clarifies the definition of fair value, establishes a framework for measuring fair value and expands disclosures on fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years; however, the FASB did provide a one year deferral for the implementation of SFAS 157 for certain nonfinancial assets and liabilities. The adoption of SFAS 157 did not have any impact on our results of operations and financial position.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to measure many financial instruments and certain other items at fair value at specified election dates. Under SFAS 159, any unrealized holding gains and losses on items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. If elected, the fair value option (1) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (2) is irrevocable (unless a new election date occurs); and (3) is applied only to entire instruments and not to portions of instruments. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 did not have any impact on our results of operations and financial position, as we did not elect to apply the fair value option to any eligible financial instruments.

In June 2007, the Emerging Issues Task Force (“EITF”) issued EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities (“EITF 07-3”). EITF 07-3 provides guidance concerning the accounting for nonrefundable advance payments made by a research and development entity for future research and development activities. The EITF concluded that an entity must defer and capitalize nonrefundable advance payments made for research and development activities and expense these amounts as the related goods are delivered or the related services are performed. If an entity does not expect the goods to be delivered or services to be rendered, the capitalized advance payment should be charged to expense. The adoption of EITF 07-3 did not have any impact on our results of operations and financial position.

In December 2007, the EITF issued EITF Issue No. 07-1, Accounting for Collaborative Arrangements (“EITF 07-1”), which provides guidance concerning determining whether an arrangement constitutes a collaborative arrangement within the scope of the Issue, how costs incurred and revenue generated on sales to third parties and payments between participants pursuant to a collaboration agreement should be presented in the results of operations and what participants should disclose in the notes to the financial statements about a collaborative arrangement. EITF 07-1 will be adopted in 2009. We are currently evaluating the impact that the adoption of EITF 07-1 will have, if any, on our financial statements.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See the Financial Statements beginning on page F-1.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A(T).	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

For the year ended December 31, 2008, we carried out an evaluation, under the supervision and with the participation of our management, including our President and Chief Executive Officer (the principal executive officer) and our Senior Vice President and Chief Financial Officer (the principal financial and accounting officer), of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based upon this evaluation, our President and Chief Executive Officer and our Senior Vice President and Chief Financial Officer concluded that, as of December 31, 2008, our disclosure controls and procedures have been designed and are being operated in a manner that provides reasonable assurance that the information required to be disclosed by us in reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. A control system, no matter how well designed and operated, cannot provide absolute assurance that the objectives of the control system are being met, and no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected.

Management’s Annual Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act. Our internal control system was designed to provide reasonable assurance to our management and board of directors regarding the preparation and fair presentation of published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can only provide reasonable assurance with respect to financial statement preparation and presentation.

Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2008. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework. Based on its assessment, management believes that, as of December 31, 2008, our internal control over financial reporting was effective based on those criteria.

This Annual Report on Form 10-K does not include an attestation report of our independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by our independent registered public accounting firm pursuant to temporary rules of the SEC that permit us to provide only management’s report in this Annual Report on Form 10-K.

Changes in Internal Control over Financial Reporting

There have not been any changes in our internal control over financial reporting during the quarter ended December 31, 2008 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

ITEM 9B.	OTHER INFORMATION

None.

PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

BOARD OF DIRECTORS

The current members of our Board of Directors are as follows:

Name of Director	Age	Year First Became Director	Principal Occupations During at Least the Past Five Years and Certain Directorships
John L. Armstrong, Jr.	65	2006	Mr. Armstrong has served as Genaera’s President and Chief Executive Officer since January 2006 and as a director of the Company since February 2006. Mr. Armstrong served as the Company’s President and Chief Operating Officer from July 2005 to December 2005 and as the Company’s Executive Vice President and Chief Operating Officer from July 2004 to July 2005. Mr. Armstrong was appointed Executive Vice President upon joining the Company in October 2003. From November 2001 to October 2003, Mr. Armstrong worked as an independent consultant to pharmaceutical companies on business strategy and chemistry, manufacturing and controls. From December 1999 to November 2001, he served as Chief Executive Officer of Mills Biopharmaceuticals and as Vice President of Business Development at UroCor, Inc. Prior to that, Mr. Armstrong served as President and Chief Operating Officer at Oread, Inc. from February 1998 to August 1999 and spent 1991 to 1998 with the DuPont Merck Pharmaceutical Company in various executive positions, including President of ENDO Laboratories and President of the global manufacturing/quality division.

R. Frank Ecock	73	2001	Mr. Ecock has served as a director of the Company since 2001. From 2000 to 2006, Mr. Ecock served as the Senior Vice President in charge of Strategic Planning for MOVA Pharmaceutical Corporation. Mr. Ecock was employed by Merck & Company, Inc. for thirty-three years until his retirement in December 1991. From November 1989 until December 1991, he was Vice President, North American Operations of Merck and was responsible for operations, quality control and engineering support for five plants and the headquarters site. Since December 1991, Mr. Ecock has been a consultant to the pharmaceutical and biotechnology industries.

Zola P. Horovitz, Ph.D.	74	1995	Dr. Horovitz has served as a director of the Company since 1995. Since May 2005, Dr. Horowitz has served as the Company’s Lead Director and served as Chairman of the Board from August 1998 through November 2000. Dr. Horovitz was employed by Bristol-Myers Squibb Company (“Bristol-Myers”) and its predecessor, Squibb Corporation, for over thirty years. At the time of his retirement in 1994, Dr. Horovitz was Vice President of Business Development at Bristol-Myers. Since 1994, Dr. Horovitz has been a consultant to the pharmaceutical and biotechnology industries and is also a director of Avigen Inc., BioCryst Pharmaceuticals Inc., GenVec Inc., Palatin Technologies Inc., Dov Pharmaceutical Inc., Immunicon Corporation and Nitromed Inc.

Name of Director	Age	Year First Became Director	Principal Occupations During at Least the Past Five Years and Certain Directorships
Osagie O. Imasogie	47	2004	Mr. Imasogie has served as a director of the Company since January 2004. Since 2004, Mr. Imasogie has served as the Executive Vice President of Global Corporation Development for Dr. Reddy’s Laboratories, Inc. and a Senior Managing Partner of Phoenix IP Ventures. From 2000 until January 2004, Mr. Imasogie served as the Vice President and a Director of the Genetics and Discovery Venture at GlaxoSmithKline Research and Development (“R&D”). In 2000, Mr. Imasogie served as Vice President and Director of Product Development Strategy at SmithKline Beecham R&D. From 1997 to 2000, Mr. Imasogie served as Senior Vice President of Business Development, General Counsel and Secretary of Endo Pharmaceuticals. Previously, Mr. Imasogie served as Vice President of Dupont Merck Pharmaceutical Company and as a Corporate Finance Partner at PriceWaterhouse.

Mitchell D. Kaye	40	2007	Mr. Kaye has served as a director of the Company since September 2007. As Chief Executive Officer and founding partner of Xmark Opportunity Partners, LLC, Mr. Kaye has been responsible for overseeing all life sciences investments for the firm since 1996.

Robert F. Shapiro	74	1996	Mr. Shapiro has served as a director of the Company since September 1996. Since 1997, Mr. Shapiro has been the Vice Chairman and a Partner of Klingenstein, Fields and Co., LLC, an investment management firm. Prior to that, Mr. Shapiro served as President and Co-Chairman of Wertheim Schroder & Co., Inc. and Chairman of New Street Capital Corporation, investment banking firms. Mr. Shapiro is also a director of The TJX Companies, Inc.

Paul K. Wotton, Ph.D.	49	2008	Dr. Wotton has served as a director of the Company since June 2008. Dr. Wotton has been President and CEO of Antares Pharma, Inc. since October 2008. Previously, Dr. Wotton served as CEO of Topigen Pharmaceuticals Inc. Prior to joining Topigen, Dr. Wotton served as Head of Global Business Development at SkyePharma PLC., and also held senior level positions at Eurand International BV, Penwest Pharmaceuticals, Abbott Laboratories and Merck, Sharp and Dohme. He is also a director of Antares Pharma, Inc.

Information required by this item concerning our executive officers is included in Part I, Item 1 of this Annual Report on Form 10-K.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Officers, directors and greater-than-ten-percent stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the review of the copies of such reports received by the Company and written representations from certain reporting persons, the Company believes that during the year ended December 31, 2008, all filing requirements applicable to the Company’s officers, directors and ten-percent stockholders were satisfied, with the exception of the failure: of Mitchell D. Kaye to timely report on Form 4 his purchases of common stock on

December 20, 2007 and December 21, 2007, both of which were subsequently reported on May 16, 2008, his purchases of common stock on May 14, 2008, which were subsequently reported on May 19, 2008, his purchases of common stock on May 16, 2008 and May 19, 2008, both of which were subsequently filed on May 23, 2008, his purchases of common stock on June 18, 2008, which were subsequently filed on June 23, 2008 and his voluntary surrender for no value of warrants to purchase shares of common stock of the Company for $3.6606 per share on December 24, 2008, which was subsequently filed on February 23, 2009.

CODE OF ETHICS

The Board of Directors is committed to ethical business practices. The Company adopted a Code of Business Conduct and Ethics in December 2003. This corporate code of ethics applies to all of the Company’s employees and directors and includes the code of ethics for the Company’s principal executive officer, principal financial officer and principal accounting officer within the meaning of the Securities and Exchange Commission’s regulations adopted under the Sarbanes-Oxley Act of 2002. The Company’s corporate code of ethics is posted under the Investors section of its website at http://www.genaera.com. Please note that none of the information on the Company’s website is incorporated by reference in this Annual Report on Form 10-K.

AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website under the Investors section at http://www.genaera.com. The principal functions of the Audit Committee are to serve as an independent and objective party to monitor the integrity of the Company’s financial reporting process and systems of internal financial controls regarding finance and accounting compliance; monitor the independence and performance of the Company’s independent registered public accounting firm; and provide an open avenue of communication among the independent registered public accounting firm members, management and the Board of Directors. The Audit Committee also has the responsibility to select or replace the independent registered public accounting firm. The Audit Committee held five (5) meetings during 2008. The current members of the Audit Committee are Dr. Horovitz (Chairman) and Messrs. Imasogie and Shapiro. Each of the members of the Audit Committee is independent under Rule 4200(a)(15) of the listing standards of the NASDAQ and as that term is used in Section 10A(m)(3) of the Exchange Act. All Audit Committee members satisfy NASDAQ Rule 4350(d)(2)(A) (the “Rule”) regarding fundamental understanding of financial statements and both Messrs. Shapiro and Imasogie fulfill the Rule’s specific requirement that at least one Audit Committee member possess “past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.” The Board has not designated an audit committee financial expert, as defined in Rule 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Board believes the cumulative financial sophistication and experience of the Audit Committee members allow the Committee to perform its role effectively, given the nature of the Company’s current activities.

ITEM 11.	EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION OVERVIEW

Introduction

This Compensation Overview provides a summary of the Company’s executive compensation program together with a description of material factors considered in determining the compensation provided to the Company’s Chief Executive Officer (“CEO”) and certain other executive officers (collectively, the named executive officers (“NEOs”)).

Compensation Committee

The Compensation Committee (the “Committee”) of the Board of Directors is composed of three non-employee directors, all of whom are independent directors under the listing standards of the NASDAQ and the Securities and Exchange Commission rules. The Committee has responsibility for determining and implementing the Company’s philosophy with respect to executive compensation. Accordingly, the Committee has overall responsibility for approving and evaluating the various components of the Company’s executive compensation program. Semiannually, the Committee evaluates the performance of and determines the compensation of the NEOs. All of the actions of the Committee are reported to the Board in the form of copies of Committee minutes distributed to Board members in advance of regularly scheduled Board meetings. In establishing and reviewing the CEO’s base salary, the Committee looks at information from published biotechnology industry compensation surveys. In setting compensation for NEOs other than the CEO, the Committee requests, reviews and acts on recommendations of the CEO. Currently, the Committee does not engage a compensation consultant.

Executive Compensation Philosophy and Objectives

The Committee’s goals in structuring the Company’s compensation program for its NEOs are to:

•	attract and retain experienced executives to manage and advance the Company’s drug development programs;

•	align the interests of the executives and the Company’s stockholders;

•	offer compensation comparable with similarly sized companies in the pharmaceutical and biotechnology industries; and

•	provide incentives to achieve individual and Company objectives.

To achieve these goals, the Committee strives to associate a substantial portion of executives’ overall compensation potential to short-term operational goals, such as achieving progress in the Company’s research and drug development programs, strengthening of the Company’s financial position, raising the capital needed for the Company’s operations and succeeding in entering into appropriate business collaborations. The Committee further believes that the achievement of these short-term goals will contribute to the long-term success of the Company. In light of the Company’s need to develop its technology into viable products, progress toward achievement of research and development objectives is the most significant factor considered in determining compensation levels.

The Committee has determined that the executive compensation packages provided by the Company to its executives should include both cash and stock-based compensation that reward performance as measured against established objectives. In order to attract and retain qualified executives, the Committee attempts to create a balanced compensation package by combining components based upon the achievement of long-term value for stockholders with components based upon the achievement of short-term strategic goals. The Committee believes that the achievement of both short- and long-term objectives over the next few years will place considerable demands on the executive team and that their retention and motivation are crucial to building long-term corporate value.

Setting Executive Compensation

Based on the compensation philosophy and objectives mentioned above, the Committee has structured the Company’s executive compensation program to motivate NEOs to achieve the objectives developed for the Company by management and approved by the Board of Directors and reward NEOs for achieving such objectives. The Board reviews the Company’s progress on these objectives throughout the year.

In making decisions regarding the CEO’s base salary, the Committee reviews published market data regarding base pay paid by other similar sized corporations in the biotechnology industry, including Aon’s Radford Biotechnology Survey and the Top Five Report on Executive Compensation in the Biopharmaceutical Industry (collectively, the “collected market data”). The Company utilizes the Radford data for (i) companies with under 50 employees, (ii) companies with 50-149 employees, and (iii) all companies presented in the survey, calculating the average compensation at the 75th percentile across the three subcategories (the “75th Percentile Average”) and the 50th percentile across the three subcategories (the “50th Percentile Average”) and then selecting a CEO base salary target somewhere between the 75th Percentile Average and the 50th Percentile Average.

Compensation for all NEOs is weighted more toward base salaries than variable pay and/or equity awards in order to motivate and retain executive officers. Compensation is also set at levels to enable the Company to compete for qualified personnel with similar biotechnology companies in the Company’s geographic area.

The Company conducts semi-annual reviews of all its employees in the middle and end of each calendar year. Modification of the various elements of compensation of the NEOs may be triggered by either of the following events: (1) promotion or other change of duties; and (2) year-end performance reviews.

Base Salaries

The Company provides NEOs with base salaries to compensate them for services rendered during the fiscal year. While the Committee’s philosophy targets the CEO’s base salary between the 75th Percentile Average and the 50th Percentile Average, the Committee retains the discretion to deviate from this target based on the CEO’s performance, the Company’s historical practices and any other relevant factors. The Committee sets base salaries for the other NEOs at levels which aim to motivate and retain executive officers. The Committee also considers the Company’s historical practices and other relevant factors, such as the Company’s ability to compete for qualified personnel with similar biotechnology companies in the Company’s geographic area.

During its review of base salaries for executives, the Committee primarily considers:

•	an internal review of the executives’ compensation, both individually and relative to other officers;

•	historical information regarding compensation previously paid to NEOs;

•	the individual performance of the executive, in general and in light of previously established individual objectives; and

•	for the CEO, the collected market data, in particular the Aon Radford Biotechnology Survey.

In the absence of a promotion or special circumstances, the Committee reviews executive salaries once annually. In light of the Company’s efforts to conserve cash, NEO base salaries were reduced by 10% effective June 1, 2008 and NEOs voluntarily forfeited salary increases for 2008.

Discretionary Bonuses

Annual cash bonuses are included as part of the executive compensation program because the Committee believes that a significant portion of each NEO’s compensation should be contingent on the annual performance of the Company, as well as the individual contribution of the NEO.

At the end of each year, the CEO provides the Committee with written recommendations of the actual bonus awards to be granted to the other NEOs, which the Committee then reviews and discusses with the CEO. The CEO’s bonus is similarly determined by the Committee without the CEO’s participation. Bonuses are paid to the NEOs shortly after the Company’s fiscal year-end.

In light of the Company’s efforts to conserve cash, the NEOs voluntarily forfeited discretionary bonus awards for 2008.

Long-Term Equity Incentives

The Committee believes that the NEOs should be compensated in part with equity interests in the Company in order to more closely align the long-term interests of stockholders and executives. The Committee also believes that equity awards are an important means of attracting and retaining qualified executives. Accordingly, the Committee provides long-term incentives by means of periodic grants of stock options and restricted stock awards under the Company’s equity compensation plans.

Stock awards are made pursuant to the 1998 Equity Compensation Plan, as amended (the “1998 Plan”) and the 2004 Stock-Based Incentive Compensation Plan, as amended (the “2004 Plan” and collectively, the “Equity Plans”). Stock options generally have exercise prices equal to the fair market value of the underlying common stock and expire ten years from the date of grant. The stock options and restricted stock granted to employees vest over a term that ranges from eighteen months to four years. The Committee believes that this vesting range serves to motivate and retain qualified executives, providing continuing benefits to the Company beyond those achieved in the year of grant.

All grants of equity compensation to NEOs are made by the Committee. The CEO recommends equity grants for the NEOs other than the CEO based upon the Company’s and each individual’s performance. In addition, the Company’s Senior Vice President, Human Resources prepares, under the supervision of the Committee Chairman, a recommendation of equity awards for the CEO, also based on the Company’s and his individual performance. The Chairman reviews and discusses this recommendation with the Committee without the CEO’s participation. Mid-year and year-end grant recommendations are based on the progress that the Company and each NEO has made toward previously established Company and individual objectives. The Committee considers these recommendations, long-term incentive grants previously given to the NEOs, long-term incentive grants given to other executive officers throughout the Company’s history and Committee members’ experience with similar companies in the biotechnology industry in determining the level of equity compensation made to the NEOs.

Other Compensation and Perquisite Benefits

In addition to the principal categories of compensation described above, the Company provides its NEOs with coverage under its broad-based health and welfare benefits plans, including medical, dental, disability and life insurance. The Company also sponsors a 401(k) plan, in which all employees, including the NEOs, are eligible to participate.

The Company’s NEOs are not generally entitled to benefits that are not otherwise available to all of the Company’s employees. In this regard, it should be noted that the Company does not provide pension arrangements (other than the 401(k) plan), postretirement health coverage or similar benefits for its executives. Occasionally, individual executives separately negotiate other benefits in addition to the 401(k) plan benefits described above, such as certain life insurance benefits, reimbursement of living expenses or automobile allowances, all of which are included in the “All Other Compensation” column of the Summary Compensation Table shown below.

The following table summarizes the total compensation paid to or earned by the Company’s Chief Executive Officer and the NEOs for the fiscal years ended December 31, 2008 and 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	All Other Compen- sation (2) ($)	Total ($)
John L. Armstrong, Jr.	2008	$433,167	—	—	$796,149	$4,965	$1,234,281
President and Chief Executive Officer	2007	$432,000	$150,000	$120,942	$726,842	$4,997	$1,434,781

Michael J. Gast, M.D., Ph.D.	2008	$313,333	—	$5,583	$619,726	$5,017	$943,660
Executive Vice President and Chief Medical Officer	2007	$323,000	$50,000	$33,500	$322,960	$5,010	$734,470

Henry R. Wolfe, Ph.D.	2008	$235,417	—	—	$620,910	$3,881	$860,208
Executive Vice President and Chief Scientific Officer	2007	$223,750	$72,603	—	$320,065	$3,785	$620,205

(1)

Amounts are calculated in accordance with the provisions of SFAS No. 123R Share-Based Payment (“SFAS 123R”). See “Note 8. Stock-Based Compensation” in the notes to the Company’s financial statements for information regarding assumptions underlying the valuation of equity awards. The full grant date fair value of the stock options awarded to each NEO to purchase shares of the Company’s common stock, computed in accordance with SFAS 123R, excludes the effect of estimated forfeitures.

The Company grants equity awards pursuant to the 2004 Plan, which was originally approved by the Company’s stockholders on May 11, 2004. Under each of the Equity Plans, the Compensation Committee of the Company’s Board of Directors has the authority to determine the terms of the awards including the timing and type of the award, the duration of any applicable exercise or restriction period, the number of shares subject to the award and the value of the award.

(2)

Includes premiums paid by the Company for life, accidental death and dismemberment, and long-term disability insurance, payments for opting out of the Company sponsored heath insurance plan and 401(k) matching funds contributed by the Company.

Narrative Disclosure to Summary Compensation Table

Employment Letter Agreements

The Company currently has employment letter agreements with all of the NEOs. Pursuant to the terms of such agreements, each named executive officer was entitled to the following payments and benefits in 2008:

Mr. Armstrong

Pursuant to Mr. Armstrong’s employment agreement, he is entitled to an annual base salary, currently $414,000. No bonuses were awarded in fiscal year 2008. Under his employment agreement, Mr. Armstrong is entitled to up to 30 vacation days per year and is eligible to receive benefits under the Company’s benefit plans available to all employees. Mr. Armstrong’s potential severance and change in control payments are discussed under the heading “Additional Narrative Disclosure” below.

Dr. Gast

Pursuant to Dr. Gast’s employment agreement, he is entitled to an annual base salary, currently $300,000. No bonuses were awarded in fiscal year 2008. Under his employment agreement, Dr Gast is entitled to up to 25 vacation days per year and is eligible to receive benefits under the Company’s benefit plans available to all employees. Dr. Gast’s potential severance and change in control payments are discussed under the heading “Additional Narrative Disclosure” below.

Dr. Wolfe

Pursuant to Dr. Wolfe’s employment agreement, he is entitled to an annual base salary, currently $225,000. No bonuses were awarded in fiscal year 2008. Under his employment agreement, Dr Wolfe is entitled to up to 20 vacation days per year and is eligible to receive benefits under the Company’s benefit plans available to all employees. Dr. Wolfe’s potential severance and change in control payments are discussed under the heading “Additional Narrative Disclosure” below.

2008 Equity Compensation

In 2008, the Company granted options to each NEO set forth in the following table, which also includes the vesting dates of such options. Pursuant to the Company’s Equity Plans, these options will vest in full upon a change in control of the Company, as discussed more fully under the heading “Additional Narrative Disclosure” below. None of these options provide for any repricing, tandem features or reload features.

Named Executive	Grant Date(s)	Total Number of Shares	Vesting Dates	Number of Shares Vesting
Mr. Armstrong	8/11/2008	400,000	2/12/2009	133,334
			8/12/2009	133,333
			2/12/2010	133,333

Dr. Gast	8/11/2008	300,000	2/12/2009	100,000
			8/12/2009	100,000
			2/12/2010	100,000

Dr. Wolfe	8/11/2008	300,000	2/12/2009	100,000
			8/12/2009	100,000
			2/12/2010	100,000

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table provides information on the NEOs’ holdings of Company stock option and stock awards as of December 31, 2008. This table includes unexercised option awards and unvested restricted stock. Each equity grant is shown separately for each NEO.

	Option Awards
Name and Title	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price(1)(2) ($)	Option Expiration Date
	Exercisable(1)	Unexercisable(1)
John L. Armstrong, Jr.	16,667	—		$26.70	10/27/2013
President and Chief Executive Officer	16,667	—		$19.14	7/23/2014
	16,667	—		$21.60	12/8/2014
	25,000	8,334	(3)	$10.14	7/27/2015
	25,000	8,334	(4)	$8.13	12/8/2015
	25,000	—		$2.64	8/1/2016
	25,000	—		$2.22	12/12/2016
	200,000	—		$2.75	5/18/2017
	275,000	—		$2.98	9/26/2017
	—	400,000	(5)	$1.68	8/11/2018

Michael J. Gast M.D., Ph.D.	11,111	5,556	(6)	$8.04	3/20/2016
Executive Vice President and Chief Medical Officer	2,083	2,084	(7)	$3.12	7/17/2016
	8,333	8,334	(8)	$2.22	12/12/2016
	25,000	75,000	(9)	$2.75	5/18/2017
	275,000	—		$2.98	9/26/2017
	—	300,000	(5)	$1.68	8/11/2018

Henry R. Wolfe, Ph.D.	1,250	417	(10)	$13.32	4/8/2015
Executive Vice President and Chief Scientific Officer	6,250	2,084	(10)	$13.32	4/8/2015
	1,875	625	(3)	$10.02	7/14/2015
	3,125	1,042	(4)	$8.13	12/8/2015
	2,083	2,084	(7)	$3.12	7/17/2016
	1,667	1,666	(7)	$2.88	7/27/2016
	6,250	6,250	(8)	$2.22	12/12/2016
	25,000	75,000	(9)	$2.75	5/18/2017
	275,000	—		$2.98	9/26/2017
	—	300,000	(5)	$1.68	8/11/2018

(1)	Reflects the one-for-six reverse split of the Company’s common stock effected on May 11, 2007.
(2)

Under the terms of the Equity Plans, the exercise price of an option is determined by the Compensation Committee but may not be less than the fair market value (as defined in the applicable plan) of a share of common stock on the date of grant.

(3)	Unvested stock options will vest in July 2009.
(4)	Unvested stock options will vest in December 2009.
(5)	Unvested stock options will vest in three substantially equal amounts in February 2009, August 2009 and February 2010.
(6)	Unvested stock options will vest in March 2009.
(7)	Unvested stock options will vest in two equal amounts in July 2009 and July 2010.
(8)	Unvested stock options will vest in two equal amounts in December 2009 and December 2010.
(9)	Unvested stock options will vest in three equal amounts in May 2009, May 2010 and May 2011.
(10)	Unvested stock options will vest in April 2009.

Additional Narrative Disclosure

Severance and Change in Control Benefits

As discussed in the “Compensation Overview” above, NEOs are entitled to certain payments upon termination of employment for various reasons. In addition, each NEO is entitled to enhanced severance benefits if his employment is terminated after or in connection with a change in control.

Pursuant to the employment agreements with actively-employed NEOs, if their employment is terminated “without cause” (as defined in the agreements) they are entitled to receive severance compensation in a lump-sum payment equal to the sum of one times their highest base salary in effect during their employment with the Company. Each NEO is entitled, pursuant to their respective individual employment agreements with the Company, to receive severance payments in the event that their employment is terminated without “cause” (as defined in their employment agreements), or, in the case of Mr. Armstrong, his voluntary termination of employment for “good reason” (as defined in his employment agreement). In addition, pursuant to the NEOs’ current employment agreements, all of their unvested options to purchase Company securities shall automatically vest on the date of their termination of employment and their outstanding options shall remain exercisable for the shorter of twelve (12) months following such termination and the original option term, or in the case of Mr. Armstrong, the shorter of five (5) years following such termination and the original option term. As a condition to receiving their respective severance benefits, Dr. Gast and Dr. Wolfe must execute a general release, including a mutual non-disparagement clause, in a form acceptable to the Company. Furthermore, the employment agreements convey the Company’s expectation that the executives will maintain the confidentiality of any business or scientific information which they receive during the course of their employment.

Mr. Armstrong is also entitled, pursuant to his change in control agreement with the Company, to receive enhanced severance payments in the event his employment is terminated without “cause” (as defined in the change in control agreement) after a change in control or if he voluntarily terminates his employment with the Company for “good reason” (as defined in the change in control agreement) after a change in control. In such instances, he will receive severance compensation equal to the sum of (a) a prorated bonus based on the highest bonus he received in the three years immediately preceding such termination date (the “Highest Bonus”); (b) two (2) times the sum of his base salary plus the Highest Bonus; and (c) health and welfare benefits for the shorter of twenty-four (24) months following the date of termination, until he secures full time employment elsewhere, or his normal retirement date determined in accordance with the Company’s retirement policy. In addition, if Mr. Armstrong becomes subject to the “golden parachute” excise tax under section 4999 of the Internal Revenue Code (the “Code”), he will receive an additional payment in an amount sufficient to offset the effects of the excise tax on an after-tax basis. For purposes of these arrangements, a change in control is deemed to have occurred prior to the executive’s termination of employment, his removal from material duties or positions with the Company or a reduction in his base salary if such termination, removal or reduction occurs after the commencement of discussions with any person that may ultimately result in a change in control.

Similarly, Dr. Gast and Dr. Wolfe are each entitled, pursuant to their respective change in control agreements with the Company, to receive enhanced severance payments in the event their employment is terminated without “cause” (as defined in the change in control agreements) within the twelve (12) months immediately following a change in control or if they voluntarily terminate their employment with the Company for “good reason” (as defined in the change in control agreements) within the six (6) months immediately following a change in control. In such instances, they will receive severance compensation in a lump-sum payment equal to the sum of one times their total base salary plus the bonus they received for the calendar year in which the sum of such salary and bonus was the highest. In addition, if they becomes subject to the “golden parachute” excise tax under section 4999 of the Code, they will receive an additional payment in an amount sufficient to offset the effects of the excise tax on an after-tax basis. For purposes of these agreements, a change in control is deemed to have occurred prior to the executive’s termination of employment, his removal from his material duties or positions with the Company or a reduction in his base salary if such termination, removal or reduction occurs after the commencement of discussions with any person that may ultimately result in a change in control. Dr. Gast and Dr. Wolfe are each required to deliver to the Company a general release of liability to the Company and its officers and directors in a form reasonably satisfactory to the Company.

In addition, under their change of control agreements, all of the NEOs are entitled to full vesting of their unvested restricted stock and option awards in the event of a change in control and such options shall remain exercisable for the original term.

Retirement Benefits

As discussed under the “Compensation Overview” above, the Company sponsors a 401(k) plan. The Company’s 401(k) plan is a tax-qualified retirement savings plan pursuant to which all employees, including the NEOs, are able to contribute to the 401(k) plan up to the limit prescribed by the Internal Revenue Code (the “Code”) on a pre-tax basis. The Company makes a matching contribution of 50% of the first 6% of pay contributed by the employee to the 401(k), for a maximum match of $2,400, annually. All contributions made by a participant vest immediately and matching contributions made by the Company vest over the employee’s first five years of service with the Company. Once the employee has completed five years of service with the Company, all Company contributions are fully vested when made.

COMPENSATION OF DIRECTORS

All non-employee directors receive an annual retainer fee of $15,000 for their services to the Company as directors, with the exception of the Lead Director who receives an annual fee of $22,500, pro rated in accordance with the period served, and grants of stock options for 3,333 shares of common stock annually. These grants are made automatically on the date of the Annual Meeting of Stockholders to each director elected at such meeting pursuant to Section 8.2 of the 2004 Stock-Based Incentive Compensation Plan adopted at the 2004 Annual Meeting of Stockholders. If a “change in control,” as defined in that plan, were to occur, these options would become immediately exercisable in full. The options granted to directors are non-qualified stock options to acquire shares of common stock with a stated term of ten years, vesting in four equal annual installments beginning one year after the date of grant.

Members of the Audit, Compensation and Nominating Committees receive additional compensation for attendance at committee meetings at the rate of $500 per minuted meeting, but not to exceed $500 per calendar quarter. The Chairman of the Audit Committee receives an additional $1,000 for a total of $1,500 per minuted committee meeting attended, not to exceed $1,500 per calendar quarter. The Chairmen of the Compensation and Nominating Committees receive an additional $500 per minuted meeting of the committees they chair for a total of $1,000 per minuted meeting, not to exceed $1,000 per calendar quarter. Directors are also reimbursed for expenses incurred in connection with the attendance of meetings of the Board of Directors.

The table below summarizes fees earned by the Company’s non-employee directors for the fiscal year ended December 31, 2008.

Name(1)	Fees Earned or Paid in Cash(2)	Option Awards(3)	Total
R. Frank Ecock	$17,000	$17,828	$34,828
Zola P. Horovitz, Ph.D.	$29,500	$17,828	$47,328
Osagie O. Imasogie	$17,000	$17,828	$34,828
Mitchell D. Kaye	$15,000	$11,173	$26,173
Peter J. Savino, M.D.	$7,500	$3,235	$10,735
Robert F. Shapiro	$17,000	$17,828	$34,828
Paul K. Wotton, Ph.D.	$7,500	$4,283	$11,783
James B. Wyngaarden, M.D.	$7,500	$3,321	$10,821

(1)	See the Summary Compensation Table for disclosure related to John L. Armstrong, Jr., who served as an executive officer of the Company in 2008.

(2)	Reflects annual retainers, committee meeting fees and Committee Chairman fees for fiscal 2008 as described above.
(3)

Amounts are calculated in accordance with the provisions of SFAS 123R. See “Note 8. Stock-Based Compensation” for information regarding assumptions underlying the valuation of equity awards. The full grant date fair value of the stock options awarded to each non-employee director to purchase shares of the Company’s common stock, computed in accordance with SFAS 123R, excludes the effect of estimated forfeitures. The full grant date fair value of the stock options awarded to each of R. Frank Ecock, Dr. Zola Horovitz, Osagie O. Imasogie, Mitchell D. Kaye and Robert F. Shapiro on May 29, 2008 to purchase shares of the Company’s common stock was $4,471. The full grant date fair value of the stock options awarded to Paul K. Wotton on June 26, 2008 to purchase shares of the Company’s common stock was $3,719. The full grant date fair value of the stock options awarded to each of R. Frank Ecock, Dr. Zola Horovitz, Osagie O. Imasogie, Mitchell D. Kaye and Robert F. Shapiro on August 13, 2008 to purchase shares of the Company’s common stock was $32,893. The full grant date fair value of the stock options awarded to Paul K. Wotton on August 13, 2008 to purchase shares of the Company’s common stock was $16,446. At December 31, 2008, the aggregate number of stock options outstanding for each director was as follows: R. Frank Ecock, 63,338; Dr. Zola Horovitz, 65,004; Osagie O. Imasogie, 56,669; Mitchell D. Kaye, 41,666; Dr. Peter J. Savino, none; Robert F. Shapiro, 65,004; Dr. Paul K. Wotton, 20,833; and Dr. James B. Wyngaarden, 21,010.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

EQUITY COMPENSATION PLAN INFORMATION

The following table provides aggregate information, as of December 31, 2008, regarding our equity compensation plans, including the 2004 Plan, the 1998 Plan and the 1992 Stock Option Plan (the “1992 Plan”). As a result of the expiration of the 1992 Plan in 2002 and the 1998 Plan in February 2008, no additional option grants will be made under those plans.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	6,157,069	$3.39	154,139
Equity compensation plans not approved by security holders	—	—	—

Total	6,157,069	$3.39	154,139

See “Item 8. Financial Statements and Supplementary Data” and “Note 8. Stock-Based Compensation” in the notes to the Company’s financial statements for additional information regarding the Company’s equity compensation plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of December 31, 2008 (except as otherwise noted) regarding the ownership of common stock (i) by each person known by the Company to be the beneficial owner of more than five percent of the outstanding common stock, (ii) by each director and director nominee of the Company, (iii) by each executive officer of the Company named in the Summary Compensation Table included elsewhere in this Annual Report on Form 10-K and (iv) by all current executive officers and directors of the Company as a group.

Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class(2)
Xmark Opportunity Partners, LLC(3) Mitchell D. Kaye 301 Tresser Boulevard, Suite 1320 Stamford, Connecticut 06901	4,681,612	26.11%

BVF Partners L.P. and BVF Inc.(4) 900 North Michigan Avenue, Suite 1100 Chicago, Illinois 60611	1,661,831	9.37%

John L. Armstrong, Jr.(5)	826,667	4.54%
Michael J. Gast, M.D., Ph.D.(6)	429,862	2.40%
Henry R. Wolfe, Ph.D.(7)	422,501	2.36%
R. Frank Ecock(8)	57,917	*
Robert F. Shapiro(9)	49,252	*
Osagie O. Imasogie(10)	41,613	*
Zola P. Horovitz, Ph.D.(11)	26,252	*
Paul K. Wotton, Ph.D.	—	*
All current directors and executive officers as a group(12)	6,968,109	34.78%

*	Less than one percent.
(1)

Nature of ownership consists of sole voting and investment power unless otherwise indicated. The number of shares indicated includes shares issuable upon the exercise of outstanding stock options and warrants held by each individual or group to the extent such options and warrants are exercisable within sixty days of December 31, 2008.

(2)

The percentage for each individual or group is based on 17,464,630 shares that were outstanding as of December 31, 2008 and all shares issuable upon the exercise of outstanding stock options and warrants held by such individual or group to the extent such options and warrants are exercisable within sixty days of December 31, 2008.

(3)

This information is presented in reliance on information disclosed in a Form 4 filed with the Securities and Exchange Commission and reporting as of June 24, 2008. Xmark Opportunity Partners, LLC (“Opportunity Partners”) possesses sole power to vote and direct the disposition of these shares of the Company, all of which are beneficially owned by affiliated entities of Opportunity Partners. Mitchell D. Kaye and David C. Cavalier, the Chief Executive Officer and Chief Operating Officer, respectively, of Xmark Capital Partners, LLC, the Managing Member of Opportunity Partners, share voting and investment power with respect to all securities beneficially owned by Opportunity Partners. Mr. Kaye’s beneficial interest in the securities reported herein is limited to the extent of his pecuniary interest, if any, in Opportunity Partners and its affiliated entities which beneficially own these securities. The reported securities include 464,537 shares of common stock issuable upon the exercise of certain options and warrants held by the reporting person.

(4)

This information is presented in reliance on information disclosed in an amended Schedule 13G filed with the Securities and Exchange Commission and reporting as of January 27, 2009. Pursuant to the operating agreement of BVF Investments, L.L.C. (“Investments”), BVF Partners L.P. (“Partners”) is authorized to invest the funds of Samana Capital, L.P., the majority member of Investments, in shares of the common stock beneficially owned by Investments and to vote and exercise dispositive power over those shares of the common stock. Partners and BVF Inc. share voting and dispositive power over shares of the common stock beneficially owned by Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., Investments and those owned by Investment 10, L.L.C., on whose behalf Partners acts as an investment manager and, accordingly, Partners and BVF Inc. have beneficial ownership of all of the shares of the common stock owned by such parties.

(5)

With respect to Mr. Armstrong, includes 758,335 shares of common stock issuable upon exercise of options and 33,334 shares of common stock owned by John L. Armstrong, LLC and 35,000 shares owned by the John L. Armstrong Revocable Trust dated November 23, 1993 (the “Trust”). Mr. Armstrong disclaims beneficial ownership of the shares and options owned by John L. Armstrong, LLC except to the extent of his pecuniary interest therein. Mr. Armstrong possesses sole voting and dispositive power over shares held by the Trust.

(6)	With respect to Dr. Gast, includes 421,527 shares of common stock issuable upon exercise of options.
(7)	With respect to Dr. Wolfe, includes 422,501 shares of common stock issuable upon exercise of options.
(8)	With respect to Mr. Ecock, includes 19,584 shares of common stock issuable upon exercise of options.
(9)	With respect to Mr. Shapiro, includes 21,252 shares of common stock issuable upon exercise of options.
(10)	With respect to Mr. Imasogie, includes 12,917 shares of common stock issuable upon exercise of options.
(11)	With respect to Dr. Horovitz, includes 21,252 shares of common stock issuable upon exercise of options.
(12)

Includes 2,108,450 shares of common stock issuable upon exercise of options and 463,704 shares of common stock issuable upon the exercise of certain warrants held indirectly by one of the Company’s directors.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

No reportable transactions with related persons occurred during fiscal 2008 or fiscal 2007.

DIRECTOR INDEPENDENCE

The Board of Directors has determined that the following directors are independent under the listing standards of the NASDAQ: R. Frank Ecock, Zola P. Horovitz, Ph.D., Osagie O. Imasogie, Robert F. Shapiro and Paul K. Wotton, Ph.D.

ITEM 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

KPMG LLP has audited the Company’s financial statements since their appointment in 1999. The following table sets forth the aggregate fees billed by KPMG LLP to the Company for:

	2008	2007
Audit fees, including the audit of the Company’s annual financial statements, the review of financial statements included in the Company’s quarterly reports on Form 10-Q and fees related to consents and review of registration statements	$244,500	$242,294
Audit-related fees	—	—
Tax fees, including tax compliance, advice and planning	13,500	13,000
All other fees, other than for services covered above	—	—

The Audit Committee’s policy is to pre-approve the engagement of accountants to render all audit and tax services for the Company, as well as any changes to the terms of the engagement. The Audit Committee will also pre-approve all non-audit related services proposed to be provided by the Company’s independent registered public accounting firm. The Audit Committee reviews the terms of the engagement, a description of the engagement and a budget for the engagement. The request for services must be specific as to the particular services to be provided. Requests are aggregated and submitted to the Audit Committee in one of the following ways: requesting approval of services at a meeting of the Audit Committee; through a written consent; or by a designated member of the Audit Committee. The details of any services approved under this delegation must be reported to the full Audit Committee at the next Audit Committee meeting.

PART IV

ITEM 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following documents are filed as a part of this Annual Report on Form 10-K:

1. Index to Financial Statements

2. Financial Statement Schedules

All schedules have been omitted because they are not applicable or not required or the information is shown in the Financial Statements or Notes thereto.

3. Exhibits

The following is a list of exhibits filed as part of this Annual Report on Form 10-K. Where so indicated, exhibits that were previously filed are incorporated by reference. For exhibits incorporated by reference, the location of the exhibit in the previous filing is indicated parenthetically.

Exhibit No.
3.1	Fifth Amended and Restated Certificate of Incorporation of Genaera Corporation (Incorporated by reference to Exhibit 3.1 filed with the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2006)

3.2	Certificate of Designations, Preferences and Rights of Series A Preferred Stock of Magainin Pharmaceuticals Inc. dated May 8, 2000 (Incorporated by reference to Exhibit 10.2 filed with the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2000)

3.3	Certificate of Ownership and Merger Merging M Merger Sub, Inc. with and into Magainin Pharmaceuticals Inc. dated March 9, 2001 (Incorporated by reference to Exhibit 3.5 filed with the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2001)

3.4	Certificate of Designations, Preferences and Rights of Series B Preferred Stock of Genaera Corporation dated April 19, 2001 (Incorporated by reference to Exhibit 3.7 filed with the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2001)

3.5	By-laws of Genaera Corporation, as Amended and Restated on May 16, 2002 (Incorporated by reference to Exhibit 3.2 filed with the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2002)

3.6	Amended and Restated Certificate of Designations, Preferences and Rights for the Series C-1 Preferred Stock dated June 9, 2003 (Incorporated by reference to Exhibit 3.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on June 12, 2003)

3.7	Amended and Restated Certificate of Designations, Preferences and Rights for the Series C-2 Preferred Stock dated June 9, 2003 (Incorporated by reference to Exhibit 3.2 filed with the Company’s Current Report on Form 8-K filed with the SEC on June 12, 2003)

3.8	Amendment to the Fifth Amended and Restated Certificate of Incorporation of Genaera Corporation (Incorporated by reference to Exhibit 3.8 filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2007)

Exhibit No.
3.9

Amendment to the By-laws of Genaera Corporation, as Amended and Restated on November 29, 2007 (Incorporated by reference to Exhibit 3.1 filed with the Company’s Current Report on

Form 8-K filed with the SEC on December 5, 2007)

4.1	Specimen copy of stock certificate for shares of Common Stock of Genaera Corporation (Incorporated by reference to Exhibit 4.1 filed with the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2001)

10.1#	1992 Stock Option Plan of the Registrant, as Amended (Incorporated by reference to Exhibit A filed with the Company’s Proxy Statement for the 1996 Annual Meeting of Stockholders)

10.2#	Amended 1998 Equity Compensation Plan, as Amended and Restated on July 22, 2002 (Incorporated by reference to Exhibit 3.2 filed with the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2002)

10.3#	Amended 2004 Stock-Based Incentive Plan (Incorporated by reference to Exhibit 10.1 filed with the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2006)

10.4#	Form of Stock Option Agreement under Stock Option Plans (Incorporated by reference to Exhibit 4.6 filed with the Company’s Registration Statement No. 33-43579 on Form S-1)

10.5#	Employment Agreement between the Company and John L. Armstrong, Jr. (Incorporated by reference to Exhibit 10.36 filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2003)

10.6#	Form and Schedule of Stock Awards to Executive Officers (Incorporated by reference to Exhibit 4.7 filed with the Company’s Registration Statement No. 333-62073 on Form S-8)

10.7#	Change in Control Agreement between the Company and John L. Armstrong, Jr. (Incorporated by reference to Exhibit 10.2 filed with the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2004)

10.8#	Change in Control Agreement between the Company and John A. Skolas (Incorporated by reference to Exhibit 10.3 filed with the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2004)

10.9#	Employment Agreement between the Company and Michael J. Gast, M.D. (Incorporated by reference to Exhibit 10.42 filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2004)

10.10#	Amendment to the Letter Agreement between the Company and John L. Armstrong, Jr. dated December 1, 2005 (Incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on December 6, 2005)

10.11	Lease with respect to Plymouth Meeting, Pennsylvania office and laboratory space dated December 13, 2001 (Incorporated by reference to Exhibit 10.12 filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2001)

10.12	Amended Patent License Agreement and Sponsored Research Agreement with The Children’s Hospital of Philadelphia (Incorporated by reference to Exhibit 10.1 filed with the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2003)

10.13	License Agreement with Multiple Peptide Systems, Inc. (Incorporated by reference to Exhibit 10.12 filed with the Company’s Registration Statement No. 33-43579 on Form S-1)

10.14	Second Amendment to License Agreement with Multiple Peptide Systems, Inc. (Incorporated by reference to Exhibit 10.30 filed with the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 1996)

Exhibit No.
10.15+	Assignment Agreement between Magainin Pharmaceuticals Inc., Roy C. Levitt, M.D. and GeneQuest, Inc. (Incorporated by reference to Exhibit 10.25 filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 1995)

10.16+	Development, Supply and Distribution Agreement, effective as of February 12, 1997, with SmithKline Beecham Corporation (Incorporated by reference to Exhibit 10.29 filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 1996)

10.17	Settlement and Termination Agreement between Abbott Laboratories Inc. and Magainin Pharmaceuticals Inc., effective September 8, 1999 (Incorporated by reference to Exhibit 99.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on September 28, 1999)

10.18	Registration Rights Agreement between Magainin Pharmaceuticals Inc. and Genentech, Inc. dated April 28, 2000 (Incorporated by reference to Exhibit 10.4 filed with the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2000)

10.19+	Amended License Agreement between Magainin Pharmaceuticals Inc. and Ludwig Institute for Cancer Research dated December 20, 1999 (Incorporated by reference to Exhibit 10.1 filed with the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2001)

10.20+	Second Research Agreement between Magainin Pharmaceuticals Inc. and Ludwig Institute for Cancer Research dated December 20, 1999 (Incorporated by reference to Exhibit 10.2 filed with the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2001)

10.21+	Notice of Renewal of Second Research Agreement between Genaera Corporation and Ludwig Institute for Cancer Research dated October 31, 2001 (Incorporated by reference to Exhibit 10.22 filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2001)

10.22	Settlement Agreement between Genaera Corporation and Genentech, Inc. dated April 18, 2001 (Incorporated by reference to Exhibit 10.3 filed with the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2001)

10.23+	Collaboration and License Agreement between Genaera Corporation and MedImmune, Inc. dated April 19, 2001 (Incorporated by reference to Exhibit 10.4 filed with the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2001)

10.24	Amendment to Collaboration and License Agreement between Genaera Corporation and MedImmune, Inc. effective April 19, 2001 (Incorporated by reference to Exhibit 10.25 filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2001)

10.25	Preferred Stock Purchase Agreement between Genaera Corporation and MedImmune, Inc. dated April 19, 2001 (Incorporated by reference to Exhibit 10.5 filed with the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2001)

10.26	Warrants to purchase shares of Genaera Corporation Common Stock by Ladenburg Thalmann dated December 12, 2001 (Incorporated by reference to Exhibit 10.27 filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2001)

10.27	Placement Agency Agreement dated April 5, 2002 by and between Genaera Corporation and Wells Fargo Securities, LLC (Incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on April 8, 2002)

10.28+	License, Development and Commercialization Agreement Between Genaera Corporation and Laboratorios Bago SA (Incorporated by reference to Exhibit 10.1 filed with the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2002)

10.29	Placement Agency Agreement between Genaera Corporation and Fortis Securities Inc. dated as of November 11, 2003 (Incorporated by reference to Exhibit 99.2 filed with the Company’s Current Report on Form 8-K filed with the SEC on November 14, 2003)

Exhibit No.
10.30	Consent Agreement to Amend and Restate the Certificates of Designations, Preferences and Rights for the Series C-1 Preferred Stock and Series C-2 Preferred Stock (Incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on June 12, 2003)

10.31	Series C-1 and C-2 Preferred Stock and Warrant Purchase Agreement dated May 23, 2003 (Incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on May 28, 2003)

10.32	Amendment No. 1 to Series C-1 and C-2 Preferred Stock and Warrant Purchase Agreement dated June 9, 2003 (Incorporated by reference to Exhibit 10.2 filed with the Company’s Current Report on Form 8-K filed with the SEC on June 12, 2003)

10.33	Form of Warrants to Purchase 250,000 Shares of Common Stock (Incorporated by reference to Exhibit 10.2 filed with the Company’s Current Report on Form 8-K filed with the SEC on May 28, 2003)

10.34	Form of Warrants to Purchase 83,334 Shares of Common Stock (Incorporated by reference to Exhibit 10.3 filed with the Company’s Current Report on Form 8-K filed with the SEC on May 28, 2003)

10.35	Placement Agency Agreement dated September 12, 2005 among Genaera Corporation, RBC Capital Markets Corporation and Fortis Securities LLC (Incorporated by reference to Exhibit 99.2 filed with the Company’s Current Report on Form 8-K/A filed with the SEC on September 15, 2005)

10.36	Securities Purchase Agreement dated September 9, 2005 by and between Genaera Corporation and Certain Purchasers (Incorporated by reference to Exhibit 99.1 filed with the Company’s Current Report on Form 8-K/A filed with the SEC on September 15, 2005)

10.37	Form of Warrants to Purchase 570,000 Shares of Common Stock (Incorporated by reference to Exhibit 10.42 filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2005)

10.38#	Employment Agreement between the Company and John A. Skolas (Incorporated by reference to Exhibit 10.35 filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2003)

10.39	Placement Agency Agreement dated June 28, 2006 among Genaera Corporation, Banc of America Securities LLC and Fortis Securities LLC (Incorporated by reference to Exhibit 1.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on June 29, 2006)

10.40	Form of Purchase Agreement dated June 28, 2006 by and between Genaera Corporation and certain purchasers (Incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on June 29, 2006)

10.41	Form of Warrants to Purchase 4,448,747 Shares of Common Stock (Incorporated by reference to Exhibit 4.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on June 29, 2006)

10.42	Letter terminating Development, Supply and Distribution Agreement with SmithKline Beecham Corporation (Incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on October 30, 2006)

10.43#	Amendment to employment agreement between the Company and John A. Skolas dated September 29, 2004 (Incorporated by reference to Exhibit 10.48 filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2006)

Exhibit No.
10.44	First Amendment to Lease Agreement with respect to Plymouth Meeting, Pennsylvania office and laboratory space dated February 6, 2004 (Incorporated by reference to Exhibit 10.49 filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2006)

10.45	Second Amendment to Lease Agreement with respect to Plymouth Meeting, Pennsylvania office and laboratory space dated August 30, 2006 (Incorporated by reference to Exhibit 10.50 filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2006)

10.46#	Consulting Agreement between the Company and John A. Skolas dated April 9, 2007 (Incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on April 12, 2007)

10.47#	Separation Agreement between the Company and John A. Skolas dated April 10, 2007 (Incorporated by reference to Exhibit 10.2 filed with the Company’s Current Report on Form 8-K filed with the SEC on April 12, 2007)

10.48#	Change in Control Agreement between the Company and Leanne M. Kelly dated May 18, 2007 (Incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on June 12, 2007)

10.49	Letter of Termination of Award Agreement between the Genaera Corporation and the Cystic Fibrosis Foundation Therapeutics dated June 28, 2007 (Incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on July 5, 2007)

10.50	Letter Agreement between the Genaera Corporation and MacroChem Corporation dated July 3, 2007 (Incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on July 10, 2007)

10.51#	Amendment to the Letter Agreement between the Company and John L. Armstrong, Jr. dated November 29, 2007 (Incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on December 5, 2007)

10.52#	Change in Control Agreement between the Company and Henry R. Wolfe dated March 26, 2008 (Incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on March 28, 2008)

10.53#	Amendment to Letter Agreement between the Company and Henry R. Wolfe, Ph.D., dated May 8, 2008 (Incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on May 13, 2008).

10.54#	Amendment to Letter Agreement between the Company and Leanne M. Kelly, dated May 8, 2008 (Incorporated by reference to Exhibit 10.2 filed with the Company’s Current Report on Form 8-K filed with the SEC on May 13, 2008)

10.55#	Amendment to Letter Agreement between the Company and John L. Armstrong, Jr., dated May 12, 2008 (Incorporated by reference to Exhibit 10.3 filed with the Company’s Current Report on Form 8-K filed with the SEC on May 13, 2008)

10.56#	Amendment to Letter Agreement between the Company and Michael J. Gast, M.D., Ph.D., dated May 12, 2008 (Incorporated by reference to Exhibit 10.4 filed with the Company’s Current Report on Form 8-K filed with the SEC on May 13, 2008)

10.57#	Amendment to the Agreement in the Event of a Change in Control of Genaera Corporation between the Company and Michael J. Gast, M.D., Ph.D., dated May 12, 2008 (Incorporated by reference to Exhibit 10.5 filed with the Company’s Current Report on Form 8-K filed with the SEC on May 13, 2008)

Exhibit No.
10.58#	Amendment to the Agreement in the Event of a Change in Control of Genaera Corporation between the Company and Henry R. Wolfe, Ph.D., dated May 12, 2008 (Incorporated by reference to Exhibit 10.6 filed with the Company’s Current Report on Form 8-K filed with the SEC on May 13, 2008)

10.58#	Amendment to the Agreement in the Event of a Change in Control of Genaera Corporation between the Company and Leanne M. Kelly, dated May 12, 2008 (Incorporated by reference to Exhibit 10.7 filed with the Company’s Current Report on Form 8-K filed with the SEC on May 13, 2008)

10.59#	Amended 2004 Stock-Based Incentive Plan (Incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on June 2, 2008)

10.60#	Letter Agreement between the Company and John L. Armstrong, Jr. dated May 27, 2008 (Incorporated by reference to Exhibit 10.1 filed with the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2008)

10.61#	Letter Agreement between the Company and Michael J. Gast, M.D., Ph.D. dated May 27, 2008 (Incorporated by reference to Exhibit 10.2 filed with the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2008)

10.62#	Letter Agreement between the Company and Leanne M. Kelly dated May 27, 2008 (Incorporated by reference to Exhibit 10.3 filed with the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2008)

10.63#	Letter Agreement between the Company and Henry R. Wolfe, Ph.D. dated May 27, 2008 (Incorporated by reference to Exhibit 10.4 filed with the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2008)

10.64#	Amendment to Letter Agreement, as amended, between the Company and Michael J. Gast, M.D., Ph.D., dated August 11, 2008 (Incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on August 13, 2008)

10.65#	Amendment to Letter Agreement, as amended, between the Company and Leanne M. Kelly, dated August 11, 2008 (Incorporated by reference to Exhibit 10.2 filed with the Company’s Current Report on Form 8-K filed with the SEC on August 13, 2008)

10.66#	Amendment to Letter Agreement, as amended, between the Company and Henry R. Wolfe, Ph.D., dated August 11, 2008 (Incorporated by reference to Exhibit 10.3 filed with the Company’s Current Report on Form 8-K filed with the SEC on August 13, 2008)

10.67#	Amendment to the Agreement in the Event of a Change in Control of Genaera Corporation, as amended, between the Company and John L. Armstrong, Jr., dated August 11, 2008 (Incorporated by reference to Exhibit 10.4 filed with the Company’s Current Report on Form 8-K filed with the SEC on August 13, 2008)

10.68#	Amendment to the Agreement in the Event of a Change in Control of Genaera Corporation, as amended, between the Company and Michael J. Gast, M.D., Ph.D., dated August 11, 2008 (Incorporated by reference to Exhibit 10.5 filed with the Company’s Current Report on Form 8-K filed with the SEC on August 13, 2008)

10.69#	Amendment to the Agreement in the Event of a Change in Control of Genaera Corporation, as amended, between the Company and Leanne M. Kelly, dated August 11, 2008 (Incorporated by reference to Exhibit 10.6 filed with the Company’s Current Report on Form 8-K filed with the SEC on August 13, 2008)

10.70#	Amendment to the Agreement in the Event of a Change in Control of Genaera Corporation, as amended, between the Company and Henry R. Wolfe, Ph.D., dated August 11, 2008 (Incorporated by reference to Exhibit 10.7 filed with the Company’s Current Report on Form 8-K filed with the SEC on August 13, 2008)

Exhibit No.
10.71#	Amendment to the Outstanding Option Grant Agreements between the Company and John L. Armstrong, Jr., dated August 11, 2008 (Incorporated by reference to Exhibit 10.8 filed with the Company’s Current Report on Form 8-K filed with the SEC on August 13, 2008)

10.72#	Amendment to the Outstanding Option Grant Agreements between the Company and Michael J. Gast, M.D., Ph.D., dated August 11, 2008 (Incorporated by reference to Exhibit 10.9 filed with the Company’s Current Report on Form 8-K filed with the SEC on August 13, 2008)

10.73#	Amendment to the Outstanding Option Grant Agreements between the Company and Leanne M. Kelly, dated August 11, 2008 (Incorporated by reference to Exhibit 10.10 filed with the Company’s Current Report on Form 8-K filed with the SEC on August 13, 2008)

10.74#	Amendment to the Outstanding Option Grant Agreements between the Company and Henry R. Wolfe, Ph.D., dated August 11, 2008 (Incorporated by reference to Exhibit 10.11 filed with the Company’s Current Report on Form 8-K filed with the SEC on August 13, 2008)

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24.1*	Power of Attorney (Included on signature page of this Annual Report on Form 10-K)

31.1*	Certification of Chief Executive Officer pursuant to Rules 13a-14(a) and 15d-14(a) promulgated under the Securities Exchange Act of 1934, as amended, as adopted pursuant to section 302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of Chief Financial Officer pursuant to Rules 13a-14(a) and 15d-14(a) promulgated under the Securities Exchange Act of 1934, as amended, as adopted pursuant to section 302 of the Sarbanes-Oxley Act of 2002

32.1*	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002

32.2*	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002

Explanation of Footnotes to Listing of Exhibits:

*	Filed or furnished herewith.
#	Compensation plan or arrangement in which directors or executive officers are eligible to participate.
+	Portions of this Exhibit were omitted and filed separately with the SEC pursuant to an order granting confidential treatment.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GENAERA CORPORATION

Date: March 3, 2009	By:	/s/ JOHN L. ARMSTRONG, JR.
John L. Armstrong, Jr.
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Each person whose signature appears below in so signing also makes, constitutes and appoints John L. Armstrong, Jr., President and Chief Executive Officer, his or her true and lawful attorney-in-fact, in his or her name, place and stead to execute and cause to be filed with the Securities and Exchange Commission any or all amendments to this report.

Signature	Title	Date

/s/ JOHN L. ARMSTRONG, JR. John L. Armstrong, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	March 3, 2009

/s/ LEANNE M. KELLY Leanne M. Kelly	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	March 3, 2009

/s/ R. FRANK ECOCK R. Frank Ecock	Director	March 3, 2009

/s/ ZOLA P. HOROVITZ, PH.D. Zola P. Horovitz, Ph.D.	Director	March 3, 2009

/s/ OSAGIE O. IMASOGIE Osagie O. Imasogie	Director	March 3, 2009

/s/ MITCHELL D. KAYE Mitchell D. Kaye	Director	March 3, 2009

/s/ ROBERT F. SHAPIRO Robert F. Shapiro	Director	March 3, 2009

/s/ PAUL K. WOTTON, PH.D. Paul K. Wotton, Ph.D.	Director	March 3, 2009

GENAERA CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Genaera Corporation:

We have audited the accompanying balance sheets of Genaera Corporation as of December 31, 2008 and 2007, and the related statements of operations, changes in stockholders’ equity and comprehensive loss, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Genaera Corporation as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has limited resources available to fund current research and development activities, and will require substantial additional financing to continue to fund its research and development activities. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 3, 2009

GENAERA CORPORATION

BALANCE SHEETS

(In thousands, except per share data)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$6,064	$12,939
Short-term investments (Note 3)	2,000	7,961
Prepaid expenses and other current assets	226	356

Total current assets	8,290	21,256
Fixed assets, net (Note 4)	146	374
Other assets	—	56

Total assets	$8,436	$21,686

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses (Note 5)	$995	$2,377
Deferred revenue (Note 10)	—	1,000
Other current liabilities	41	—

Total current liabilities	1,036	3,377
Other liabilities	—	70

Total liabilities	1,036	3,447

Commitments and contingencies (Note 13)
Stockholders’ equity:
Preferred stock—$0.001 par value; 9,211 shares authorized; none issued and outstanding at December 31, 2008 and 2007	—	—
Common stock—$0.002 par value; 150,000 shares authorized; 17,465 and 17,463 shares issued and outstanding at December 31, 2008 and 2007, respectively	35	35
Additional paid-in capital	299,844	294,693
Accumulated other comprehensive income	3	4
Accumulated deficit	(292,482)	(276,493)

Total stockholders’ equity	7,400	18,239

Total liabilities and stockholders’ equity	$8,436	$21,686

See accompanying notes to financial statements.

GENAERA CORPORATION

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	December 31,
	2008	2007
Collaborative research agreement and grant revenues (Note 10)	$1,489	$2,737

Costs and expenses:
Research and development	11,651	13,097
General and administrative	6,499	6,792

	18,150	19,889

Loss from operations	(16,661)	(17,152)
Interest income	391	1,278

Loss before income taxes	(16,270)	(15,874)
Income tax benefit (Note 9)	281	147

Net loss	$(15,989)	$(15,727)

Net loss per share—basic and diluted	$(0.92)	$(0.90)

Weighted average shares outstanding—basic and diluted	17,464	17,452

See accompanying notes to financial statements.

GENAERA CORPORATION

STATEMENTS OF CHANGES IN STOCKHOLDERS’

EQUITY AND COMPREHENSIVE LOSS

(In thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Number of Shares	Amount
Balance at January 1, 2007	17,442	$35	$291,843	$(59)	$(260,766)	$31,053
Comprehensive loss:
Net loss	—	—	—	—	(15,727)	(15,727)
Carrying value adjustment	—	—	—	63	—	63

Total comprehensive loss						(15,664)

Compensation expense under option grants and stock awards	21	—	2,850	—	—	2,850

Balance at December 31, 2007	17,463	35	294,693	4	(276,493)	18,239
Comprehensive loss:
Net loss	—	—	—	—	(15,989)	(15,989)
Carrying value adjustment	—	—	—	(1)	—	(1)

Total comprehensive loss						(15,990)

Compensation expense under option grants and stock awards	2	—	5,151	—	—	5,151

Balance at December 31, 2008	17,465	$35	$299,844	$3	$(292,482)	$7,400

See accompanying notes to financial statements.

GENAERA CORPORATION

STATEMENTS OF CASH FLOWS

(In thousands)

	2008	2007
Cash Flows From Operating Activities:
Net loss	$(15,989)	$(15,727)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	186	410
Amortization of investment discounts/premiums	(40)	(57)
Compensation expense on option grants and stock awards	5,151	2,850
Deferred revenue recognized	(1,000)	(1,713)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	186	273
Accounts payable and accrued expenses	(1,382)	(50)
Deferred revenue	—	1,000
Other liabilities	(29)	13

Net cash used in operating activities	(12,917)	(13,001)

Cash Flows From Investing Activities:
Purchase of investments	(23,000)	(16,000)
Proceeds from maturities of investments	29,000	30,000
Proceeds from sale of fixed assets	66	—
Capital expenditures	(24)	(25)

Net cash provided by investing activities	6,042	13,975

Cash Flows From Financing Activities:
Net cash provided by financing activities	—	—

Net (decrease) increase in cash and cash equivalents	(6,875)	974
Cash and cash equivalents at beginning of year	12,939	11,965

Cash and cash equivalents at end of year	$6,064	$12,939

See accompanying notes to financial statements.

GENAERA CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1. The Company

Business

Genaera Corporation (“Genaera” or the “Company”), a Delaware corporation, was incorporated on June 29, 1987. Genaera is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company’s research and development efforts are focused on obesity, type 2 diabetes and respiratory diseases.

The Company is managed and operated as one business. A single management team that reports to the Chief Executive Officer comprehensively manages the entire business. Accordingly, the Company does not prepare discrete financial information with respect to separate product areas, and does not have separately reportable segments as defined by Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures about Segments of an Enterprise and Related Information.

Liquidity

The Company has not generated any revenues from product sales and has funded operations primarily from the proceeds of public and private placements of its securities. Substantial additional financing will be required by the Company to continue to fund its research and development activities. No assurance can be given that any such financing will be available when needed or that the Company’s research and development efforts will be successful.

The Company regularly explores alternative means of financing its operations and seeks funding through various sources, including public and private securities offerings, collaborative arrangements with third parties and other strategic alliances and business transactions. The Company currently does not have any commitments to obtain additional funds and may be unable to obtain sufficient funding in the future on acceptable terms, if at all. If the Company cannot obtain funding in the immediate future, it will need to delay, scale back or eliminate some or all of its research and development programs or enter into collaborations with third parties to commercialize potential products or technologies that it might otherwise seek to develop or commercialize independently, consider various strategic alternatives, including a merger or sale of the Company, or cease operations. If the Company engages in collaborations, it will receive lower consideration upon commercialization of such products than if it had not entered into such arrangements or if it entered into such arrangements at later stages in the product development process.

The Company has prepared its financial statements assuming that it will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses since inception and it expects to generate losses from operations for the foreseeable future primarily due to research and development costs for its trodusquemine (MSI-1436) program for the treatment of obesity and type 2 diabetes. In May 2008, the Company announced the implementation of a restructuring plan to augment its cost savings initiatives, which included elimination of certain research and development efforts in order to preserve cash and enable the Company to reach critical milestones in the development program for MSI-1436 (the “Restructuring Plan”). Under the Restructuring Plan, executive base compensation was reduced by 10% and executives voluntarily forfeited cash incentives, including salary increases and discretionary bonus awards for 2008. Additionally, the Company reduced its workforce by approximately 40%. As a result of these initiatives, the Company believes its cash, cash equivalents and short-term investments at December 31, 2008 are sufficient to fund operations and meet its research and development goals into the second quarter of 2009.

GENAERA CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

Reverse Stock Split

On May 11, 2007, the Company effected a one-for-six reverse stock split of the Company’s issued and outstanding common stock upon the filing of an amendment to the Company’s Fifth Amended and Restated Certificate of Incorporation. Authority to effect a reverse stock split was granted to the board of directors by the Company’s stockholders at a Special Meeting of Stockholders held on October 3, 2006. As a result of the reverse stock split, every six shares of the Company’s issued and outstanding common stock was automatically combined into one issued and outstanding share without any change in the par value of such shares. No fractional shares were issued in connection with the reverse stock split. Stockholders who were entitled to a fractional share received a cash payment for the value of the fractional share. The reverse split affected all of the holders of the Company’s common stock uniformly and did not materially affect any stockholder’s percentage of stock ownership interest. Any shares of the Company’s common stock or shares of common stock underlying options, restricted stock and warrants were proportionately reduced and the exercise prices of any warrants or options were proportionately increased as a result of the reverse stock split. All impacted amounts included in the financial statements and notes thereto were retroactively restated for the reverse stock split. Impacted amounts include shares outstanding, share issuances, shares underlying stock options and warrants, loss per share and the fair value of equity-based instruments.

NOTE 2. Summary of Significant Accounting Policies

Use of Estimates—The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents—The Company considers all highly liquid investment instruments purchased with a maturity at time of purchase of three months or less to be cash equivalents.

Investments—Investments purchased with a maturity of more than three months that mature less than twelve months from the balance sheet date are classified as short-term investments. Long-term investments are those with maturities greater than twelve months from the balance sheet date. The Company generally holds investments to maturity; however, since the Company may, from time to time, sell securities to meet cash requirements, the Company classifies its investments as available-for-sale as defined by SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Available-for-sale securities are carried at market value with unrealized gains and losses reported as a separate component of stockholders’ equity. Declines in the value of individual securities are assessed to determine whether the decline is other than temporary. Other than temporary declines in the value of available-for-sale securities are recorded in the statement of operations. Realized gains and losses on the sales of investment securities are determined using the specific identification method.

Fixed Assets and Depreciation—Fixed assets are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which are as follows: three years for computers and software, five years for laboratory and office equipment, and seven years for furniture and fixtures. Leasehold improvements are amortized using the straight-line method over the term of the respective lease, or their estimated useful lives, whichever is shorter. Expenditures for maintenance and repairs are charged to expense as incurred.

Impairment of Long-Lived Assets—In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets subject to depreciation or amortization, such as fixed assets, are

GENAERA CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge, if applicable would be recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposal group classified as held-for-sale are presented separately in the appropriate asset and liability sections of the balance sheet. The Company has not recognized any impairment losses for the years ended December 31, 2008 and 2007.

Revenue Recognition—In accordance with Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition (“SAB 104”), revenues from research and development arrangements are recognized in accordance with the terms of the related agreements, either as services are performed or as milestones are achieved. Revenues related to up-front fees are deferred and recognized over specified future performance periods.

SAB 104 requires companies to identify separate units of accounting based on the consensus reached in Emerging Issues Task Force (“EITF”) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (“EITF 00-21”). EITF 00-21 provides guidance on how to determine when an arrangement involving multiple revenue-generating activities or deliverables should be divided into separate units of accounting for revenue recognition purposes and, if this division is required, how the arrangement consideration should be allocated among the separate units of accounting. The Company follows the provisions of EITF 00-21 for multiple element revenue arrangements. As a result of our option and license agreements with MacroChem Corporation (“MacroChem”) (see Note 10), payments received from MacroChem in 2007 were recorded as deferred revenue. The Company determined it had multiple deliverables for which the fair value of each deliverable was not determinable and concluded that the deliverables under the MacroChem license agreement represent a single unit of accounting. The Company’s performance obligations were fulfilled as of March 31, 2008, and the related revenue was recognized in 2008.

In January 2002, the EITF issued EITF Issue No. 01-14, Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred (“EITF 01-14”). In accordance with EITF 01-14, reimbursements received for out-of-pocket expenses are characterized as revenue in the accompanying statements of operations for all periods presented.

Research and Development—Research and development (“R&D”) expenses include related salaries, facility costs, contract costs, contract manufacturing costs and costs associated with collaborative R&D arrangements. In addition, the Company funds R&D at other research institutions under agreements that are generally cancelable. R&D expenses also include external activities such as investigator-sponsored trials. All such costs are charged to R&D expense systematically as incurred, which may be measured by patient enrollment or the passage of time.

Patent Costs—Patent-related costs, including professional fees and filing fees, are expensed as incurred.

Lease Expense—Expense related to the facility lease is recorded on a straight-line basis over the lease term. The difference between rent expense incurred and the amount paid is recorded as deferred rent.

Stock-Based Compensation—The Company’s stock-based compensation awards include stock options and restricted stock granted to employees and non-employee service providers. The Company adopted SFAS No. 123R, Share-Based Payment (“SFAS 123R”), effective January 1, 2006 using the modified prospective

GENAERA CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

method. Under the modified prospective method, the Company records compensation cost for awards granted, modified, cancelled or repurchased since adoption of SFAS 123R, and compensation cost for the unvested portion of awards granted prior to adoption based on the original estimated fair value of such awards. SFAS 123R requires that compensation cost for all new stock-based awards be measured at fair value on the date of grant. The fair value of stock option grants is determined using the Black-Scholes valuation model. Such amounts, net of estimated forfeitures, are recognized as compensation expense over the requisite service period using the accelerated method under SFAS 123R.

Income Taxes—The Company accounts for income taxes using the asset and liability method as prescribed by SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, and net operating loss carryforwards and credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when such items are expected to reverse or be utilized. The deferred tax assets are reduced, if necessary, by a valuation allowance for any tax benefits that are not expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period in which tax rate changes are enacted.

Loss Per Share—The Company calculates loss per share under the provisions of SFAS No. 128, Earnings Per Share (“SFAS 128”). SFAS 128 requires a dual presentation of “basic” and “diluted” loss per share on the face of the statement of operations. Basic loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during each period. Diluted loss per share includes the dilutive effect, if any, from the potential exercise or conversion of securities, such as stock options and warrants, which would result in the issuance of additional shares of common stock. For the years ended December 31, 2008 and 2007, nonvested stock, options and warrants to purchase or acquire 11,130,458 and 9,795,261 shares of the Company’s common stock, respectively, were not included in the calculation of the diluted loss per share amounts as their effect was anti-dilutive. Basic and diluted loss per share amounts are the same as the Company reported a loss for both years presented.

Comprehensive Income—SFAS No. 130, Reporting Comprehensive Income, establishes standards for the reporting of comprehensive income and its components. Comprehensive income consists of reported net income or loss and other comprehensive income (i.e., other gains and losses affecting stockholders’ equity that, under U.S. generally accepted accounting principles, are excluded from net income or loss as reported on the statement of operations). With regard to the Company, other comprehensive income consists of unrealized gains and losses on available-for-sale securities.

Recently Issued Accounting Standards— In September 2006, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 clarifies the definition of fair value, establishes a framework for measuring fair value and expands disclosures on fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years; however, the FASB did provide a one year deferral for the implementation of SFAS 157 for certain nonfinancial assets and liabilities. The adoption of SFAS 157 did not have any impact on the Company’s results of operations and financial position.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to elect to measure many financial instruments and certain other items at fair value at specified election dates. Under SFAS 159, any unrealized holding gains and losses on items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. If elected, the fair value option (1) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (2) is irrevocable (unless a new

GENAERA CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

election date occurs); and (3) is applied only to entire instruments and not to portions of instruments. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 did not have any impact on the Company’s results of operations and financial position, as the Company did not elect to apply the fair value option to any eligible financial instruments.

In June 2007, the FASB ratified the consensus reached in EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities (“Issue No. 07-3”). Issue No. 07-3 requires that nonrefundable advance payments for future research and development activities should be deferred and recognized as an expense as goods are delivered or the related services are performed. Issue No. 07-3 is effective for fiscal years beginning after December 15, 2007. The adoption of Issue No. 07-3 did not have a material impact on the Company’s results of operations and financial position.

In December 2007, the EITF issued EITF Issue No. 07-1, Accounting for Collaborative Arrangements (“EITF 07-1”), which provides guidance concerning determining whether an arrangement constitutes a collaborative arrangement within the scope of EITF 07-1, how costs incurred and revenue generated on sales to third parties and payments between participants pursuant to a collaboration agreement should be presented in the results of operations and what participants should disclose in the notes to the financial statements about a collaborative arrangement. EITF 07-1 will be adopted in 2009. The Company is currently evaluating the impact that the adoption of EITF 07-1 will have, if any, on its financial statements.

NOTE 3. Investments

The Company invests in securities of the U.S. Treasury and U.S. government agencies. Excess cash is invested on a short-term basis in U.S. government-based money market funds. At December 31, 2008, the Company had $2,000,000 invested in U.S. government agency securities. At December 31, 2007, the Company had $3,996,000 invested in U.S. government agency securities and $3,965,000 invested in U.S. Treasury securities. The Company had an unrealized gain of $3,000 at December 31, 2008 and an unrealized gain of $4,000 at December 31, 2007.

NOTE 4. Fixed Assets

Fixed assets are summarized as follows (in thousands):

	December 31, 2008	December 31, 2007
Laboratory and office equipment	$435	$687
Computers and software	486	471
Furniture and fixtures	206	207
Leasehold improvements	1,254	1,254

	2,381	2,619
Less accumulated depreciation and amortization	(2,235)	(2,245)

	$146	$374

Depreciation and amortization expense for the years ended December 31, 2008 and 2007 was $186,000 and $410,000, respectively.

GENAERA CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 5. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following (in thousands):

	December 31, 2008	December 31, 2007
Accounts payable	$199	$246
Employee compensation	150	782
Manufacturing development costs	46	287
Professional fees	139	372
Preclinical costs	122	125
Clinical and regulatory costs	339	565

	$995	$2,377

NOTE 6. Preferred Stock

The Company’s certificate of incorporation provides the board of directors the power to issue shares of preferred stock without stockholder approval. This preferred stock could have voting rights, including voting rights that could be superior to that of the Company’s common stock, and the board of directors has the power to determine these voting rights. At December 31, 2008 and 2007, all of the 9,211,031 shares of preferred stock authorized under the Company’s Fifth Amended and Restated Certificate of Incorporation are undesignated and unissued.

NOTE 7. Common Stock Warrants

The table below sets forth the outstanding warrants as of December 31, 2008:

Grant Date	Amount	Exercise Price		Expiration Date	Current Status
June 2006	4,238,472	$3.66	(1)	12/30/2011	Exercisable
September 2005	570,000	$18.90	(1)	3/13/2011	Exercisable
January 2004	165,017	$32.28	(1)	1/23/2009	Expired

(1)

The exercise price and the number of shares that may be purchased upon exercise of the warrants may be adjusted from time to time as a result of a stock dividend, split or subdivision of shares, as well as a combination of shares, merger or consolidation.

NOTE 8. Stock-Based Compensation

In May 1998, the stockholders of the Company approved the 1998 Equity Compensation Plan (the “1998 Plan”), which provides for the granting of options and stock awards of up to 1,500,000 shares of common stock. In May 2001, the stockholders approved an amendment to the 1998 Plan to increase the number of shares of common stock issuable thereunder to 3,500,000 shares. As a result of the reverse stock split of the Company’s issued and outstanding common stock effected on May 11, 2007, proportionate adjustments were made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options under the Company’s 1998 Plan. The number of shares available for issuance under the Company’s 1998 Plan was not affected. As of February 2008, the 1998 Plan expired, however the options issued under the 1998 Plan remain outstanding.

In May 2004, the stockholders approved the 2004 Stock-Based Incentive Compensation Plan (the “2004 Plan”), which provides for the granting of options and stock awards of up to 750,000 shares of common stock. In May 2006, the stockholders approved an amendment to the 2004 Plan to increase the number of shares of the Company’s common stock issuable thereunder to 1,250,000 shares of common stock. In October 2006, the

GENAERA CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

stockholders approved an amendment to the 2004 Plan to increase the number of shares of the Company’s common stock issuable thereunder to 1,833,334 shares. In May 2008, the stockholders approved an amendment to the 2004 Plan to increase the number of shares of the Company’s common stock issuable thereunder to 4,000,000 shares. As a result of the reverse stock split of the Company’s issued and outstanding common stock effected on May 11, 2007, proportionate adjustments were made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options under the Company’s 2004 Plan. The number of shares available for issuance under the Company’s 2004 Plan was proportionately reduced by the reverse stock split.

The Company has adopted SFAS 123R using the modified prospective method as of January 1, 2006. Total employee stock-based compensation expense included in the statements of operations for the years ended December 31, 2008 and 2007 is as follows (in thousands):

Stock-based compensation included in:

	2008	2007
Research and development	$2,445	$1,372
General and administrative	2,706	1,478

Net loss	$5,151	$2,850

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing method and the following assumptions:

	2008	2007
Range of risk free interest rates	3.2%-3.4%	3.4%-4.7%
Dividend yield	0%	0%
Volatility factor	76%-77%	89%-93%
Weighted average expected life of options (in years)	4.6	4.7
Weighted average fair value of options granted during the year	$1.67	$2.07

The computation of expected volatility is based on the historical volatility of the Company’s stock price. The computation of expected life was determined based on historical experience of similar awards. The risk-free interest rate is based on the yield of U.S. Treasury constant maturities with a term consistent with the expected life of the options.

A summary of the status of the Company’s stock options as of December 31, 2008 and changes during the year then ended is presented below (in thousands, except per share data):

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at January 1, 2008	4,607	$4.33
Granted	2,444	1.67
Forfeited	(728)	3.07
Expired	(166)	7.02

Outstanding at December 31, 2008	6,157	$3.39	8.8	$0

Vested at December 31, 2008 and expected to vest	5,770	$3.48	8.7	$0

Exercisable at December 31, 2008	2,982	$4.82	8.2	$0

GENAERA CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

Aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock options and the quoted price of the Company’s common stock for the options that were in-the-money at December 31, 2008. There were no stock option exercises during the years ended December 31, 2008 and 2007.

As of December 31, 2008, there was approximately $1,731,000 of total unrecognized compensation expense related to nonvested stock options, which is expected to be recognized over a weighted average period of 1.7 years.

During the year ended December 31, 2007, the Company recorded a reduction in stock compensation expense of $372,000 due to a revision of the estimated forfeiture rate.

The 1998 Plan provided for the issuance of common stock awards, up to a maximum of 875,000 shares. The 2004 Plan provides for the issuance of common stock awards with no restriction as to the percentage of shares issued as stock awards in relation to the maximum shares allowable under the plan. Such awards shall be made subject to such performance requirements, vesting provisions, transfer restrictions or other restrictions and conditions as a committee of the Company’s board of directors may determine. Under the 2004 Plan, common stock awards that are canceled are reissuable. As of December 31, 2008, 80,487 and 33,481 shares, net of cancellations, have been awarded under the 1998 Plan and 2004 Plan, respectively. The fair value of these awards is determined based on the number of shares granted and the quoted price of the Company’s stock on the grant date. The resulting compensation cost of these awards was recognized as expense over the vesting periods, which ranged from two to four years. The Company has not assumed any expected forfeitures for the stock awards as those awards have been granted to a small number of individuals. A summary of the status of the Company’s nonvested stock awards as of December 31, 2008 and the changes during the year then ended is presented below:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2008	4,083	$5.31
Vested	(2,083)	8.04
Forfeited	(2,000)	2.46

Nonvested at December 31, 2008	—	$—

The total fair value of stock awards vested during the years ended December 31, 2008 and 2007 was $3,000 and $61,000, respectively. Compensation expense related to stock awards for the years ended December 31, 2008 and 2007 was $6,000 and $206,000, respectively.

NOTE 9. Income Taxes

As of December 31, 2008, the Company has $206,349,000 of net operating loss (“NOL”) carryforwards for federal income tax purposes (expiring in years 2009 through 2028). In addition, the Company has NOL carryforwards for state income tax purposes of $189,368,000 (expiring in years 2018 through 2028). The annual limitation on the utilization of Pennsylvania NOL carryforwards could be limited to $3,000,000. As such, the Company may not utilize all of its state NOL carryforwards. The Company also has $8,043,000 of research and development tax credit carryforwards available to offset future federal income tax liability (expiring through 2028) and $118,000 of research and development tax credit carryforwards available to offset future state income tax liability. The NOL carryforward differs from the accumulated deficit principally due to differences in the recognition of certain expenses between financial and federal tax reporting. As of December 31, 2008, $2,750,000 of the Company’s deferred tax assets related to NOL carryforwards represent stock option deductions arising under the Company’s stock option plan, the benefit of which will increase additional paid in capital if and when realized.

GENAERA CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

Under the Tax Reform Act of 1986, the utilization of a corporation’s NOL carryforward and research and development tax credits may be significantly limited following a change in ownership of greater than 50% within a three-year period. Due to the Company’s prior equity transactions, the Company’s federal and state NOL and tax credit carryforwards may be subject to an annual limitation. The annual NOL limitation is generally determined by multiplying the market value of the Company on the date of the ownership change by the federal long-term tax-exempt rate. Any amount exceeding the annual limitation may be carried forward to future years for the balance of the NOL and tax credit carryforward period.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and NOL and tax credit carryforwards. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible or the NOL and tax credit carryforwards can be utilized. Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax asset, the deferred tax assets are fully offset by a valuation allowance at December 31, 2008 and 2007. The net change in the valuation allowance for deferred tax assets at December 31, 2008 and 2007 was an increase of $3,970,000 and $2,611,000, respectively.

Significant components of the net deferred tax assets as of December 31, 2008 and 2007 consist of the following (in thousands):

	2008	2007
Deferred tax assets:
Net operating loss carryforwards	$84,519	$71,469
Research and development tax credit carryforwards	8,119	8,318
Capitalized research and development	18,697	29,005
Accrued expenses, reserves and other	211	667
Stock-based compensation	3,938	2,066
Depreciation and amortization	893	882

Total gross deferred tax assets	116,377	112,407
Valuation allowance	(116,377)	(112,407)

Deferred tax assets, net	$—	$—

Based on the Company’s losses before income taxes during 2008 and 2007, the Company’s expected tax benefit was reduced primarily due to increases in the valuation allowance. During the years ended December 31, 2008 and 2007, the Company sold $315,000 and $177,000 of its Pennsylvania research and development credit carryforwards to a third party for net proceeds of $281,000 and $147,000, respectively, resulting in the recognition of an income tax benefit in the statement of operations.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on January 1, 2007. As required by FIN 48, which clarifies SFAS 109, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, the Company applied FIN 48 to all tax positions for which the statute of limitations remained open. During the year ended December 31, 2008, there were no additions, reductions or settlements of unrecognized tax

GENAERA CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

benefits. The Company has no material uncertain tax positions and the implementation of FIN 48 did not have a significant impact on the financial statements of the Company.

The Company is subject to income taxes in the U.S. federal jurisdiction and in Pennsylvania. Tax regulations within each jurisdiction are subject to the interpretations of the related tax laws and regulations and require significant judgment to apply. As a result of NOLs in earlier years, the statute to adjust prior year losses will remain open for a number of years post-utilization of such losses.

The Company’s policy is to reflect accrued interest and penalties related to unrecognized tax benefits in income tax expense, when and if they become applicable.

NOTE 10. Collaborative Arrangements

In April 2001, the Company entered into a research collaboration and licensing agreement with MedImmune, Inc. (“MedImmune”) to develop and commercialize therapies related to the Company’s anti-interleukin-9 (“IL9”) program. MedImmune provided funding of $2,500,000, payable in eight equal quarterly installments through April 2003. In addition, MedImmune reimburses external costs for certain research and development activities and for patent prosecution expenses. The Company could also receive up to $54,000,000 of additional funding based on successful completion of future milestones. In December 2006, the Company received a milestone payment as a result of the initiation of phase 2 clinical trials. For the year ended December 31, 2008, the Company recognized $221,000 as revenue related to external cost reimbursements. For the year ended December 31, 2007, the Company recognized $483,000 as revenue related to external cost reimbursements, of which $150,000 related to reimbursement for expenses incurred in a prior period. The revenue and expense amounts related to a prior period were determined to be immaterial to 2007 and prior periods.

In September 2001, the Company received a contingent award of up to $1,700,000 from Cystic Fibrosis Foundation Therapeutics (“CFFT”), an affiliate of the Cystic Fibrosis Foundation, to support early clinical evaluation of LOMUCIN™ involving subjects with cystic fibrosis. In April 2005, the award was increased to $2,863,000, consisting of $513,000 previously received in connection with the Company’s initial phase 2 trial of LOMUCIN™ and up to $2,350,000 in milestone-driven matching funds from CFFT to support a multi-center, randomized, double-blind, placebo-controlled phase 2 clinical trial of LOMUCIN™. After consultation with CFFT, the protocol for this trial was amended in June 2006 to decrease the number of evaluable subjects to be enrolled in the trial from 200 to 80. As a result of the decrease in the number of evaluable subjects, the total contract funding for the Company’s phase 2 clinical evaluation of LOMUCIN™ was reduced from $2,863,000 to $2,521,478 or $2,452,000, depending upon the final milestone achieved. In June 2007, the Company and CFFT agreed, for reasons of futility, to discontinue the phase 2 trial of LOMUCIN™ and terminated the award agreement. As a result of the termination, the Company recognized revenue of $2,102,000 in the year ended December 31, 2007.

In May 2007, the Company received a one-time payment as a result of the licensing by the Ludwig Institute of Cancer Research (“LICR”) of certain patents jointly owned by LICR and the Company pursuant to the Second Research Agreement between LICR and the Company dated December 20, 1999. The Company recognized the payment of $152,000, which related to a prior period, as revenue in the year ended December 31, 2007. The revenue amount related to a prior period was determined to be immaterial to 2007 and prior periods.

In July 2007, the Company granted an option to acquire exclusive license rights for drug uses of pexiganan to MacroChem in exchange for a payment of $250,000. The option agreement gave MacroChem a 90-day right to enter into a license agreement with the Company. In October 2007, MacroChem exercised its option and

GENAERA CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

acquired the exclusive worldwide license rights for use of pexiganan as a drug. Under the terms of the license agreement, MacroChem paid the Company an initial fee of $1,000,000 in several installments. The terms of the agreement also include milestone payments to the Company of up to $7,000,000 based upon the achievement of clinical milestones, including the start of phase 3 clinical trials and regulatory approval, sales-based milestones of up to $35,000,000 and royalty payments of 10% on net sales of commercial products resulting from the license agreement. As a result of the license agreement, MacroChem assumed responsibility for all clinical development, manufacturing, regulatory and commercialization activities for pexiganan as a drug. Receipt of future milestones and royalties is dependent upon a number of factors, including favorable results from clinical trials to be conducted by MacroChem. As of March 31, 2008, the Company’s performance obligations under the license agreement were fulfilled. As such, the Company recognized $1,250,000 as revenue related to the option and license agreements during the year ended December 31, 2008. In addition, MacroChem reimburses the Company for incurred external costs for patent prosecution expenses. During the year ended December 31, 2008, the Company recognized $17,000 as revenue related to external cost reimbursements.

NOTE 11. 401(k) Plan

The Company maintains a 401(k) retirement plan available to all full-time, eligible employees. Employee contributions are voluntary and are determined on an individual basis, limited to the maximum amount allowable under federal tax regulations. The Company matches a portion of employee contributions up to 3% of each employee’s eligible compensation up to a maximum of $2,400 per plan year. The match vests 20% per year of employment. The Company contributed $31,000 and $42,000 to the plan during the years ended December 31, 2008 and 2007, respectively.

NOTE 12. Fair Value of Financial Instruments

The fair value of financial instruments represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Cash equivalents, short-term investments and accounts payable are carried at amounts that reasonably approximate their fair values due to the short-term nature of these instruments.

SFAS 157 establishes a valuation hierarchy for disclosure of the inputs used to measure fair value. This hierarchy prioritizes the inputs into three broad levels. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs include quoted prices for identical assets or liabilities in markets that are not active or quoted prices in active markets for similar assets or liabilities, inputs other than quoted prices that are observable, and inputs that are not directly observable, but that are corroborated by observable market data. Level 3 inputs are unobservable inputs based on management’s own assumptions used to measure assets and liabilities at fair value. A financial asset’s or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The following table provides the assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2008:

		Fair Value Measurements at December 31, 2008 Using
	Total Carrying Value as of December 31, 2008	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Short-term investments	$2,000	$2,000	$—	$—

GENAERA CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

Short-term investments, which consist of U.S. government agency securities, are measured at fair value using quoted market prices and are classified within Level 1 of the valuation hierarchy.

NOTE 13. Commitments and Contingencies

Facility Lease

The Company has entered into an operating lease for its laboratory and corporate office facilities, which expires in November 2009. Minimum annual rent payments are as follows (in thousands):

Year Ending December 31,
2009	$439

$439

Rent expense, which includes the cost of common area maintenance and other building operating expenses paid to the landlord, was $512,000 and $510,000 for the years ended December 31, 2008 and 2007, respectively.

Equipment Leases and Maintenance Contracts

The Company has entered into multiple operating leases and maintenance contracts for its laboratory and corporate office equipment, which extend through June 2010. Minimum annual rent payments are as follows (in thousands):

Year Ending December 31,
2009	$42
2010	7

$49

Equipment rental expense was $65,000 and $79,000 for the years ended December 31, 2008 and 2007, respectively.

Employment Agreements

The Company has employment agreements with all of its employees whereby employees who are terminated “without cause” are entitled to a severance for periods ranging from two months to twelve months.

On May 8, 2008, the Company announced the implementation of a restructuring plan to augment its cost savings initiatives, which included elimination of certain research and development efforts, in order to preserve cash and enable the Company to reach critical milestones in the development program for MSI-1436 for the treatment of obesity and type 2 diabetes. Under the restructuring plan, executive base compensation was reduced by 10% effective June 1, 2008 and executives voluntarily forfeited cash incentives, including salary increases and discretionary bonus awards for 2008. Additionally, the Company reduced its workforce by approximately 40%. The Company incurred restructuring charges of approximately $301,000 during the year ended December 31, 2008, of which approximately $265,000 was paid during the same period.

GENAERA CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

In 2007, the Company reduced its workforce as a result of the decision to terminate the EVIZON™ clinical development program in wet age-related macular degeneration and the board of directors’ approval of management’s plan to focus corporate resources on the development of trodusquemine for the treatment of obesity. As a result, the Company incurred restructuring charges of approximately $427,000 during the year ended December 31, 2007. All of these charges were paid in the year ended December 31, 2007.

NOTE 14. Quarterly Results (Unaudited)

The following tables contain selected unaudited information for each quarter of the fiscal years ended December 31, 2008 and 2007 (in thousands, except per share amounts). The Company believes that the following information reflects all normal recurring adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

	2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Collaborative research agreement and grant revenues	$1,309	$45	$92	$43

Net loss	$(4,257)	$(4,778)	$(3,397)	$(3,557)

Net loss per share—basic and diluted [1]	$(0.24)	$(0.27)	$(0.19)	$(0.20)

Weighted average shares outstanding—basic and diluted	17,463	17,465	17,465	17,465

	2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter [2]
Collaborative research agreement and grant revenues	$207	$2,403	$51	$76

Net loss	$(4,181)	$(1,987)	$(3,729)	$(5,830)

Net loss per share—basic and diluted [1]	$(0.24)	$(0.11)	$(0.21)	$(0.33)

Weighted average shares outstanding—basic and diluted	17,443	17,449	17,456	17,461

[1]	The summation of the quarterly amounts does not equal the year end basic and diluted net loss per share due to use of weighted average shares for each period.
[2]	In the fourth quarter of 2007, the Company recorded a charge to compensation expense of $555,500 relating to discretionary bonus awards to employees.

PROXY	GENAERA CORPORATION	PROXY

Special Meeting of Stockholders,             , 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John L. Armstrong, Jr. and Leanne M. Kelly, or either one of them acting singly, with full power of substitution, the proxy or proxies of the undersigned to attend the Special Meeting of Stockholders of Genaera Corporation to be held on                     , 2009, and any adjournments thereof, to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below, and on any other matters properly brought before the meeting, or any adjournments thereof, all as set forth in the                     , 2009 proxy statement.

PLEASE MARK YOUR CHOICE LIKE THIS ☒ IN BLUE OR BLACK INK.

1.	To approve the liquidation and dissolution of the Company pursuant to a Plan of Complete Liquidation and Dissolution of the Company, substantially in the form of Appendix A attached to the accompanying proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE LIQUIDATION AND DISSOLUTION OF THE COMPANY PURSUANT TO A PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF THE COMPANY, SUBSTANTIALLY IN THE FORM OF APPENDIX A ATTACHED TO THE ACCOMPANYING PROXY STATEMENT.

For ☐	Against ☐	Abstain ☐

2.	To vote on such other matters that may properly come before the meeting or any adjournments thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND PROXY STATEMENT OF GENAERA CORPORATION.

(Signature should be exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.)

Dated , 2009

Signature

Signature (if held jointly)

I plan to attend the meeting: Yes ☐ No ☐

This Proxy will be voted FOR all proposals unless otherwise indicated, and in the discretion of the proxies on all other matters properly brought before the meeting.

PLEASE DATE, SIGN AND RETURN PROMPTLY.